Filed Pursuant to Rule 424(b)(5)
Registration No. 333-188176

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 19, 2015

Prospectus Supplement

(To Prospectus dated April 26, 2013)

U.S.$

Grupo Televisa, S.A.B.

% Senior Notes due

We are offering U.S.$             aggregate principal amount of our     % senior notes due             , or the notes. Interest on the notes will accrue at a fixed rate of     % per year. We will pay interest on the notes semi-annually on each                  and                 , commencing on             , 2016. The notes will mature on             .

The notes will rank equally in right of payment with all of our other unsecured and unsubordinated debt obligations from time to time outstanding. The notes will not be guaranteed by any of our subsidiaries. The notes will effectively rank junior to all of our secured indebtedness, to the extent of the value of our assets securing that indebtedness and will be structurally subordinated to all of the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.

In the event of certain changes in the Mexican withholding tax treatment relating to payments on the notes, we may redeem all (but not some) of the notes at 100% of their principal amount, plus accrued and unpaid interest to and including the redemption date. In the event of a change of control, we may be required to offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. At any time prior to         , we may redeem the notes, in whole or in part, by paying the greater of the principal amount of the notes and the applicable “make-whole” amount, plus, in each case, accrued and unpaid interest to the redemption date. On or after         , we may redeem the notes, in whole or in part, by paying an amount equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to the redemption date.

We intend to apply to list the notes on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF market of the Luxembourg Stock Exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement, page 6 of the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2014, which is incorporated herein by reference.

	Price to Public(1)		Underwriting Fees		Price to Underwriters		Proceeds to Us, Before Expenses(1)
% Senior Notes due		%		%		%	U.S.$

(1)	Plus accrued interest, if any, from , 2015.

THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE SOLELY OUR RESPONSIBILITY AND HAVE NOT BEEN REVIEWED OR AUTHORIZED BY THE COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV. THE TERMS AND CONDITIONS OF ANY OFFER OF SECURITIES WILL BE NOTIFIED TO THE CNBV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE SECURITIES OR OUR SOLVENCY. THE SECURITIES MAY NOT BE PUBLICLY OFFERED OR SOLD IN MEXICO, EXCEPT THAT THE NOTES MAY BE SOLD TO MEXICAN INSTITUTIONAL AND QUALIFIED INVESTORS SOLELY PURSUANT TO THE PRIVATE PLACEMENT EXEMPTION SET FORTH IN ARTICLE 8 OF THE LEY DEL MERCADO DE VALORES, OR MEXICAN SECURITIES MARKET LAW. IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN CITIZEN WHO MAY ACQUIRE DEBT SECURITIES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes will be made in book-entry form through the facilities of The Depository Trust Company (“DTC”) for the accounts of their direct and indirect participants, including Euroclear Bank S.A./N.V. (“Euroclear”), as operator of the Euroclear System, and Clearstream Banking, société anonyme (“Clearstream”), on or about             , 2015.

Goldman, Sachs & Co.	HSBC	Morgan Stanley

The date of this prospectus supplement is             , 2015.

Prospectus Supplement

Important Currency Information	S-iii
Presentation of Financial Information	S-iii
Incorporation by Reference	S-iii
Summary	S-1
Risk Factors	S-5
Use of Proceeds	S-6
Capitalization	S-7
Ratio of Earnings to Fixed Charges	S-9
Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three- and Nine-Month Periods Ended September 30, 2015 and 2014	S-10
Description of the Notes	S-26
Taxation	S-51
Underwriting	S-59
Listing and General Information	S-63
Validity of Notes	S-64
Experts	S-64
Index to Interim Unaudited Consolidated Financial Statements	F-1

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any other information or information that is different from or additional to that which is contained or incorporated by reference in this propspectus supplement or the accompanying prospectus. This document may only be used where it is legal to sell the notes. This prospectus supplement and the accompanying prospectus may only be used for the purposes for which they have been published. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the respective dates of such documents. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction except where such an offer or sale is permitted.

This prospectus supplement is based on information provided by us and other sources that we believe to be reliable. We and the underwriters cannot assure you that this information is accurate or complete. This prospectus supplement summarizes certain documents and other information and we refer you to such documents and other

S-i

documents for a more complete understanding of what we discuss in this prospectus supplement. In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the notes, including the merits and risks involved.

We are not making any representation to any purchaser regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus supplement to be legal, business or tax advice. You should consult your own counsel, accountant, business advisor and tax advisor for legal, financial, business and tax advice regarding any investment in the notes.

We reserve the right to withdraw this offering of the notes at any time and we and the underwriters reserve the right to reject any commitment to subscribe the notes in whole or in part and to allot to any prospective investor less than the full amount of notes sought by that investor. The underwriters and certain of their respective related entities may acquire for their own account a portion of the notes.

You must comply with all applicable laws and regulations in force in your jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and neither we nor the underwriters will have any responsibility therefor.

Copies of all documents incorporated by reference in this prospectus supplement or the accompanying prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge at the offices of The Bank of New York Mellon, as trustee, and the paying agent set forth on the inside back cover page of this prospectus supplement.

S-ii

IMPORTANT CURRENCY INFORMATION

Unless otherwise specified, references to “Ps.” or “Pesos” in this prospectus supplement are to Mexican Pesos, the legal currency of Mexico; and references to “Dollars,” “U.S. Dollars,” “$” or “U.S.$” are to United States dollars, the legal currency of the United States. The Unidad de Inversión, or UDI, is an inflation-indexed, Peso-denominated monetary unit that is linked to, and adjusted daily to reflect changes in, the Mexican consumer price index.

PRESENTATION OF FINANCIAL INFORMATION

Our audited consolidated year-end financial statements, including the consolidated statements of financial position as of December 31, 2014 and 2013, the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended December 31, 2014, 2013 and 2012, and the accompanying notes, are included in our annual report on Form 20-F for the year ended December 31, 2014, or the 2014 Form 20-F, which is incorporated herein by reference. Our interim unaudited condensed consolidated financial statements as of September 30, 2015 and for the three and nine-month periods ended September 30, 2015 and 2014 and the notes thereto, are included elsewhere in this prospectus supplement.

The financial information as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012, was prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The financial information as of September 30, 2015 and for the three- and nine-month periods ended September 30, 2015 and 2014, was prepared in accordance with International Accounting Standard 34 Interim Financial Reporting, as issued by the IASB. This data should also be read together with “Item 5 — Operating and Financial Review and Prospects” included in the 2014 Form 20-F, which is incorporated herein by reference, and the discussion of our three and nine-month interim financial results included elsewhere in this prospectus supplement.

This prospectus supplement contains translations of certain Peso amounts into U.S. Dollars at specified rates solely for the convenience of the reader. The exchange rate translations contained in this prospectus supplement should not be construed as representations that the Peso amounts actually represent the U.S. Dollar amounts presented or that they could be converted into U.S. Dollars at the rate indicated, or at all. Unless otherwise indicated, the exchange rate used in translating Pesos into U.S. Dollars in calculating the convenience translations included herein is determined by reference to the interbank free market exchange rate, or the Interbank Rate, as reported by Banco Nacional de México, S.A., or Banamex, as of September 30, 2015, which was Ps.16.9319 per U.S. Dollar.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus supplement or the accompanying prospectus, will automatically update and, where applicable, supersede this information. Information set forth in this prospectus supplement updates and, where applicable, supersedes any previously filed information that is incorporated by reference into this prospectus supplement or the accompanying prospectus. We incorporate by reference into this prospectus supplement the following information and documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2014, as filed with the SEC on April 29, 2015, which we refer to in this prospectus supplement as the “2014 Form 20-F”;

S-iii

•	any future annual reports on Form 20-F that we file with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the notes offered by this prospectus supplement; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement and prior to the termination of the offering of the notes offered by this prospects supplement that are identified in such reports as being incorporated by reference into this prospectus supplement or the accompanying prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following address and phone number:

Investor Relations

Grupo Televisa, S.A.B.

Avenida Vasco de Quiroga, No. 2000

Colonia Santa Fe, 01210

México, D.F., México

+52 (55) 5261-2000

You should rely only on the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus or any document incorporated by reference herein or therein is accurate as of any date other than that on the front cover of the applicable document.

S-iv

SUMMARY

This summary highlights key information contained elsewhere in, or incorporated by reference in, this prospectus supplement or the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before making a decision to invest in the notes. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the sections entitled “Risk Factors”, and our financial statements and related notes to those financial statements, before making an investment decision. In this prospectus supplement, “we,” “us,” “our” or “Company” refer to Grupo Televisa, S.A.B. and, where the context requires, its consolidated entities. “Group” refers to Grupo Televisa, S.A.B. and its consolidated entities.

Grupo Televisa, S.A.B.

We are the largest media company in the Spanish-speaking world based on our market capitalization and a major participant in the international entertainment business. We operate four broadcast channels in Mexico City and complement our network geographic coverage through affiliated stations throughout the country. We produce pay-TV channels with national and international feeds, which reach subscribers throughout Latin America, the United States, Canada, Europe and Asia Pacific. We export our programs and formats to television networks around the world. In 2014, we exported 87,143 hours of programming to 83 countries, excluding the United States. In the United States, we have granted Univision the exclusive right to broadcast certain of our content pursuant to a program license agreement.

We believe we are the most important Spanish-language magazine publisher in the world, as measured by circulation, with an annual circulation of approximately 117 million magazines publishing 182 titles in approximately 21 countries.

We are also an active participant in Mexico’s telecommunications industry. We own 58.7% of Sky, a DTH satellite television provider in Mexico, Central America and the Dominican Republic. We also participate in Mexico’s telecommunications industry in many regions of the country where we offer video, voice and broadband services. We own Cablemás, S.A. de C.V., or Cablemás, have a controlling stake in Empresas Cablevisión, S.A.B. de C.V., or Cablevisión, and Televisión Internacional, S.A. de C.V. and its subsidiaries, collectively TVI, and as part of the expansion of our telecommunications business, we acquired Grupo Cable TV, S.A. de C.V., or Cablecom, in August 2014, and in January 2015 we acquired Cablevisión Red, S.A. de C.V., or Telecable. We own 100% of Cablemás, 100% of Cablecom, 100% of Telecable, 51% of Cablevisión and 50% of TVI.

We also own Televisa.com as well as 15 other web portals of our brands and products and four main mobile apps with more than 20 million downloads, a gaming business which includes casinos, a 50% stake in a radio company that as of December 31, 2014 reached 73% of the Mexican population, a feature film production and distribution company, a soccer team and a stadium in Mexico, and an unconsolidated 40% equity stake in Ocesa Entretenimiento, S.A. de C.V., or OCEN, one of the leading live entertainment companies in Mexico.

Grupo Televisa, S.A.B. is a sociedad anónima bursátil, a limited liability public stock corporation organized under the laws of the United Mexican States. We are incorporated under Public Deed Number 30,200, dated December 19, 1990. Our principal executive offices are located at Avenida Vasco de Quiroga, No. 2000, Colonia Santa Fe, 01210 México, D.F., México. Our telephone number at that address is +52 (55) 5261-2000.

The Offering

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing in “Description of the Notes”.

Issuer	Grupo Televisa, S.A.B.

Notes Offered	U.S.$ aggregate principal amount of % senior notes due .

Maturity Date	.

Interest Rate	The notes will bear interest at the rate of % per year from , 2015.

Interest Payment Dates	Interest on the notes will be payable semi-annually on and of each year, beginning on , 2016.

Ranking	The notes will be unsecured general obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes will effectively rank junior to all of our secured indebtedness with respect to the value of our assets securing that indebtedness and to all of the existing and future liabilities, including trade payables, of our subsidiaries.

As of September 30, 2015:

(i)	the Company, on an unconsolidated basis, had Ps.100,792.9 million (equivalent to U.S.$5,952.8 million) of aggregate liabilities (not including the notes and excluding liabilities to subsidiaries), U.S.$3,052.0 million of which was U.S. Dollar-denominated. These liabilities include Ps.86,367.2 million (equivalent to U.S.$5,100.9 million) of indebtedness, U.S.$3,000.0 million of which was U.S. Dollar-denominated, all of which would have effectively ranked equal to the notes; and

(ii)	the Company’s subsidiaries had Ps.50,952.7 million (equivalent to U.S.$3,009.3 million) of liabilities (excluding liabilities to the Company and excluding guarantees by subsidiaries of indebtedness of the Company), U.S.$799.5 million of which was U.S. Dollar-denominated. These liabilities include Ps.8,282.1 million (equivalent to U.S.$489.1 million) of indebtedness, U.S.$302.5 million of which was U.S. Dollar-denominated, all of which would have effectively ranked senior to the notes.

Certain Covenants	The indenture governing the notes contains certain covenants relating to the Company and its restricted subsidiaries, including covenants with respect to:

•	limitations on liens;

•	limitations on sales and leasebacks; and

•	limitations on certain mergers, consolidations and similar transactions.

These covenants are subject to a number of important qualifications and exceptions. See “Description of the Notes — Certain Covenants”.

Change of Control Offer	If we experience specific changes of control, we must offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. See “Description of the Notes — Certain Covenants — Repurchase of Notes upon a Change of Control”.

Additional Amounts	All payments by us in respect of the notes, whether of principal or interest, will be made without withholding or deduction for Mexican taxes, unless any withholding or deduction is required by law. If you are not a resident of Mexico for tax purposes, payment of interest on the notes to you will generally be subject to Mexican withholding tax at a rate which is currently 4.9% (subject to certain exceptions). See “Taxation — Federal Mexican Taxation”. In the event any withholding or deduction for Mexican taxes is required by law, subject to specified exceptions and limitations, we will pay the additional amounts required so that the net amount received by the holders of the notes after the withholding or deduction will not be less than the amount that would have been received by the holders in the absence of such withholding or deduction. See “Description of the Notes — Certain Covenants — Additional Amounts”.

Redemption for Changes in Mexican Withholding Taxes	In the event that, as a result of certain changes in law affecting Mexican withholding taxes, we become obligated to pay additional amounts in excess of those attributable to a Mexican withholding tax rate of 4.9%, we may redeem the outstanding notes, in whole but not in part, at our option at any time at 100% of their principal amount plus accrued and unpaid interest, if any, to and including the redemption date. See “Description of the Notes — Certain Covenants — Additional Amounts” and “Description of the Notes — Optional Redemption — Withholding Tax Redemption”.

Optional Redemption	At any time prior to , we may redeem any of the notes in whole or in part by paying the greater of the principal amount of the notes or a “make-whole” amount, plus in each case accrued and unpaid interest to the redemption date. On or after , we may redeem any of the notes in whole or in part by paying an amount equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to the redemption date. See “Description of the Notes — Optional Redemption — Optional Redemption with Make-Whole Amount”.

Further Issuances	We may, from time to time without the consent of holders of the notes, issue additional notes on the same terms and conditions as the notes, which additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the notes.

Form and Denomination	The notes will be issued only in registered form, with a minimum denomination of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Except in limited circumstances, the notes will be issued in the form of global notes. See “Description of the Notes — Form, Denomination and Registration”. Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be made only through, records maintained by DTC and its participants and indirect participants, including Euroclear and Clearstream.

Listing	We intend to apply to list the notes on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF market of the Luxembourg Stock Exchange.

CUSIP and ISIN	The CUSIP for the notes is . The ISIN for the notes is .

Governing Law	The notes and the indenture will be governed by New York law.

Use of Proceeds	We estimate that the net proceeds from the sale of the notes will be approximately U.S.$ million after discounts, payment of underwriting fees and estimated offering expenses. We intend to use the net proceeds for general corporate purposes including capital expenditures associated with the continued growth of our cable and telecommunication segments. See “Use of Proceeds”.

Trustee, Registrar, Paying Agent and Transfer Agent	The Bank of New York Mellon.

Luxembourg Listing Agent, Luxembourg Paying Agent and Luxembourg Transfer Agent	The Bank of New York Mellon (Luxembourg) S.A.

Risk Factors	See the risk factors discussed under “Risk Factors” in the accompanying prospectus and “Item 3 — Key Information — Risk Factors” in the 2014 Form 20-F, which is incorporated by reference, for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

An investment in the notes involves risk. You should consider carefully the following risk factors and the risk factors discussed under “Risk Factors” in the accompanying prospectus and “Item 3—Key Information—Risk Factors” in our 2014 Form 20-F, which is incorporated herein by reference, as well as all other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus, before deciding to invest in the notes.

Changes in our credit ratings may adversely affect your investment in the notes.

We currently expect that, prior to issuance, the notes will be rated by one or more ratings agencies. The ratings of credit rating agencies assigned to the notes are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market prices or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such ratings may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant, including as a result of increases in our leverage, any decline in our operating results or perceptions of the Broadcast and/or the Telecommunications sectors in which we operate. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the notes and increase our corporate borrowing costs.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately U.S.$         million after discounts, payment of underwriting fees and estimated offering expenses. We intend to use the net proceeds for general corporate purposes including capital expenditures associated with the continued growth of our cable and telecommunication segments.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of September 30, 2015, (i) on a historical, actual basis and (ii) as adjusted to reflect the issuance of the notes in the aggregate principal amount of U.S.$         million, as if such transaction occurred on September 30, 2015. This table assumes that no indebtedness is repaid using the net proceeds of the notes offered hereby. See “Use of Proceeds”. This table should be read together with “Item 5 — Operating and Financial Review and Prospects” and our audited consolidated year-end financial statements included in our 2014 Form 20-F incorporated by reference herein and our unaudited condensed interim consolidated financial information and the discussion of our three and nine-month interim financial results included elsewhere in this prospectus supplement. Information in the following table presented in U.S. Dollar amounts are translated from the Peso amounts, solely for the convenience of the reader, at an exchange rate of Ps.16.9319 to U.S.$1.00, the Interbank Rate on September 30, 2015.

	As of September 30, 2015(1)(2)(3)
	Actual		As Adjusted		Actual		As Adjusted
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
	(Millions of Pesos)				(Millions of U.S. Dollars)
Current debt, other debt and finance lease obligations
HSBC loan due 2018	Ps.	625	Ps.	625	U.S.$	37	U.S.$	37
Banco Santander, S.A. loan due 2016		1,782		1,782		105		105
Banco Santander, S.A. loan due 2016		500		500		30		30
HSBC loan due 2019		65		65		4		4
Other debt		10		10		0		0

Total current debt		2,982		2,982		176		176

Current portion of satellite transponder lease obligation		263		263		16		16
Other		241		241		14		14

Total current finance lease obligations		504		504		30		30

Long-term debt, other debt and finance lease obligations
8.5% Senior Notes due 2032		5,080		5,080		300		300
6.625% Senior Notes due 2025		10,159		10,159		600		600
8.49% Senior Notes due 2037		4,500		4,500		266		266
6.0% Senior Notes due 2018		8,466		8,466		500		500
6.625% Senior Notes due 2040		10,159		10,159		600		600
7.38% Notes due 2020		10,000		10,000		591		591
7.25% Senior Notes due 2043		6,500		6,500		384		384
5.0% Senior Notes due 2045		16,932		16,932		1,000		1,000
TIIE+.35 Notes due 2021		6,000		6,000		354		354
TIIE+.35 Notes due 2022		5,000		5,000		295		295
Notes offered hereby		—				—
Banco Mercantil del Norte loan due 2022		1,222		1,222		72		72
HSBC loan due 2018		1,875		1,875		111		111
HSBC loan due 2019		343		343		20		20
HSBC loan due 2019		300		300		18		18
Santander loan due 2020		250		250		15		15
Santander loan due 2019		250		250		15		15
Other debt due 2017		18		18		1		1

Total long-term debt		87,054				5,142		0

	As of September 30, 2015(1)(2)(3)
	Actual		As Adjusted		Actual		As Adjusted
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
	(Millions of Pesos)				(Millions of U.S. Dollars)
Satellite transponder lease obligation, net of current portion		4,600		4,600		271		271
Other		726		726		43		43

Total long-term finance lease obligations, net of current portion		5,326		5,326		314		314

Total Stockholders’ Equity		94,952		94,952		5,608		5,608

Total capitalization	Ps.	190,818	Ps.	0	U.S.$	11,270	U.S.$	0

(1)	Columns may not add up due to rounding.
(2)	Solely for purposes of preparing calculations for this table, our U.S. Dollar-denominated indebtedness has been translated into Pesos at an exchange rate of Ps.16.9319 to U.S.$1.00, the Interbank Rate, as reported by Banamex, as of September 30, 2015.
(3)	Indebtedness is presented on a consolidated basis before unamortized finance costs of Ps.1,217 million as of September 30, 2015, and does not include interest payable of Ps. 1,346 million as of September 30, 2015.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges in each of the periods shown is as follows, in accordance with IFRS.

Year Ended December 31,				Nine Months Ended September 30,
2011	2012	2013	2014	2015
3.6	4.2	4.9	2.6	4.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE- AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2015 AND 2014

You should read the following discussion together with our consolidated financial statements and the accompanying notes, which appear elsewhere in this prospecuts supplement. In addition to the other information in this document, investors should consider carefully the following discussion and the information set forth under “Risk Factors” in the accompanying prospectus and “Item 3 — Key Information — Risk Factors” in the 2014 Form 20-F, which is incorporated by reference.

Preparation of Financial Statements

As required by regulations issued by Comisión Nacional Bancaria y de Valores, or the Mexican Banking and Securities Commission, for listed companies in Mexico, our financial information is presented in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) for financial reporting purposes.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014
	(Millions of Pesos)(1)
Net sales	Ps.	22,255.6	Ps.	19,829.7	Ps.	63,100.7	Ps.	56,098.1
Cost of sales		11,583.8		10,357.2		33,896.7		30,245.6
Selling expenses		2,289.3		2,140.6		6,818.9		6,125.1
Administrative expenses		3,077.0		2,226.7		8,777.2		6,557.9
Other (expense) income, net		(693.7)		(4,546.6)		35.0		(4,759.8)

Operating income		4,611.8		558.6		13,642.9		8,409.7
Finance income (expense), net		5,445.9		(437.2)		1,824.2		(2,792.2)
Share of (loss) income of joint ventures and associates, net		(19.1)		116.4		(268.3)		47.5
Income taxes		3,252.9		65.9		4,860.5		1,666.8

Net income		6,785.7		171.9		10,338.3		3,998.2
Net income attributable to non-controlling interests		239.9		354.7		1,010.4		1,115.5

Net income (loss) attributable to stockholders of the Company	Ps.	6,545.8	Ps.	(182.8)	Ps.	9,327.9	Ps.	2,882.7

(1)	Certain data set forth in the table above may vary from the corresponding data set forth in our consolidated statements of income for the three and nine months ended September 30, 2015 and 2014 included in this prospectus supplement due to differences in rounding.

Results of Operations

For segment reporting purposes, our consolidated cost of sales, selling expenses and administrative expenses for the three and nine months ended September 30, 2015 and 2014 exclude corporate expenses and depreciation and amortization, which are presented as separate line items. The following table sets forth the reconciliation between our operating segment income and the consolidated operating income according to IFRS:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014
	(Millions of Pesos)(1)
Net sales	Ps.	22,255.6	Ps.	19,829.7	Ps.	63,100.7	Ps.	56,098.1
Cost of sales(2)		8,989.5		8,212.1		26,472.6		24,088.8
Selling expenses(2)		2,049.4		1,949.8		6,124.0		5,574.1
Administrative expenses(2)		1,631.0		1,355.7		4,735.4		4,027.6

Operating segment income		9,585.7		8,312.1		25,768.7		22,407.6
Corporate expenses		(496.3)		(357.9)		(1,421.0)		(1,056.8)
Depreciation and amortization		(3,783.9)		(2,849.0)		(10,739.8)		(8,181.3)
Other (expense) income, net		(693.7)		(4,546.6)		35.0		(4,759.8)

Operating income	Ps.	4,611.8	Ps.	558.6	Ps.	13,642.9	Ps.	8,409.7

(1)	Certain data set forth in the table above may vary from the corresponding data set forth in our consolidated statements of income for the three and nine months ended September 30, 2015 and 2014 included in this prospectus supplement due to differences in rounding.
(2)	Excluding corporate expenses and depreciation and amortization.

New Segment Presentation in 2014

Beginning in 2014, we adjusted our segment reporting. The Publishing business, which was previously presented as a separate reportable segment, was classified into the Other Businesses segment in the first quarter of 2014, since its operations were no longer significant to our consolidated financial statements taken as a whole.

Summary of Business Segment Results

The following tables set forth the net sales and operating segment income of each of our reportable business segments and intersegment sales, corporate expenses, depreciation and amortization and other income (expense), net for the three and nine months ended September 30, 2015 and 2014. Reportable segments are those that are based on our method of internal reporting to senior management for making operating decisions and evaluating performance of operating segments, and certain qualitative, grouping and quantitative criteria. As of September 30, 2015, we classified our operations into four business segments: Content, Sky, Telecommunications, and Other Businesses.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014
	(Millions of Pesos)(1)
Segment Net Sales
Content	Ps.	8,625.3	Ps.	8,491.8	Ps.	23,569.2	Ps.	23,739.2
Sky		4,894.8		4,476.8		14,241.0		13,009.2
Telecommunications		7,294.3		5,305.1		20,918.4		14,709.4
Other Businesses		2,008.7		1,936.6		5,823.9		5,670.9

Total segment net sales		22,823.1		20,210.3		64,552.5		57,128.7
Intersegment operations		(567.5)		(380.6)		(1,451.8)		(1,030.6)

Total consolidated net sales	Ps.	22,255.6	Ps.	19,829.7	Ps.	63,100.7	Ps.	56,098.1

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014
	(Millions of Pesos)(1)
Operating Segment Income
Content	Ps.	4,021.7	Ps.	4,042.0	Ps.	10,009.2	Ps.	10,399.7
Sky		2,332.2		2,136.9		6,755.2		6,166.6
Telecommunications		2,973.4		1,981.6		8,395.4		5,387.0
Other Businesses		258.4		151.6		608.9		454.3

Total operating segment income(2)		9,585.7		8,312.1		25,768.7		22,407.6
Corporate expenses(2)		(496.3)		(357.9)		(1,421.0)		(1,056.8)
Depreciation and amortization(2)		(3,783.9)		(2,849.0)		(10,739.8)		(8,181.3)
Other (expense) income, net		(693.7)		(4,546.6)		35.0		(4,759.8)

Total consolidated operating income(3)	Ps.	4,611.8	Ps.	558.6	Ps.	13,642.9	Ps.	8,409.7

(1)	Certain segment data set forth in these tables may vary from the corresponding data set forth in our consolidated financial statements due to differences in rounding. The segment net sales and total segment net sales data set forth in this document include sales from intersegment operations in all periods presented. See Note 16 to our consolidated financial statements included elsewhere in this prospectus supplement.
(2)	The total operating segment income data set forth in this document do not include corporate expenses or depreciation and amortization in any period presented but are presented herein to facilitate the discussion of segment results.
(3)	Total consolidated operating income reflects corporate expenses, depreciation and amortization, and other expense, net, in the periods presented. See Note 16 to our consolidated financial statements included elsewhere in this prospectus supplement.

Seasonality

Our results of operations are seasonal. We typically recognize a disproportionately large percentage of our overall consolidated net sales (principally advertising) in the fourth quarter in connection with the holiday shopping season. For example, in 2014 and 2013, we recognized 30.0% and 29.1%, respectively, of our consolidated net sales in the fourth quarter of the year. Our costs, in contrast to our revenues, are more evenly incurred throughout the year and generally do not correlate to the amount of advertising sales.

IFT Ruling

In March 2015, the investigative authority of the Instituto Federal de Telecomunicaciones, or IFT, issued a preliminary opinion that presumed the probable existence of substantial power in the market of restricted television and audio services in Mexico, with respect to the Company and certain of our subsidiaries. On September 30, 2015, the Governing Board of the IFT determined that the Group does not have substantial power in such market. Although this resolution is final at the administrative level, our management cannot guarantee this resolution may not be challenged and whether such challenge may stand on its merits.

Results of Operations for the Three Months Ended September 30, 2015 Compared to the Three Months Ended September 30, 2014

Total Segment Results

Net Sales

Net sales increased by Ps.2,425.9 million, or 12.2%, to Ps.22,255.6 million for the three months ended September 30, 2015 from Ps.19,829.7 million for the three months ended September 30, 2014. This increase was attributable to revenue growth across all of our business segments, principally in our Sky and Telecommunications segments, including the consolidation of two cable companies: Grupo Cable TV, S.A. de C.V., or Cablecom, starting September 1, 2014, and Cablevisión Red, S.A. de C.V., or Telecable, starting January 1, 2015.

Cost of Sales

Cost of sales increased by Ps.777.4 million, or 9.5%, to Ps.8,989.5 million for the three months ended September 30, 2015 from Ps.8,212.1 million for the three months ended September 30, 2014. This increase was due to higher costs, principally in our Sky and Telecommunications segments reflecting the consolidation of Cablecom and Telecable.

Selling Expenses

Selling expenses increased by Ps.99.6 million, or 5.1%, to Ps.2,049.4 million for the three months ended September 30, 2015 from Ps.1,949.8 million for the three months ended September 30, 2014. This increase was attributable to higher selling expenses primarily in our Telecommunications segment due to the consolidation of Cablecom and Telecable.

Administrative and Corporate Expenses

Administrative and corporate expenses increased by Ps.413.7 million, or 24.1%, to Ps.2,127.3 million for the three months ended September 30, 2015 from Ps.1,713.6 million for the three months ended September 30, 2014. This increase, mainly in our Telecommunications segment, was due to the consolidation of Cablecom and Telecable, which includes an increase of 38.7% in corporate expenses.

Corporate expense increased by Ps.138.4 million, to Ps.496.3 million compared to Ps.357.9 million in the third quarter 2014 . The increase reflected primarily a higher share-based compensation expense.

Share-based compensation expense in the third quarter 2015 and 2014 amounted to Ps.325.0 million and Ps.224.4 million, respectively, and was accounted for as corporate expense. Share-based compensation expense is measured at fair value at the time the equity benefits are conditionally sold to officers and employees and is recognized over the vesting period.

Content

We categorize our sources of revenue in our Content segment as follows:

•	Advertising,

•	Network Subscription Revenue, and

•	Licensing and Syndication.

Given the cost structure of our Content segment, operating segment income is reported as a single line item.

Advertising revenue is derived primarily from the sale of advertising time on our television broadcast operations, which include the production of television programming and broadcasting of Channels 2, 4, 5 and 9 (the “television networks”), as well as the sale of advertising time on programs provided to pay television companies in Mexico and in our internet business, and the production of television programming and broadcasting for local television stations in Mexico and the United States. The broadcasting of the television networks is performed by television repeater stations in Mexico which are wholly-owned, majority-owned or minority-owned by the Group or otherwise affiliated with our networks.

The Network Subscription Revenue is derived from domestic and international programming services provided to independent cable television systems in Mexico and our direct-to-home (“DTH”) satellite and cable television businesses. These programming services for cable and pay-per-view television companies are provided in Mexico, other countries in Latin America, the United States and Europe. The programming services consist of both programming produced by us and programming produced by third parties.

The Licensing and Syndication revenue is derived from international program licensing and syndication fees. Our television programming is licensed and syndicated to customers abroad, including Univision Communications Inc. (“Univision”).

The following table presents net sales and operating segment income in our Content segment, and the percentage of change when comparing third quarter 2015 with third quarter 2014:

	Three Months Ended September 30,
	2015		2014		Change
	(Millions of Pesos)				(%)
Net Sales
Advertising	Ps.	5,479.6	Ps.	6,015.4	(8.9)%
Network Subscription Revenue		934.7		718.5	30.1%
Licensing and Syndication		2,211.0		1,757.9	25.8%

Total Net Sales	Ps.	8,625.3	Ps.	8,491.8	1.6%

Operating Segment Income	Ps.	4,021.7	Ps.	4,042.0	(0.5)%

Content net sales, representing 37.8% and 42.0% of our total segment net sales for the three months ended September 30, 2015 and 2014, respectively, increased by Ps.133.5 million, or 1.6%, to Ps.8,625.3 million for the three months ended September 30, 2015, from Ps.8,491.8 million for the three months ended September 30, 2014.

Advertising revenue decreased by 8.9% to Ps.5,479.6 million for the three months ended September 30, 2015 from Ps.6,015.4 million for the three months ended September 30, 2014. The drop primarily resulted from the restructuring of our advertising sales efforts and the initial reaction from our advertising customers as we update our terms and conditions.

Network Subscription Revenue increased by 30.1% to Ps.934.7 million for the three months ended September 30, 2015 from Ps.718.5 million for the three months ended September 30, 2014. The growth was driven mainly by the sustained addition of pay-TV subscribers, both in Mexico and Latin America and to a lesser extent a positive translation effect on foreign-currency denominated revenues. During the third quarter 2015, we continued to produce and transmit several of the leading pay-TV networks in Mexico in key categories, including general entertainment, music and lifestyle, and movies. Ten of the top 30 pay-TV networks in Mexico were produced by us.

Licensing and Syndication revenue increased by 25.8% to Ps.2,211.0 million for the three months ended September 30, 2015 from Ps.1,757.9 million for the three months ended September 30, 2014. The increase is explained mainly by a positive translation effect on foreign-currency denominated revenues. Royalties from

Univision increased by 2.6% to US$89.6 million for the three months ended September 30, 2015 from US$87.4 million for the three months ended September 30, 2014. The other revenue components of Licensing and Syndication, royalties from Netflix and exports to the rest of the world, remained relatively stable.

Content operating segment income decreased by 0.5% to Ps.4,021.7 million for the three months ended September 30, 2015 from Ps.4,042.0 million for the three months ended September 30, 2014; the margin was 46.6%. The drop in the margin of 100 basis points from same quarter last year is mainly explained by i) the drop in our advertising revenues; and ii) an increase in programming costs. This effect was partially compensated by the absence of production costs related to the 2014 World Cup.

Sky

Sky net sales are primarily derived from program services, activation fees and equipment rental to subscribers, and national advertising sales.

Sky net sales, representing 21.4% and 22.2% of our total segment net sales for the three months ended September 30, 2015 and 2014, respectively, grew by 9.3% to Ps.4,894.8 million for the three months ended September 30, 2015 from Ps.4,476.8 million for the three months ended September 30, 2014. The increase was driven by solid growth in the subscriber base in Mexico which is explained by the continued success of Sky’s low-cost offering. As of September 30, 2015, the number of net active subscribers increased to 7,053,731 (including 177,348 commercial subscribers), compared with 6,517,735 (including 170,907 commercial subscribers) as of September 30, 2014. Sky closed third quarter 2015 with 189,168 subscribers in Central America and the Dominican Republic.

Sky operating segment income increased by 9.1% to Ps.2,332.2 million for the three months ended September 30, 2015 from Ps.2,136.9 million for the three months ended September 30, 2014. The margin was 47.6%, in line with the margin reported in the same quarter last year. During the quarter, Sky experienced mainly higher programming and maintenance costs, and higher promotion expenses; which were partially compensated by lower personnel costs and marketing expenses.

Telecommunications

Telecommunications net sales are derived from the provision of telecommunication services, as well as advertising sales. Net sales relating to pay-TV services generally consist of monthly subscription fees for basic and premium service packages, fees charged for pay-per-view programming and, to a significantly lesser extent, monthly rental and one-time installation fees, broadband internet and telephone services subscription. The voice and data business derives revenues from providing data and long-distance services solutions to carriers and other telecommunications service providers through its fiber-optic network. Net sales relating to pay-TV advertising consist of revenues from the sale of advertising on Cablevisión, Cablemás, TVI, Cablecom (starting September 1, 2014), and Telecable (starting January 1, 2015). Rates are based on the day and time the advertising is aired, as well as the type of programming in which the advertising is aired. Pay-TV subscription and advertising rates are adjusted periodically in response to inflation and in accordance with market conditions.

Telecommunications net sales, representing 32.0% and 26.2% of our total segment net sales for the three months ended September 30, 2015 and 2014, respectively, increased by 37.5% to Ps.7,294.3 million for the three months ended September 30, 2015 from Ps.5,305.1 million for the three months ended September 30, 2014 driven by growth in all of our cable platforms and the consolidation, for the full quarter, of Ps.1,632.1 million revenues from Cablecom and Telecable. Excluding Cablecom and Telecable, third-quarter sales from our cable and network operations increased by 13.8%.

Voice and data revenue generating units, or RGUs, grew by 52.5% and 33.9% compared with the third quarter 2014, respectively, and video RGUs grew by 19.2%. Excluding the acquisition of Telecable, voice and data RGUs, grew by 45.0% and 25.7% compared with the third quarter 2014, respectively, while Video RGUs grew by 5.0%.

Telecommunications operating segment income increased by 50.1% to Ps.2,973.4 million for the three months ended September 30, 2015 from Ps.1,981.6 million for the three months ended September 30, 2014, and the margin reached 40.8%, an increase of 340 basis points from the same quarter last year. These results primarily reflect the consolidation of Cablecom and Telecable, which contributed with Ps.808.2 million to operating segment income in the third quarter 2015, continued growth in the cable platforms and Bestel, and lower telecom equipment costs. These favorable variances were partially offset by the increase in maintenance costs, programming costs, leasing expenses, and personnel costs and expenses during the quarter. Excluding Cablecom and Telecable, for the full quarter, operating segment income increased by 18.7%.

The following table sets forth the breakdown of RGUs per service type for our Telecommunications segment as of September 30, 2015 and 2014.

	2015	2014
Video	3,948,428	3,312,431
Broadband (data)	2,900,771	2,165,641
Voice	1,750,249	1,147,897

RGUs	8,599,448	6,625,969

Other Businesses

Other Businesses net sales are primarily derived from the promotion of sports and special events in Mexico, the distribution of feature films, gaming, radio and publishing distribution. Beginning in 2014, we adjusted our segment reporting. The Publishing business, which was previously presented as a separate reportable segment, was classified into the Other Businesses segment in the first quarter of 2014, since its operations were no longer significant to our consolidated financial statements taken as a whole.

Other Businesses net sales, represented 8.8% and 9.6% of our total segment net sales for the three months ended September 30, 2015 and 2014, respectively, increased by 3.7% to Ps.2,008.7 million for the three months ended September 30, 2015 from Ps.1,936.6 million for the three months ended September 30, 2014. This increase is explained mainly by i) an increase in the revenues of our feature-film distribution business in Mexico and the United States; and ii) an increase in the revenues of our gaming business as a result of an increase in the number of electronic gaming machines. This effect was partially offset by a decrease in the revenues of our publishing distribution business and our soccer business.

Other Businesses operating segment income increased by 70.4% to Ps.258.4 million for the three months ended September 30, 2015 from Ps.151.6 million for the three months ended September 30, 2014, and the margin reached 12.9%. These results reflect a smaller operating segment loss in our feature-film distribution business, as well as an increase in the operating segment income of our gaming and soccer businesses. This effect was partially offset by an increase in the operating segment loss of our publishing business.

Depreciation and Amortization

Depreciation and amortization expense increased by Ps.934.9 million, or 32.8%, to Ps.3,783.9 million for the three months ended September 30, 2015, from Ps.2,849.0 million for the three months ended September 30, 2014. This change primarily reflected an increase in such expense in our Sky and Telecommunications segments, due to the consolidation of Cablecom and Telecable (Cablecom and Telecable contributed with Ps.520.2 million to this expense in the third quarter 2015).

Other Expense, Net

Other expense, net, decreased by Ps.3,852.9 million to Ps.693.7 million for the three months ended September 30, 2015 from Ps.4,546.6 million for the three months ended September 30, 2014. This decrease reflected primarily the absence of a Ps.4,168.5 million non-cash loss on disposition of our former 50% joint venture investment in the Iusacell telecom business in the third quarter 2014, which was partially offset by a higher expense related to financial advisory and professional services, a non-recurrent severance expense in connection with dismissals of personnel in our Content, Telecommunications and Other Businesses segments, and a higher loss on disposition of property and equipment.

Other expense, net, for the three months ended September 30, 2015, included primarily expense related to financial advisory and professional services, a non-recurrent severance expense in connection with dismissals of personnel, loss on disposition of property and equipment, and donations.

Non-operating Results

Finance Income or Expense, Net

The following table sets forth the finance income (expense), net, stated in millions of Mexican pesos for the three months ended September 30, 2015, and 2014.

	3Q’15		3Q’14		(Decrease) increase
Interest expense	Ps.	(1,557.4)	Ps.	(1,421.4)	Ps.	(136.0)
Interest income		130.5		330.0		(199.5)
Foreign exchange loss, net		(416.8)		(233.2)		(183.6)
Other finance income, net		7,289.6		887.4		6,402.2

Finance income (expense), net	Ps.	5,445.9	Ps.	(437.2)	Ps.	5,883.1

Finance income or expense, net, changed by Ps.5,883.1 million to a finance income, net of Ps.5,445.9 million for the three months ended September 30, 2015 from a finance expense, net, of Ps.437.2 million for the three months ended September 30, 2014. This favorable change reflected a Ps.6,402.2 million increase in other finance income, net, resulting primarily from (i) our conversion in July 2015 of Debentures issued by Univision Holdings, Inc. or UHI (formerly, Broadcasting Media Partners, Inc.), the controlling company of Univision, into warrants that are exercisable for UHI’s common stock, which included, as a consideration for such conversion, a cash amount of US$135.1 million (Ps.2,195.0 million) received from UHI; and (ii) a Ps.4,718.2 million reclassification from accumulated other comprehensive income in consolidated equity in connection with a cumulative gain related to changes in fair value of such Debentures, which effect was partially offset by the absence of a favorable change in fair value in the third quarter 2014 of the embedded derivative related to our option to convert our former Debentures in shares of capital stock of UHI. The favorable variance in other finance income, net, was partially offset by (i) a Ps.136.0 million increase in interest expense, due primarily to a higher average principal amount of debt and finance lease obligations in the third quarter 2015; (ii) a Ps.199.5 million decrease in interest income explained primarily by the absence of interest income from our former investments in convertible Debentures, as well as a reduction in applicable interest rates; and (iii) a Ps.183.6 million increase in foreign exchange loss resulting primarily from the effect of a 7.9% depreciation of the Mexican peso against the U.S. dollar on our average net US dollar liability position for the three months ended September 30, 2015, compared with a 3.2% depreciation on a higher US dollar liability position for the three months ended September 30, 2014.

Share of Income or Loss of Joint Ventures and Associates, Net

Share of income or loss of joint ventures and associates, net, changed by Ps.135.5 million to a share of loss of Ps.19.1 million for the three months ended September 30, 2015 from a share of income of Ps.116.4 million for the three months ended September 30, 2014. This unfavorable change reflected mainly a lower share of income of UHI, the controlling company of Univision.

Income Taxes

Income taxes increased by Ps.3,187.0 million to Ps.3,252.9 million for the three months ended September 30, 2015 compared with Ps.65.9 million for the three months ended September 30, 2014. This increase reflected primarily a higher tax base.

Net Income Attributable to Non-controlling Interests

Net income attributable to non-controlling interests decreased by Ps.114.8 million, or 32.4%, to Ps.239.9 million for the three months ended September 30, 2015 compared with Ps.354.7 million for the three months ended September 30, 2014. This decrease reflected primarily a lower portion of net income attributable to non-controlling interests in our Sky and Telecommunications segments.

Net Income or Loss Attributable to Stockholders of the Company

Net income or loss attributable to stockholders of the Company amounted to a net income of Ps.6,545.8 million for the three months ended September 30, 2015 compared with a net loss of Ps.182.8 million for the three months ended September 30, 2014. The favorable net change of Ps.6,728.6 million reflected (i) a Ps.200.3 million increase in income before other expense, net; (ii) a Ps.3,852.9 million favorable change in other income or expense, net; (iii) a Ps.5,883.1 million favorable change in finance income or expense, net; and (iv) a Ps.114.8 million decrease in net income attributable to non-controlling interests. These favorable variances were offset by (i) a Ps.135.5 million unfavorable change in share of income or loss of joint ventures and associates, net; and (ii) a Ps.3,187.0 million increase in income taxes.

Results of Operations for the Nine Months Ended September 30, 2015 Compared to the Nine Months Ended September 30, 2014

Total Segment Results

Net Sales

Net sales increased by Ps.7,002.6 million, or 12.5%, to Ps.63,100.7 million for the nine months ended September 30, 2015 from Ps.56,098.1 million for the nine months ended September 30, 2014. This increase was attributable to revenue growth in our Telecommunications and Sky segments, including the consolidation of two cable companies: Cablecom, starting September 1, 2014, and Telecable, starting January 1, 2015.

Cost of Sales

Cost of sales increased by Ps.2,383.8 million, or 9.9%, to Ps.26,472.6 million for the nine months ended September 30, 2015 from Ps.24,088.8 million for the nine months ended September 30, 2014. This increase was due to higher costs in all our business segments, principally in our Telecommunications and Sky segments reflecting the consolidation of Cablecom and Telecable.

Selling Expenses

Selling expenses increased by Ps.549.9 million, or 9.9%, to Ps.6,124.0 million for the nine months ended September 30, 2015 from Ps.5,574.1 million for the nine months ended September 30, 2014. This increase was attributable to higher selling expenses primarily in our Telecommunications and Sky segments due to the consolidation of Cablecom and Telecable.

Administrative and Corporate Expenses

Administrative and corporate expenses increased by Ps.1,072.0 million, or 21.1%, to Ps.6,156.4 million for the nine months ended September 30, 2015 from Ps.5,084.4 million for the nine months ended September 30, 2014. This increase, mainly in our Telecommunications segment, was due to the consolidation of Cablecom and Telecable, which includes an increase of 34.5% in corporate expenses.

Corporate expense increased by Ps.364.2 million, to Ps.1,421.0 million for the nine months ended September 30, 2015, from Ps.1,056.8 million for the nine months ended September 30, 2014. The increase reflected primarily a higher share-based compensation expense.

Share-based compensation expense in for the nine months ended September 30, 2015 and for the nine months ended September 30, 2014 amounted to Ps.874.5 million and Ps.620.4 million, respectively, and was accounted for as corporate expense. The increase of Ps.254.1 million reflected primarily a higher number of our Certificado de Participación Ordinarios, or CPOs, conditionally sold to officers and employees in our Telecommunications segment, as well as the increase in the market price of our CPO from last year.

Content

The following table presents net sales and operating segment income in our Content segment, and the percentage of change when comparing the nine moths ended September 30, 2015 with the nine months ended September 30, 2014:

	Nine Months Ended September 30,
	2015		2014		Change
	(Millions of Pesos)				(%)
Net Sales
Advertising	Ps.	15,342.0	Ps.	16,832.7	(8.9)%
Network Subscription Revenue		2,610.5		2,078.7	25.6%
Licensing and Syndication		5,616.7		4,827.8	16.3%

Total Net Sales	Ps.	23,569.2	Ps.	23,739.2	(0.7)%

Operating Segment Income	Ps.	10,009.2	Ps.	10,399.7	(3.8)%

Content net sales, representing 36.5% and 41.6% of our total segment net sales for the nine months ended September 30, 2015 and 2014, respectively, decreased by Ps.170.0 million, or 0.7%, to Ps.23,569.2 million for the nine months ended September 30, 2015 from Ps.23,739.2 million for the nine months ended September 30, 2014.

Advertising revenue decreased by 8.9%. This effect was due to the restructuring of our advertising sales efforts and the initial reaction from our advertising customers as we update our terms and conditions, as well as the absence of the revenue generated by the transmission of the 2014 Soccer World Cup, and by new regulation effective July 2014 that restricts television advertising for high-caloric foods and beverages during certain time slots. For the 2015 nine months period, advertising on pay-TV networks represented 6.5% of our total advertising revenues.

Network Subscription Revenue increased by 25.6% for the nine months ended September 30, 2015 from the nine months ended September 30, 2014. The growth was driven mainly by the sustained addition of pay-TV subscribers, both in Mexico and Latin America and to a lesser extent a positive translation effect on foreign-currency denominated revenues. The Group continued to produce and transmit several of the leading pay-TV networks in Mexico in key categories, including general entertainment, music and lifestyle, and movies.

The increase in Licensing and Syndication revenue of 16.3% for the nine months ended September 30, 2015 from the nine months ended September 30, 2014 is explained mainly by a positive translation effect on foreign-currency denominated revenues, an increase in revenues from exports to Asia and Africa and royalties from Netflix. These increases were partially offset by a decrease of 2.5% in royalties from Univision, from U.S.$236.2 million in the 2014 nine months period to U.S.$230.2 million in the 2015 nine months period.

Content operating segment income decreased by Ps.390.5 million, or 3.8%, to Ps.10,009.2 million for the nine months ended September 30, 2015 from Ps.10,399.7 million for the nine months ended September 30, 2014. The margin was 42.5%. The drop in the margin of 130 basis points from 2014 nine months period is mainly explained by the decrease in advertising revenues and an increase in programming costs.

Sky

Sky net sales, representing 22.1% and 22.8% of our total segment net sales for the nine months ended September 30, 2015 and 2014, respectively, increased by Ps.1,231.8 million, or 9.5%, to Ps.14,241.0 million for the nine months ended September 30, 2015 from Ps.13,009.2 million for the nine months ended September 30, 2014. The increase was driven by solid growth in the subscriber base in Mexico, which is explained by the continued success of Sky’s low-cost offering.

Sky operating segment income increased by Ps.588.6 million, or 9.5%, to Ps.6,755.2 million for the nine months ended September 30, 2015 from Ps.6,166.6 million for the nine months ended September 30, 2014. The margin was 47.4% in both the 2015 and 2014 nine months periods. The increase reflects an increase in sales and was partially offset by higher programming costs and promotion expenses.

Telecommunications

Telecommunications net sales, representing 32.4% and 25.7% of our total segment net sales for the nine months ended September 30, 2015 and 2014, respectively, increased by Ps.6,209.0 million, or 42.2%, to Ps.20,918.4 million for the nine months ended September 30, 2015 from Ps.14,709.4 million for the nine months ended September 30, 2014. This increase includes the consolidation in the 2015 nine months period, of Ps.4,776.1 million revenues from Cablecom and Telecable. Excluding Cablecom and Telecable, the 2015 nine months period sales experienced a growth of 12.3%.

Telecommunications operating segment income increased by Ps.3,008.4 million, or 55.8%, to Ps.8,395.4 million for the nine months ended September 30, 2015 from Ps.5,387.0 million for the nine months ended September 30, 2014. These results primarily reflect the consolidation of Cablecom and Telecable, which contributed with Ps.2,297.9 million to operating segment income, continued growth in the cable platforms and Bestel, and lower equipment and long distance service costs. These favorable variances were partially offset by the increase in signal costs, maintenance costs, and personnel costs. Excluding Cablecom and Telecable, the 2015 nine months period operating segment income increased by 16.6%.

Other Businesses

Other Businesses net sales, represented 9.0% and 9.9% of our total segment net sales for the nine months ended September 30, 2015 and 2014, respectively, increased by Ps.153.0 million, or 2.7%, to Ps.5,823.9 million for the nine months ended September 30, 2015 from Ps.5,670.9 million for the nine months ended September 30, 2014. This increase was driven primarily by the gaming business which benefited from higher revenues from our electronic gaming machines, and to a lesser extent, by an increase in our soccer, radio and feature-film distribution businesses. These increases were partially offset by a decrease in revenues of our publishing and publishing distribution businesses.

Other Businesses operating segment income increased by Ps.154.6 million, or 34.0%, to Ps.608.9 million for the nine months ended September 30, 2015 from Ps.454.3 million for the nine months ended September 30, 2014. This increase reflects: (i) an increase in the operating segment income of gaming, soccer, and radio; (ii) in feature-film distribution business, the operating segment loss in 2014 changed to an income in 2015; and, (iii) a smaller operating segment loss in our publishing distribution business. These effects were partially offset by a change from the operating segment income of our publishing business in the 2014 nine months period, to an operating segment loss in the 2015 nine months period.

Depreciation and Amortization

Depreciation and amortization expense increased by Ps.2,558.5 million, or 31.3%, to Ps.10,739.8 million for the nine months ended September 30, 2015 from Ps.8,181.3 million for the nine months ended September 30, 2014. This change primarily reflected an increase in such expense in our Telecommunications and Sky segments (Cablecom and Telecable contributed with Ps.1,519.2 million to this expense in the 2015 nine months period).

Other Income or Expense, Net

Other income or expense, net, changed by Ps.4,794.8 million to other income, net, of Ps.35.0 million for the nine months ended September 30, 2015 from other expense, net, of Ps.4,759.8 million for the nine months ended September 30, 2014. This favorable change reflected primarily the absence of a Ps.4,168.5 million non-cash loss on disposition of our former 50% joint venture investment in the Iusacell telecom business in third-quarter 2014, as well as a non-recurring income of US$67.6 million (Ps.1,038.3 million) from Univision as a result of the early termination of a technical assistance agreement with Univision, which cash proceeds were received by us in April 2015. These favorable variances were partially offset by a higher other expense related to financial advisory and professional services, a non-recurrent severance expense in connection with dismissals of personnel in our Content, Telecommunications and Other Businesses segments, and a higher loss on disposition of property and equipment.

Other income, net, for the nine months ended September 30, 2015 included primarily non-recurring income from Univision as discussed above, which was partially offset by other expense related to financial advisory and professional services, a non-recurrent severance expense in connection with dismissals of personnel, loss on disposition of property and equipment, and donations.

Non-operating Results

Finance Income (Expense), Net

The following table sets forth the finance income (expense), net, stated in millions of Mexican pesos for the nine months ended September 30, 2015 and 2014.

	2015		2014		Increase (Decrease)
Interest expense	Ps.	(4,565.5)	Ps.	(4,056.9)	Ps.	(508.6)
Interest income		766.2		892.0		(125.8)
Foreign exchange loss, net		(1,967.6)		(366.0)		(1,601.6)
Other finance income, net		7,591.1		738.7		6,852.4

Finance income (expense), net	Ps.	1,824.2	Ps.	(2,792.2)	Ps.	4,616.4

Finance income or expense, net, changed by Ps.4,616.4 million to a finance income, net, of Ps.1,824.2 million for the nine months ended September 30, 2015 from a finance expense, net, of Ps.2,792.2 million for the nine months ended September 30, 2014. This favorable change reflected a Ps.6,852.4 million increase in other finance income , net, resulting primarily from (i) our conversion in July 2015 of debentures issued by UHI (formerly, Broadcasting Media Partners, Inc.), the controlling company of Univision, into warrants that are exercisable for UHI’s common stock, which included, as a consideration for such conversion, a cash amount of US$135.1 million (Ps.2,195.0 million) received from UHI; and (ii) a Ps.4,718.2 million reclassification from accumulated other comprehensive income in consolidated equity in connection with a cumulative gain related to changes in fair value of such debentures, which effect was partially offset by the absence of a favorable change in fair value in the nine months ended September 30, 2014. This favorable variance in other finance income, net, was partially offset by (i) a Ps.508.6 million increase in interest expense, due primarily to a higher average principal amount of debt and finance lease obligations in the nine months ended September 30, 2015; (ii) a Ps.125.8 million decrease in interest income explained primarily by the absence of interest income from our former investments in convertible debentures, as well as a reduction in applicable interest rates; and (iii) a Ps.1,601.6 million increase in foreign exchange loss resulting primarily from the effect of a 14.7% depreciation of the Mexican peso against the U.S. dollar on our average net unhedged US dollar liability position for the nine months ended September 30, 2015 compared with a 2.7% depreciation on a higher US dollar liability position for the nine months ended September 30, 2014.

Share of Income or Loss of Joint Ventures and Associates, Net

Share of income or loss of joint ventures and associates, net, changed by Ps.315.8 million to a share of loss of Ps.268.3 million for the nine months ended September 30, 2015 from a share of income of Ps.47.5 million for the nine months ended September 30, 2014. This unfavorable change reflected mainly a net loss attributable to stockholders of UHI, the controlling company of Univision, for the nine months ended September 30, 2015, compared with a net income attributable to stockholders of UHI for the nine months ended September 30, 2014.

Income Taxes

Income taxes increased by Ps.3,193.7 million to Ps.4,860.5 million for the nine months ended September 30, 2015 compared with Ps.1,666.8 million for the nine months ended September 30, 2014. This increase reflected primarily a higher tax base.

Net Income Attributable to Non-controlling Interests

Net income attributable to non-controlling interests decreased by Ps.105.1 million, or 9.4%, to Ps.1,010.4 million for the nine months ended September 30, 2015 compared with Ps. 1,115.5 million for the nine months ended September 30, 2014. This decrease reflected primarily a lower portion of net income attributable to non-controlling interests in our Sky and Telecommunications segments.

Net Income or Loss Attributable to Stockholders of the Company

Net income or loss attributable to stockholders of the Company amounted to a net income of Ps.9,327.9 million for the nine months ended September 30, 2015 compared with a net income of Ps.2,882.7 million for the nine months ended September 30, 2014. The increase of Ps.6,445.2 million reflected (i) a Ps.438.4 million increase in income before other expense, net; (ii) a Ps.4,794.8 million favorable change in other income or expense, net; (iii) a Ps.4,616.4 million favorable change in finance income or expense, net; and (iv) a Ps.105.1 million decrease in net income attributable to non-controlling interests. These favorable variances were offset by (i) a Ps.315.8 million unfavorable change in share of income or loss of joint ventures and associates, net; and (ii) a Ps.3,193.7 million increase in income taxes.

Liquidity, Foreign Exchange and Capital Resources

Liquidity. We generally rely on a combination of operating revenues, borrowings and net proceeds from dispositions to fund our working capital needs, capital expenditures, acquisitions and investments. Historically, we have received, and we expect to continue to receive, most of our advertising revenues in the form of upfront advertising deposits in the fourth quarter of a given year, which we in turn have used, and expect to continue to use, to fund our cash requirements during the rest of the quarter in which the deposits were received and for the first three quarters of the following year. As of December 31, 2014 and 2013, we had received Ps.16,695.9 million and Ps.18,874.1 million, respectively, of advertising deposits for television advertising during 2015 and 2014, respectively, representing U.S.$1.1 billion and U.S.$1.4 billion, respectively, at the applicable year-end exchange rates. The deposits as of December 31, 2014, represented a 11.5% decrease, as compared to year-end 2013. Approximately 59.3% and 60.4% of the advance payment deposits as of December 31, 2014 and 2013, respectively, were in the form of short-term, non-interest bearing notes, with the remaining deposits in each of those years consisting of cash deposits. The weighted average maturity of these notes at December 31, 2014 and 2013, was 4.5 months and 4.9 months, respectively.

During the nine months ended September 30, 2015, we had a net increase in cash and cash equivalents of Ps.214.6 million, as compared to a net increase in cash and cash equivalents of Ps.9,981.9 million during the nine months ended September 30, 2014.

Net cash provided by operating activities for the nine months ended September 30, 2015, amounted to Ps.19,895.5 million. Adjustments to reconcile income before income taxes to net cash provided by operating activities primarily included: depreciation and amortization of Ps.10,739.8 million; net unrealized foreign exchange loss of Ps.2,837.0 million; interest expense of Ps.4,565.5 million; other amortization of Ps.222.7 million; loss on disposition of property, plant and equipment of Ps.788.6 million; interest income of Ps.587.8 million; equity in loss of affiliates of Ps.268.2 million; provision for doubtful accounts and write-off of receivables of Ps.1,017.7 million; change in fair value of financial assets of Ps.5,396.1 million; other finance income from UHI of Ps.2,195.0 million; and stock-based compensations of Ps.874.5 million. Income taxes paid for the nine months ended September 30, 2015 amounted to Ps.5,868.3 million.

Net cash used for investing activities for the nine months ended September 30, 2015, amounted to Ps.14,324.7 million, and was primarily used for investments in property, plant and equipment of Ps.16,354.8 million; held-to-maturity and available-for-sale investments of Ps.289.9 million; investment in associates and other investments of Ps.10,205.1 million; and investments in goodwill and other intangible assets of Ps.858.9 million, which effect was partially offset by a disposition of held-to-maturity and available-for-sale investments of Ps.356.7 million; other finance income from UHI of Ps.2,195.0 million; temporary investments of Ps.412.8 million; disposition of investment in GSF of Ps.10,335.8 million; and disposition of property, plant and equipment of Ps.83.7 million.

Net cash used for financing activities for the nine months ended September 30, 2015, amounted to Ps.5,508.6 million, and was primarily used by prepayment and repayment of debt and lease payments of Ps.7,069.3 million; interest paid of Ps.4,125.8 million; dividend paid of Ps.1,084.2 million; derivative financial instruments of Ps.293.6 million; and capital distributions to non-controlling interests of Ps.143.2 million, which effect was partially offset by cash provided by the issuance of Notes due 2022 in the amount of Ps.4,989.1 million; and credit agreements with certain Mexican banks in the amount of Ps.2,218.5 million;

In the nine months ended September 30, 2015 and the year ended December 31, 2014, we relied on a combination of cash from operations, cash on hand, borrowings and net proceeds from dispositions to fund our capital expenditures, acquisitions and investments. We expect to fund our operating cash needs and capital expenditures during 2016, as well as potential capital expenditures, investments and /or acquisitions going forward, which could be substantial in size, through a combination of cash from operations, cash on hand, equity, and/or borrowings. The amount of borrowings required to fund these cash needs in 2016 will depend upon the timing of such transactions and the timing of cash payments from advertisers under our advertising sales plan.

Capital Expenditures, Acquisition and Investments

During the nine months ended September 30, 2015, we invested approximately US$1,057.5 million in property, plant and equipment as capital expenditures. These capital expenditures included approximately

US714.2 million for our Telecommunications segment, U.S.$244.6 million for our Sky segment, and US$98.7 million for our Content and Other Businesses segments.

In January 2015, we acquired, through a series of transactions, all of the equity interest of Telecable for an aggregate consideration of Ps.10,002 million. Telecable is a telecommunications company that provides video, data and telephone services primarily in six states of Mexico.

In May 2015, our segment Sky launched satellite SKYM-1, the first satellite owned-and-operated by Sky. SKYM-1, which has 24 transponders and an estimated useful life of 15 years, will provide direct-to-home broadcast services to Mexico, Central America and the Caribbean allowing Sky to expand capacity and bring to the markets it serves the most comprehensive high-definition channel offering.

In July 2015, we exercised a portion of our investment in warrants issued by UHI for a number of shares of common stock of UHI, and increased our equity stake in this associate from 7.8% to 10%. This non-cash transaction amounted to US$107.4 million (Ps.1,695.5 million). In addition to these transactions we amended our exisiting Program Licensing Agreeement with Univision.

Debt and Finance Lease Obligations

The following table sets forth our total debt and finance lease obligations as of September 30, 2015 and December 31, 2014. Amounts are stated in millions of Mexican pesos.

	September 30, 2015		December 31, 2014		Increase (decrease)
Short-term debt and current portion of long-term debt	Ps.	2,978.3	Ps.	337.1	Ps.	2,641.2
Long-term debt, net of current portion		85,840.6		80,660.5		5,180.1

Total debt[1]	Ps.	88,818.9	Ps.	80,997.6	Ps.	7,821.3

Current portion of finance lease obligations	Ps.	504.0	Ps.	502.2	Ps.	1.8
Long-term finance lease obligations, net of current portion		5,326.4		4,807.4		519.0

Total finance lease obligations	Ps.	5,830.4	Ps.	5,309.6	Ps.	520.8

1	As of September 30, 2015 and December 31, 2014, total debt is presented net of finance costs in the amount of Ps.1,216.8 million and Ps.1,268.8 million, respectively, and does not include related accrued interest payable in the amount of Ps.1,345.9 and Ps.974.9 million, respectively.

As of September 30, 2015, our consolidated net debt position (total debt less cash and cash equivalents, temporary investments, and noncurrent held-to-maturity and available-for-sale investments) was Ps.47,727.5 million. The aggregate amount of noncurrent held-to-maturity and available-for-sale investments as of September 30, 2015, amounted to Ps.6,170.3 million.

During first quarter 2015, we incurred additional debt with a Mexican bank in the aggregate principal amount of Ps.1,000.0 million, of which Ps.250.0 million is short-term debt and Ps.750.0 million is long-term debt with maturities between 2016 and 2019. This debt bears an annual interest rate of the 28-day Interbank Equilibrium Interest Rate or TIIE plus a range between 0 and 140 basis points, payable on a monthly basis. Also, we prepaid long-term debt and related accrued interest of Telecable, the telecom business that we acquired in January 2015, in the aggregate amount of Ps.507.4 million.

In May 2015, we concluded an offering of Ps.5,000 million aggregate principal amount of local bonds (Certificados Bursátiles) due 2022 with an annual interest rate of the 28-day Interbank Equilibrium Interest Rate or TIIE plus 0.35%, registered with the Mexican Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

During the nine months ended September 30, 2015, our TVI telecommunications business refinanced an outstanding long-term loan in the principal amount of Ps.722 million, with an original maturity in 2016, and incurred into additional long-term debt in the aggregate principal amount of Ps.1,000 million. The refinanced and additional long-term debt of TVI has maturities between 2019 and 2022, with an annual interest rate of the 28-day TIIE plus a range between 130 and 140 basis points.

In June 2015, we prepaid peso-denominated long-term loans in the aggregate principal amount of Ps.5,100 million with original maturities between 2016 and 2021, including Ps.3,500 million long-term loans of our Sky segment. The aggregate amount paid by us in connection with this prepayment amounted to Ps.5,466 million, which included related accrued interest, the settlement of a derivative contract and fees.

Dividend

In April 2015, our stockholders approved the payment of a dividend of Ps.0.35 per CPO and Ps.0.002991452991 per share of Series “A”, “B”, “D” and “L” Shares, not in the form of a CPO, which was paid in cash in June 2015 in the aggregate amount of Ps.1,084.2 million.

Shares Outstanding

As of September 30, 2015 and December 31, 2014, our shares outstanding amounted to 338,461.8 million and 338,056.2 million shares, respectively, and our CPO equivalents outstanding amounted to 2,892.8 million and 2,889.4 million CPO equivalents, respectively. Not all of our shares are in the form of CPOs. The number of CPO equivalents is calculated by dividing the number of shares outstanding by 117.

As of September 30, 2015 and December 31, 2014, the GDS (Global Depositary Shares) equivalents outstanding amounted to 578.6 million and 577.9 million GDS equivalents, respectively. The number of GDS equivalents is calculated by dividing the number of CPO equivalents by five.

DESCRIPTION OF THE NOTES

The notes are to be issued under an indenture, dated as of August 8, 2000, as amended or supplemented, including the supplemental indenture to be dated as of                 , 2015, which we collectively refer to as the indenture, among Televisa, as issuer, The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent, and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and transfer agent. The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the indenture, including the definitions of certain terms contained in the indenture. Capitalized terms not defined in this section of the prospectus supplement have meanings as set forth in the indenture. We will file a copy of the indenture with the U.S. Securities and Exchange Commission. Upon request, we will provide you with a copy of the indenture. See “Where You Can Find More Information” in the accompanying prospectus for information concerning how to obtain a copy.

In this section, references to “Televisa,” “we,” “us” and “our” are to Grupo Televisa, S.A.B. only and do not include our subsidiaries or affiliates. References to the “notes” are to the     % Senior Notes due offered hereby. References to “holders” mean those who have notes registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through The Depository Trust Company, which is referred to in this offering circular as “DTC” or the “depositary,” or in notes registered in “street name.”

General

The indenture does not limit the aggregate principal amount of senior debt securities which may be issued under the indenture and provides that Televisa may issue senior debt securities from time to time in one or more series. The senior debt securities which Televisa may issue under the indenture, including the notes, are collectively referred to in this prospectus supplement as the “senior debt securities.” The notes will constitute a single series of senior debt securities under the indenture. The notes will be unsecured senior obligations of Televisa. Televisa may “reopen” the indenture and issue additional notes of the same series as the notes offered hereby, without the consent of the holders of the notes. The notes and the additional notes, if any, will be treated as a single series for all purposes of the indenture, including waivers and amendments.

The notes will bear interest at the rate of     % per annum from the date of original issuance or from the most recent date to which interest has been paid or duly provided for, payable semi-annually on                  and                  of each year, each of which is referred to in this prospectus supplement as an “interest payment date,” commencing on                 , 2016 to the persons in whose names the notes are registered at the close of business on the fifteenth calendar day preceding the interest payment date. Interest payable at maturity will be payable to the person to whom principal will be payable on that date. Interest on the notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months. The maturity date for the notes is                 . If any interest payment date or the maturity date would be a day that is not a business day, the related payment of interest and/or principal will be made on the next succeeding business day as if it were made on the date the payment was due, and no interest will accrue on the amounts so payable for the period from and after the interest payment date or the maturity date, as the case may be, to the next succeeding business day. A business day means any day that is both (i) a day other than a Saturday, Sunday or other day on which banking institutions in New York City, Mexico City or Luxembourg are authorized or obligated by law, regulation or executive order to close and (ii) a day on which banks and financial institutions in Mexico City are open for business with the general public. The notes will not be subject to any sinking fund.

The indenture does not contain any provision that would limit the ability of Televisa to incur indebtedness or limit the ability of Televisa to substantially reduce or eliminate its assets or that would afford the holders of the notes protection in the event of a decline in Televisa’s credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving Televisa. In addition, subject to the limitations set forth under

“—Merger and Consolidation,” Televisa may, in the future, enter into certain transactions, including the sale of all or substantially all of its assets or the merger or consolidation of Televisa, that would increase the amount of Televisa’s indebtedness or substantially reduce or eliminate Televisa’s assets, which may have an adverse effect on Televisa’s ability to service its indebtedness, including the notes.

The notes will be issued only in registered form without coupons and in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Except in limited circumstances, the notes will be issued in the form of global notes. See “— Form, Denomination and Registration.”

In the event that, as a result of certain changes in law affecting Mexican withholding taxes, Televisa becomes obliged to pay additional amounts in excess of those attributable to a Mexican withholding tax rate of 4.9%, the notes will be redeemable, as a whole but not in part, at Televisa’s option at any time at 100% of their principal amount plus accrued and unpaid interest, if any. See “— Withholding Tax Redemption.”

Ranking and Holding Company Structure

We are a holding company with no significant operating assets other than through our ownership of shares of our subsidiaries and cash and cash equivalents. We receive substantially all of our operating income from our subsidiaries. The notes will be solely our unsecured senior obligations ranking pari passu among themselves and with other unsecured senior obligations, including the 8.5% Senior Notes due 2032, the 6.625% Senior Notes due 2025, the 8.49% Senior Notes due 2037, the 6.0% Senior Notes due 2018, the 6.625% Senior Notes due 2040, the 7.25% Senior Notes due 2043 and the 5.000% Senior Notes due 2045. Claims of creditors of our subsidiaries, including trade creditors and banks and other lenders, will have priority over the claims of holders of the notes with respect to the assets of our subsidiaries. At September 30, 2015, our subsidiaries had Ps.50,952.7 million (equivalent to U.S.$3,009.3 million) of liabilities (excluding liabilities to us and excluding guarantees by subsidiaries of indebtedness of Televisa), that will effectively rank senior to the notes. As of September 30, 2015, on a non-consolidated basis, Televisa had Ps.100,792.9 million (equivalent to U.S.$5,952.8 million) of aggregate liabilities (not including the notes offered hereby and excluding liabilities to subsidiaries). These liabilities include Ps.86,367.2 million (equivalent to U.S.$5,100.9 million) of indebtedness, all of which would have effectively ranked equal to the notes. See “Risk Factors — Risk Factors Related to the Senior Debt Securities — We Are a Holding Company With Our Assets Held Primarily by Our Subsidiaries; Creditors of Those Companies Have a Claim on Their Assets That Is Effectively Senior to That of Holders of the Senior Debt Securities” in the accompanying prospectus.

Payments

Televisa will make payments of principal, and premium, if any, and interest on book-entry notes through the trustee to the depositary, which will initially be DTC. See “— Form, Denomination and Registration.” For notes issued in certificated form, Televisa will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at the holder’s address shown on the trustee’s records as of the close of business on the regular record date, and Televisa will make all other payments by check to the paying agent described below, against surrender of the note. All payments by check may be made in next-day funds, that is, funds that become available on the day after the check is cashed. If Televisa issues notes in certificated form, holders of notes in certificated form will be able to receive payments of principal and interest on their notes at the office of Televisa’s paying agent maintained in New York City. Televisa will pay interest due on the maturity date or a redemption date of a certificated note to the person to whom payment of the principal and premium, if any, will be made. Notwithstanding the foregoing, a holder of U.S.$10.0 million or more in aggregate principal amount of certificated notes will be entitled to receive interest payments, if any, on any interest payment date other than the maturity date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by, and are acceptable to, the trustee not less than 15 calendar days prior to the interest payment date. Any wire transfer instructions received by the trustee will remain in effect until revoked by the holder. Any interest not punctually paid or duly provided for on a certificated note on any interest payment date other than the maturity date or a redemption date will cease to be payable to the holder of the note as of the close of business on the related record date and may be paid either (1) to the person in whose name the certificated note is registered at the close of business on a special record date for the payment of the defaulted interest that is fixed by Televisa, written notice of which will be given to the holders of the notes not less than 10 calendar days prior to the special record date, or (2) at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the notes may be listed, and upon such notice as may be required by such securities exchange, as provided in the indenture.

All monies paid by Televisa to the trustee or any paying agent for the payment of principal of, and premium and interest on, any note which remains unclaimed for two years after the principal, premium or interest is due and payable may be repaid to Televisa and, after that payment, the holder of the note will look only to Televisa for payment.

Form, Denomination and Registration

The notes will be issued only in registered form without coupons and in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof, unless otherwise specified.

We will issue the notes in global form, without interest coupons. Notes issued in global form will be represented, at least initially, by one or more notes. Upon issuance, global notes will be deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that, under procedures established by DTC, ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the notes).

Beneficial interests in the notes may be credited within DTC to Euroclear Bank S.A./N.V. and Clearstream, Luxembourg Banking, société anonyme on behalf of the owners of such interests. We refer to Euroclear S.A./N.V. and Clearstream, Luxembourg Banking, société anonyme as “Euroclear” and “Clearstream, Luxembourg,” respectively.

Investors may hold their interests in the notes directly through DTC, or indirectly through Euroclear or Clearstream, Luxembourg, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Beneficial interests in the notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below under “— Certificated Notes.”

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the registered owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or us.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream, Luxembourg will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream, Luxembourg. To deliver or receive an interest in a global note held in a Euroclear or Clearstream, Luxembourg account, an investor must send transfer instructions to Euroclear or Clearstream, Luxembourg, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, Luxembourg, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream, Luxembourg participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream, Luxembourg immediately following the DTC settlement date. Cash received in Euroclear or Clearstream, Luxembourg from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

Same Day Settlement and Payment

The underwriters will settle the notes in global form in immediately available funds. We will make all payments of principal and interest on the notes in global form in immediately available funds. Secondary market trading between participants in DTC, Euroclear or Clearstream, Luxembourg, will occur in accordance with the applicable rules and operating procedures of DTC, Euroclear or Clearstream, Luxembourg, and will be settled using the procedures applicable to securities in immediately available funds.

Information Relating to the Depositary. The following is based on information furnished by the depositary:

The depositary will act as the depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co., which is the depositary’s partnership nominee. Fully registered global notes will be issued for the notes in the aggregate principal amount of the issue, and will be deposited with the depositary.

The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes to participants’ accounts, thereby eliminating the need for physical movement of notes certificates. Direct participants of the depositary include securities brokers and dealers, including the initial purchaser of the notes, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants, including the underwriters of the notes and by the New York Stock Exchange, Inc., the NYSE MKT LLC, and the Financial Industry Regulatory Authority, Inc. Access to the depositary’s system is also available to indirect participants, which includes securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

Purchases of notes under the depositary’s system must be made by or through direct participants, which will receive a credit for the notes on the depositary’s record. The ownership interest of each beneficial owner, which is the actual purchaser of each note, represented by global notes, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes representing the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of the global notes representing the notes will not receive certificated notes representing their ownership interests therein, except in the limited circumstances described below.

To facilitate subsequent transfers, all global notes representing the notes which are deposited with, or on behalf of, the depositary are registered in the name of the depositary’s nominee, Cede & Co. The deposit of global notes with, or on behalf of, the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the global notes representing the notes; the depositary’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the depositary nor Cede & Co. will consent or vote with respect to the global notes representing the notes. Under its usual procedure, the depositary mails an omnibus proxy to Televisa as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal, premium, if any, and/or interest payments on the global notes representing the notes will be made to the depositary. The depositary’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the depositary’s records unless the depositary has reason to believe that it will not receive payment on the date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of the depositary, the trustee or Televisa, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest to the depositary is the responsibility of Televisa or the trustee, disbursement of the payments to direct participants will be the responsibility of the depositary, and disbursement of the payments to the beneficial owners will be the responsibility of direct and indirect participants.

The depositary may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to Televisa or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated notes are required to be printed and delivered.

Televisa may decide to discontinue use of the system of book-entry transfers through the depositary or a successor securities depositary. In that event, certificated notes will be printed and delivered.

Although the depositary, Euroclear and Clearstream, Luxembourg have agreed to the procedures described above in order to facilitate transfers of interests in the global notes among participants of the depositary, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the trustee nor Televisa will have any responsibility for the performance by the depositary, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Trading. Transfers between participants in the depositary will be effected in the ordinary way in accordance with the depositary’s rules and operating procedures, while transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Certificated Notes

We will issue notes to you in certificated registered form only if:

•	DTC is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have appointed a qualified successor within 90 days; or

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the notes.

If any of these events occurs, we will reissue the notes in fully certificated registered form and the trustee will recognize the registered holders of the certificated notes as holders under the indenture.

In the event that we issue certificated securities under the limited circumstances described above, then holders of certificated securities may transfer their notes in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive note, at the office or agency maintained by Televisa for this purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee at 101 Barclay Street, Floor 7-East, New York, New York 10286 or at the office of The Bank of New York Mellon (Luxembourg) S.A., our paying and transfer agent in Luxembourg, at Vertigo Building, Polaris, 2-4 rue Eugène Ruppert, L-2453 Luxembourg. Copies of this assignment form may be obtained at the offices of the transfer agent in New York City. Each time that we transfer or exchange a new note in certificated form for another note in certificated form, and after the transfer agent receives a completed assignment form, we will make available for delivery the new definitive note at the offices of the transfer agent in New York City. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person’s risk, the new definitive note to the address of that person that is specified in the assignment form. Neither Televisa nor the trustee will charge a service charge for any registration of transfer or exchange of notes, but Televisa may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the transfer or exchange (other than exchanges pursuant to the indenture not involving any transfer). Televisa will maintain a paying and transfer agent in Luxembourg for so long as any notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF market.

In addition, if we issue notes in certificated form, then we will make payments of principal of, interest on and any other amounts payable under the notes to holders in whose names the notes in certificated form are registered at the close of business on the record date for these payments. If the notes are issued in certificated form, we will make payments of principal and any redemption payments and premium, if any, upon presentation and surrender by the holder of the notes at the office or agency maintained by Televisa for this purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee at 101 Barclay Street, 7-East, New York, New York 10286. We have also initially appointed The Bank of New York Mellon (Luxembourg) S.A. at its office at Vertigo Building, Polaris, 2-4 rue Eugène Ruppert, L-2453, Luxembourg, to act as a Luxembourg paying agent.

Unless and until we issue the notes in fully-certificated, registered form,

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus supplement to actions by holders will refer to actions taken by a depositary upon instructions from their direct participants; and

•	all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

The information in this subsection “— Form, Denomination and Registration” concerning the depositary, Euroclear and Clearstream, Luxembourg and their respective book-entry systems has been obtained from the depositary, Euroclear and Clearstream, Luxembourg but Televisa takes responsibility solely for the accuracy of its extraction of this information.

Certain Covenants

The indenture provides that the covenants set forth below are applicable to Televisa and its Restricted Subsidiaries.

Limitation on Liens. Televisa will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien, except for Permitted Liens, on any Principal Property to secure the payment of Funded Indebtedness of Televisa or any Restricted Subsidiary if, immediately after the creation, incurrence or assumption of such Lien the sum of (without duplication) (A) the aggregate outstanding principal amount of all Funded Indebtedness of Televisa and the Restricted Subsidiaries that is secured by Liens (other than Permitted Liens) on any Principal Property and (B) the Attributable Debt relating to any Sale and Leaseback Transaction which would otherwise be subject to the provisions of clause 2(A)(i) of the “Limitation on Sale and Leaseback” covenant would exceed the greater of (x) U.S.$300.0 million and (y) 15% of Adjusted Consolidated Net Tangible Assets, unless effective provision is made whereby the notes (together with, if Televisa shall so determine, any other Funded Indebtedness ranking equally with the notes, whether then existing or thereafter created) are secured equally and ratably with (or prior to) such Funded Indebtedness (but only for so long as such Funded Indebtedness is so secured). For purposes of this covenant, the value of any Lien on any Principal Property securing Funded Indebtedness will be computed on the basis of the lesser of (i) the outstanding principal amount of such secured Funded Indebtedness and (ii) the higher of (x) the book value or (y) the Fair Market Value of the Principal Property securing such Funded Indebtedness.

The foregoing limitation on Liens shall not apply to the creation, incurrence or assumption of the following Liens (“Permitted Liens”):

(1) Any Lien which arises out of a judgment or award against Televisa or any Restricted Subsidiary with respect to which Televisa or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceeding for review (or with respect to which the period within which such appeal or proceeding for review may be initiated shall not have expired) and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review or with respect to which Televisa or such Restricted Subsidiary shall have posted a bond and established adequate reserves (in accordance with Mexican GAAP) for the payment of such judgment or award;

(2) Liens arising from the rendering of a final judgment or order against Televisa or any Restricted Subsidiary of Televisa that would not, with notice, passage of time or both, give rise to an event of default;

(3) Liens incurred or deposits made to secure indemnity obligations in respect of the disposition of any business or assets of Televisa or any Restricted Subsidiary; provided that the property subject to such Lien does not have a Fair Market Value in excess of the cash or cash equivalent proceeds received by Televisa and its Restricted Subsidiaries in connection with such disposition;

(4) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of discharging or defeasing Indebtedness of Televisa or any Restricted Subsidiary;

(5) Liens on assets or property of a Person existing at the time such Person is merged into, consolidated with or acquired by Televisa or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that: (i) any such Lien is not incurred in contemplation of such merger, consolidation or acquisition and does not secure any property of Televisa or any Restricted Subsidiary other than the property and assets subject to such Lien prior to such merger, consolidation or acquisition or (ii) if such Lien is incurred in contemplation of such merger, consolidation or acquisition it would be, if created or incurred on or after the consummation of such merger, consolidation or acquisition, a Permitted Lien under clause 7 below;

(6) Liens existing on the date of original issuance of the notes pursuant to the indenture;

(7) Liens securing Funded Indebtedness (including in the form of Capitalized Lease Obligations and purchase money Indebtedness) incurred for the purpose of financing the cost (including without limitation the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) of real or personal property (tangible or intangible) which is incurred contemporaneously therewith or within 180 days thereafter; provided (i) such Liens secure Funded Indebtedness in an amount not in excess of the cost of such property (plus an amount equal to the reasonable fees and expenses incurred in connection with the incurrence of such Funded Indebtedness) and (ii) such Liens do not extend to any property of Televisa or any Restricted Subsidiary other than the property for which such Funded Indebtedness was incurred;

(8) Liens to secure the performance of statutory and common law obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(9) Liens to secure the notes;

(10) Liens granted in favor of Televisa and/or any Wholly Owned Restricted Subsidiary to secure indebtedness owing to Televisa or such Wholly Owned Restricted Subsidiary;

(11) Legal or equitable encumbrances deemed to exist by reason of the inclusion of customary negative pledge provisions in any financing document of Televisa or any Restricted Subsidiary;

(12) Liens on the rights of Televisa or any Restricted Subsidiary to licensing, royalty and other similar payments in respect of programming or films and all proceeds therefrom; and

(13) Any Lien in respect of Funded Indebtedness representing the extension, refinancing, renewal or replacement (or successive extensions, refinancings, renewals or replacements) of Funded Indebtedness secured by Liens referred to in clauses (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12) above; provided that the principal of the Funded Indebtedness secured thereby does not exceed the principal of the Funded Indebtedness secured thereby immediately prior to such extension, renewal or replacement, plus any accrued and unpaid interest or capitalized interest payable thereon, reasonable fees and expenses incurred in connection therewith, and the amount of any prepayment premium necessary to accomplish any refinancing; and provided, further, that such extension, renewal or replacement shall be limited to all or a part of the property (or interest therein) subject to the Lien so extended, renewed or replaced (plus improvements and construction on such property); and provided, further, that in the case of Liens referred to in clauses (3), (4), (8), (9), (10), (11) and (12), the secured party with respect to the Lien so extended, renewed, refinanced or replaced is the party (or any successor or assignee thereof) that was secured prior to such extension, renewal, refinancing or replacement.

Limitation on Sale and Leaseback. Televisa will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided that Televisa or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) the gross cash proceeds of the Sale and Leaseback Transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors and set forth in a resolution delivered to the trustee, of the Principal Property that is the subject of the Sale and Leaseback Transaction; and

(2) either

(A) Televisa or the Restricted Subsidiary, as applicable, either (i) could have incurred a Lien to secure Funded Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the “Limitation on Liens” covenant, or (ii) makes effective provision whereby the notes (together with, if Televisa shall so determine, any other Funded Indebtedness ranking equally with the notes, whether then existing or thereafter created) are secured equally and ratably with (or prior to) the obligations of Televisa or the Restricted Subsidiary under the lease of such Principal Property, or

(B) within 360 days, Televisa or the Restricted Subsidiary either (i) applies an amount equal to the Attributable Debt in respect of such Sale and Leaseback Transaction to purchase the notes or to retire, defease or prepay (in whole or in part) other Funded Indebtedness, or (ii) enters into a bona fide commitment to expend for the acquisition or improvement of a Principal Property an amount at least equal to the Attributable Debt in respect of such Sale and Leaseback Transaction.

Designation of Restricted Subsidiaries. Televisa may designate an Unrestricted Subsidiary as a Restricted Subsidiary or designate a Restricted Subsidiary as an Unrestricted Subsidiary at any time; provided that (1) immediately after giving effect to such designation, Televisa and its Restricted Subsidiaries would have been permitted to incur at least U.S.$1.00 of additional Funded Indebtedness secured by a Lien pursuant to the “Limitation on Liens” covenant (other than Funded Indebtedness permitted to be secured by a Lien pursuant to the provisions of the definition of “Permitted Liens”), (2) no default or event of default shall have occurred and be continuing, and (3) an Officers’ Certificate with respect to such designation is delivered to the trustee within 75 days after the end of the fiscal quarter of Televisa in which such designation is made (or, in the case of a designation made during the last fiscal quarter of Televisa’s fiscal year, within 120 days after the end of such fiscal year), which Officers’ Certificate shall state the effective date of such designation. Televisa has designated as Unrestricted Subsidiaries all of its Subsidiaries other than those subsidiaries engaged in television broadcasting, pay television networks and programming exports (other than the subsidiaries which operate Bay City Television) and will deliver the required Officers’ Certificate with respect thereto to the trustee, on or prior to the date of initial issuance of the notes pursuant to the indenture.

Repurchase of Notes upon a Change of Control. Televisa must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase all notes then outstanding, at a purchase price equal to 101% of the principal amount of the notes on the date of repurchase, plus accrued interest

(if any) to the date of purchase. Televisa is not required to make an Offer to Purchase following a Change of Control if a third party makes an Offer to Purchase that would be in compliance with the provisions described in this covenant if it were made by Televisa and such third party purchases (for the consideration referred to in the immediately preceding sentence) the notes validly tendered and not withdrawn. Prior to the mailing of the notice to holders and publishing such notice to holders in a daily newspaper of general circulation in Luxembourg commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, Televisa covenants to (i) repay in full all indebtedness of Televisa that would prohibit the repurchase of the notes pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of Televisa to permit the repurchase of the notes. Televisa shall first comply with the covenant in the preceding sentence before it repurchases notes upon a Change of Control pursuant to this covenant.

The covenant requiring Televisa to repurchase the notes will, unless consents are obtained, require Televisa to repay all Indebtedness then outstanding, which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase. There can be no assurance that Televisa will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as by any covenant contained in other securities of Televisa which might be outstanding at the time).

Additional Amounts. All payments of amounts due in respect of the notes by Televisa will be made without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by or on behalf of Mexico, any political subdivision thereof or any agency or authority of or in Mexico (“Taxes”) unless the withholding or deduction of such Taxes is required by law or by the interpretation or administration thereof. In that event, Televisa will pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts receivable by the holders after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of the notes, in the absence of such withholding or deduction, which Additional Amounts shall be due and payable when the amounts to which such Additional Amounts relate are due and payable; except that no such Additional Amounts shall be payable with respect to:

(i) any Taxes which are imposed on, or deducted or withheld from, payments made to the holder or beneficial owner of a note by reason of the existence of any present or former connection between the holder or beneficial owner of the note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, corporation or partnership) and Mexico (or any political subdivision or territory or possession thereof or area subject to its jurisdiction) (including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) (x) being or having been a citizen or resident thereof, (y) maintaining or having maintained an office, permanent establishment, fixed base or branch therein, or (z) being or having been present or engaged in a trade or business therein) other than the mere holding of such note or the receipt of amounts due in respect thereof;

(ii) any estate, inheritance, gift, sales, stamp, transfer or personal property Tax;

(iii) any Taxes that are imposed on, or withheld or deducted from, payments made to the holder or beneficial owner of a note to the extent such Taxes would not have been so imposed, deducted or withheld but for the failure by such holder or beneficial owner of such note to comply with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with Mexico (or any political subdivision or territory or possession thereof or area subject to its jurisdiction) of the holder or beneficial owner of such note if (x) such compliance is required or imposed by a statute, treaty, regulation, rule, ruling or administrative practice in order to make any claim for exemption from, or reduction in the rate of, the imposition, withholding or deduction of any Taxes, and (y) at least 60 days prior to the first payment date with respect to which Televisa shall apply this clause (iii), Televisa shall have notified all the holders of notes, in writing, that such holders or beneficial owners of the notes will be required to provide such information or documentation;

(iv) any Taxes imposed on, or withheld or deducted from, payments made to a holder or beneficial owner of a note at a rate in excess of the 4.9% rate of Tax in effect on the date hereof and uniformly applicable in respect of payments made by Televisa to all holders or beneficial owners eligible for the benefits of a treaty for the avoidance of double taxation to which Mexico is a party without regard to the particular circumstances of such holders or beneficial owners (provided that, upon any subsequent increase in the rate of Tax that would be applicable to payments to all such holders or beneficial owners without regard to their particular circumstances, such increased rate shall be substituted for the 4.9% rate for purposes of this clause (iv)), but only to the extent that (x) such holder or beneficial owner has failed to provide on a timely basis, at the reasonable request of Televisa (subject to the conditions set forth below), information, documentation or other evidence concerning whether such holder or beneficial owner is eligible for benefits under a treaty for the avoidance of double taxation to which Mexico is a party if necessary to determine the appropriate rate of deduction or withholding of Taxes under such treaty or under any statute, regulation, rule, ruling or administrative practice, and (y) at least 60 days prior to the first payment date with respect to which Televisa shall make such reasonable request, Televisa shall have notified the holders of the notes, in writing, that such holders or beneficial owners of the notes will be required to provide such information, documentation or other evidence;

(v) to or on behalf of a holder of a note in respect of Taxes that would not have been imposed but for the presentation by such holder for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holder of such note would have been entitled to Additional Amounts in respect of such Taxes on presenting such note for payment on any date during such 15-day period;

(vi) any Taxes imposed under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) as of the Closing Date (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any law, regulation or practice adopted pursuant to any such intergovernmental agreement;

(vii) any withholding or deductions imposed on a payment to or for the benefit of the beneficial owner of a note required to be made pursuant to the European Council Directive 2003/48/EC (the “Directive”) or any law implementing or introduced in order to conform to, such Directive; or

(viii) any combination of (i), (ii), (iii), (iv), (v), (vi) or (vii) above (the Taxes described in clauses (i) through (vii), for which no Additional Amounts are payable, are hereinafter referred to as “Excluded Taxes”).

Notwithstanding the foregoing, the limitations on Televisa’s obligation to pay Additional Amounts set forth in clauses (iii) and (iv) above shall not apply if (a) the provision of information, documentation or other evidence described in such clauses (iii) and (iv) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a note (taking into account any relevant differences between U.S. and Mexican law, rules, regulations or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law, regulations and administrative practice (such as IRS Forms W-8BEN, W-8BEN-E and W-9) or (b) Rule 3.18.18 issued by the Secretaría de Hacienda y Crédito Público (Ministry of Finance and Public Credit) or a substantially similar successor of such rule is in effect, unless the provision of the information, documentation or other evidence described in clauses (iii) and (iv) is expressly required by statute, regulation, rule, ruling or administrative practice in order to apply Rule.3.18.18 (or a substantially similar successor of such rule), Televisa cannot obtain such information, documentation or other evidence on its own through reasonable diligence and Televisa otherwise would meet the requirements for application of Rule 3.18.18 (or such successor of such rule). In addition, such clauses (iii) and (iv) shall not be construed to require that a non-Mexican pension or retirement fund or a non-Mexican financial institution or any other holder register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax or to require that a holder or beneficial owner certify or provide information concerning whether it is or is not a tax-exempt pension or retirement fund.

At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if Televisa will be obligated to pay Additional Amounts with respect to such payment (other than Additional Amounts payable on the date of the indenture), Televisa will deliver to the trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable, and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders on the payment date. Whenever either in the indenture or in this prospectus supplement there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

In the event that Televisa has become or would become required to pay any Additional Amounts in excess of those attributable to Taxes that are imposed, deducted or withheld at a rate of 4.9% as a result of certain changes affecting Mexican tax laws, Televisa may redeem all, but not less than all, of the notes, at any time at 100% of the principal amount, together with accrued and unpaid interest thereon, if any, to the redemption date. See “— Withholding Tax Redemption.”

Televisa will provide the trustee with documentation evidencing the payment of Mexican taxes in respect of which Televisa has paid any Additional Amounts. Copies of such documentation will be made available to the holders or the paying agent, as applicable, upon request therefor.

In addition, Televisa will pay any stamp, issue, registration, documentary or other similar taxes and other duties (including interest and penalties) (a) payable in Mexico or the United States (or any political subdivision of either jurisdiction) in respect of the creation, issue and offering of the notes, and (b) payable in Mexico (or any political subdivision thereof) in respect of the subsequent redemption or retirement of the notes (other than, in the case of any subsequent redemption or retirement, Excluded Taxes; except for this purpose, the definition of Excluded Taxes will not include those defined in clause (ii) thereof).

Optional Redemption

We will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund — meaning that we will not deposit money on a regular basis into any separate account to repay your notes. In addition, you will not be entitled to require us to repurchase your notes from you before the stated maturity, except as provided under “— Certain Covenants — Repurchase of Notes upon a Change of Control.”

Optional Redemption With “Make-Whole” Amount

Prior to                 , we will have the right at our option to redeem any of the notes in whole or in part, at any time or from time to time on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum calculated by us of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus      basis points (the “Make-Whole Amount”), plus in each case accrued interest on the principal amount of the notes to the date of redemption. On or after                 , we will have the right at our option to redeem any of the notes in whole or in part, at any time or from time to time on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of such notes, plus accrued interest on the principal amount of the notes to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co., HSBC Securities (USA) Inc. and Morgan Stanley & Co. LLC or their respective affiliates which are primary United States government securities dealers and two other leading primary United States government securities dealers in New York City reasonably designated by us; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate in accordance with the procedures of DTC.

Withholding Tax Redemption

The notes are subject to redemption (“Withholding Tax Redemption”) at any time (a “Withholding Tax Redemption Date”), as a whole but not in part, at the election of Televisa, at a redemption price equal to 100% of the unpaid principal amount thereof plus accrued and unpaid interest, if any, to and including the Withholding Tax Redemption Date (the “Withholding Tax Redemption Price”) if, as a result of (i) any change in or amendment to the laws, rules or regulations of Mexico, or any political subdivision or taxing authority or other instrumentality thereof or therein, or (ii) any amendment to or change in the rulings or interpretations relating to such laws, rules or regulations made by any legislative body, court or governmental or regulatory agency or authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination) of Mexico, or any political subdivision or taxing authority or other instrumentality thereof or therein, or (iii) any official interpretation, application or pronouncement by any legislative body, court or governmental or regulatory agency or authority that provides for a position with respect to such laws, rules or regulations that differs from the theretofore generally accepted position, which amendment or change is enacted, promulgated, issued or announced or which interpretation, application or pronouncement is issued or announced, in each case, after the Closing Date, Televisa has become or would become required to pay any Additional Amounts (as defined above) in excess of those attributable to Taxes (as defined above) that are imposed, deducted or withheld at a rate of 4.9% on or from any payments under the notes. See “— Additional Amounts” and “Taxation — Federal Mexican Taxation.”

The election of Televisa to redeem the notes shall be evidenced by a certificate (a “Withholding Tax Redemption Certificate”) of a financial officer of Televisa, which certificate shall be delivered to the trustee. Televisa shall, not less than 35 days nor more than 45 days prior to the Withholding Tax Redemption Date, notify the trustee in writing of such Withholding Tax Redemption Date and of all other information necessary to the giving by the trustee of notices of such Withholding Tax Redemption. The trustee shall be entitled to rely conclusively upon the information so furnished by Televisa in the Withholding Tax Redemption Certificate and shall be under no duty to check the accuracy or completeness thereof. Such notice shall be irrevocable and upon its delivery Televisa shall be obligated to make the payment or payments to the trustee referred to therein at least two Business Days prior to such Withholding Tax Redemption Date.

Notice of Withholding Tax Redemption shall be given by the trustee to the holders, in accordance with the provisions under “— Notices,” upon the mailing by first-class postage prepaid to each registered holder at the address of such holder as it appears in the Register not less than 30 days nor more than 60 days prior to the Withholding Tax Redemption Date.

The notice of Withholding Tax Redemption shall state:

(i)	the Withholding Tax Redemption Date;

(ii)	the Withholding Tax Redemption Price;

(iii)	the sum of all other amounts due to the holders under the notes and the indenture;

(iv)	that on the Withholding Tax Redemption Date, the Withholding Tax Redemption Price will become due and payable upon each such note so to be redeemed;

(v)	the place or places, including the offices of our paying agent in Luxembourg, where such notes so to be redeemed are to be surrendered for payment of the Withholding Tax Redemption Price; and

(vi)	the ISIN number of the notes.

Notice of Withholding Tax Redemption having been given as aforesaid, the notes so to be redeemed shall, on the Withholding Tax Redemption Date, become due and payable at the Withholding Tax Redemption Price therein specified. Upon surrender of any such notes for redemption in accordance with such notice, such notes shall be paid by the paying agent on behalf of Televisa on the Withholding Tax Redemption Date; provided that moneys sufficient therefor have been deposited with the trustee for the holders.

Notwithstanding anything to the contrary herein or in the indenture or in the notes, if a Withholding Tax Redemption Certificate has been delivered to the trustee and Televisa shall have paid to the trustee for the benefit of the holders (i) the Withholding Tax Redemption Price and (ii) all other amounts due to the holders and the trustee under the notes and the indenture, then neither the holders nor the trustee on their behalf shall any longer be entitled to exercise any of the rights of the holders under the notes, other than the rights of the holders to receive payment of such amounts from the paying agent, and the occurrence of an event of default whether before or after such payment by Televisa to the trustee for the benefit of the holders shall not entitle either the holders or the trustee on their behalf after such payment to declare the principal of any notes then outstanding to be due and payable on any date prior to the Withholding Tax Redemption Date. The funds paid to the trustee shall be used to redeem the notes on the Withholding Tax Redemption Date.

Merger and Consolidation

Televisa may not consolidate with or merge into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and the properties and assets of its Subsidiaries (taken as a whole) as an entirety to any entity or entities (including limited liability companies) unless (1) the successor entity or entities, each of which shall be organized under the laws of Mexico or of the United States or a State thereof, shall assume by supplemental indenture all the obligations of Televisa under the notes and the indenture, (2) immediately after giving effect to the transaction or series of transactions, no default or event of default shall have occurred and be continuing and (3) if, as a result of such transaction, properties or assets of Televisa would become subject to an encumbrance which would not be permitted by the terms of the notes, Televisa or the successor entity or entities shall take such steps as are necessary to secure such notes equally and ratably with all indebtedness secured thereunder; provided, that notwithstanding the foregoing, nothing herein shall prohibit Televisa or a Restricted Subsidiary from selling, assigning, transferring, leasing, conveying or otherwise disposing of any of Televisa’s Subsidiaries that are Unrestricted Subsidiaries at the date of the indenture or any interest therein or any assets thereof. Thereafter, all such obligations of Televisa shall terminate.

Events of Default

The term “event of default” means any one of the following events with respect to any series of senior debt securities, including the notes:

(1) default in the payment of any interest on any senior debt security of the series, or any Additional Amounts payable with respect thereto, when the interest becomes or the Additional Amounts become due and payable, and continuance of the default for a period of 30 days;

(2) default in the payment of the principal of or any premium on any senior debt security of the series, or any Additional Amounts payable with respect thereto, when the principal or premium becomes or the Additional Amounts become due and payable at their maturity;

(3) failure of Televisa to comply with any of its obligations described above under “— Merger and Consolidation”;

(4) default in the deposit of any sinking fund payment when and as due by the terms of a senior debt security of the series;

(5) default in the performance, or breach, of any covenant or warranty of Televisa in the indenture or the senior debt securities (other than a covenant or warranty a default in the performance or the breach of which is elsewhere in the indenture specifically dealt with or which has been expressly included in the indenture solely for the benefit of a series of senior debt securities other than the relevant series), and continuance of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to Televisa by the trustee or to Televisa and the trustee by the holders of at least 25% in principal amount of the outstanding senior debt securities of the series, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the indenture;

(6) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of Televisa or any Material Subsidiary of Televisa, whether the Indebtedness now exists or shall hereafter be created, shall happen and shall result in Indebtedness in aggregate principal amount (or, if applicable, with an issue price and accreted original issue discount) in excess of U.S.$100.0 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and (i) the acceleration shall not be rescinded or annulled, (ii) such Indebtedness shall not have been paid or (iii) Televisa or such Material Subsidiary shall not have contested such acceleration in good faith by appropriate proceedings and have obtained and thereafter maintained a stay of all consequences that would have a material adverse effect on Televisa, in each case within a period of 30 days after there shall have been given, by registered or certified mail, to Televisa by the trustee or to Televisa and the trustee by the holders of at least 25% in principal amount of the outstanding senior debt securities of the series then outstanding, a written notice specifying the default or breaches and requiring it to be remedied and stating that the notice is a “Notice of Default” or other notice as prescribed in the indenture; provided, however, that if after the expiration of such period, such event of default shall be remedied or cured by Televisa or be waived by the holders of such Indebtedness in any manner authorized by such mortgage, indenture or instrument, then the event of default with respect to such series of senior debt securities or by reason thereof shall, without further action by Televisa, the trustee or any holder of senior debt securities of such series, be deemed cured and not continuing;

(7) the entry by a court having competent jurisdiction of:

(a) a decree or order for relief in respect of Televisa or any Material Subsidiary in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, which decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(b) a decree or order adjudging Televisa or any Material Subsidiary to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of Televisa or any Material Subsidiary, which decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(c) a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of Televisa or any Material Subsidiary or of any substantial part of the property of Televisa or any Material Subsidiary or ordering the winding up or liquidation of the affairs of Televisa;

(8) the commencement by Televisa or any Material Subsidiary of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by Televisa or any Material Subsidiary to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by Televisa or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by Televisa or any Material Subsidiary to the filing of the petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of Televisa or any Material Subsidiary or any substantial part of the property of Televisa or any Material Subsidiary or the making by Televisa or any Material Subsidiary of an assignment for the benefit of creditors, or the taking of corporate action by Televisa or any Material Subsidiary in furtherance of any such action; or

(9) any other event of default provided in or pursuant to the indenture with respect to senior debt securities of the series.

If an event of default with respect to senior debt securities of any series at the time outstanding (other than an event of default specified in clause (7) or (8) above) occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of the series may declare the principal of all the senior debt securities of the series, or such lesser amount as may be provided for in the senior debt securities of the series, to be due and payable immediately, by a notice in writing to Televisa (and to the trustee if given by the holders), and upon any declaration the principal or such lesser amount shall become immediately due and payable. If an event of default specified in clause (7) or (8) above occurs, all unpaid principal of and accrued interest on the outstanding senior debt securities of that series (or such lesser amount as may be provided for in the senior debt securities of the series) shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of any senior debt security of that series.

At any time after a declaration of acceleration or automatic acceleration with respect to the senior debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding senior debt securities of the series, by written notice to Televisa and the trustee, may rescind and annul the declaration and its consequences if:

(1) Televisa has paid or deposited with the trustee a sum of money sufficient to pay all overdue installments of any interest on and additional amounts with respect to all senior debt securities of the series and the principal of and any premium on any senior debt securities of the series which have become due otherwise than by the declaration of acceleration and interest on the senior debt securities; and

(2) all events of default with respect to senior debt securities of the series, other than the non-payment of the principal of, any premium and interest on, and any additional amounts with respect to senior debt securities of the series which shall have become due solely by the acceleration, shall have been cured or waived.

No rescission shall affect any subsequent default or impair any right consequent thereon.

Meetings of Noteholders

A meeting of noteholders may be called by the trustee, Televisa or the holders of at least 10% in aggregate principal amount of the outstanding notes at any time and from time to time, to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other actions provided by the indenture to be made, given or taken by holders of notes. The meeting shall be held at such time and at such place in the Borough of Manhattan, The City of New York or in such other place as the trustee shall determine. Notice of every meeting of noteholders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given not less than 21 nor more than 180 days prior to the date fixed for the meeting.

The persons entitled to vote a majority in principal amount of the outstanding notes shall constitute a quorum for a meeting; except that if any action requires holders of at least 66 2/3% in principal amount of the outstanding notes to a consent or waiver the Persons entitled to vote 66 2/3% in principal amount of the outstanding notes shall constitute a quorum. Any resolution presented to a meeting at which a quorum is present may be adopted only by the affirmative vote of the holders of a majority in principal amount of the outstanding notes; except that any resolution requiring consent of the holders of at least 66 2/3% in principal amount of the outstanding notes may be adopted at a meeting by the affirmative vote of the holders of at least 66 2/3% in principal amount of the outstanding notes. Any resolution passed or decision taken at any meeting of holders of notes duly held in accordance with the indenture shall be binding on all the holders of notes, whether or not such holders were present or represented at the meeting.

Modification and Waiver

Modification and amendments of the indenture may be made by Televisa and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each series affected thereby; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding senior debt security affected thereby:

(1) change the stated maturity of the principal of, or any premium or installment of interest on, or any Additional Amounts with respect to, any senior debt security;

(2) reduce the principal amount of, or the rate (or modify the calculation of the rate) of interest on, or any Additional Amounts with respect to, or any premium payable upon the redemption of, any senior debt security;

(3) change the redemption provisions of any senior debt security or adversely affect the right of repayment at the option of any holder of any senior debt security;

(4) change the place of payment or the coin or currency in which the principal of, any premium or interest on or any Additional Amounts with respect to any senior debt security is payable;

(5) impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior debt security (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the date for repayment);

(6) reduce the percentage in principal amount of the outstanding senior debt securities, the consent of whose holders is required in order to take certain actions;

(7) reduce the requirements for quorum or voting by holders of senior debt securities as provided in the indenture;

(8) modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of senior debt securities except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each senior debt security affected thereby; or

(9) modify any of the above provisions.

The holders of not less than a majority in aggregate principal amount of the senior debt securities of any series may, on behalf of the holders of all senior debt securities of the series, waive compliance by Televisa with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series may, on behalf of the holders of all senior debt securities of the series, waive any past default and its consequences under the indenture with respect to the senior debt securities of the series, except a default:

•	in the payment of principal (or premium, if any), or any interest on or any Additional Amounts with respect to senior debt securities of the series; or

•	in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each senior debt security of any series.

Under the indenture, Televisa is required to furnish the trustee annually a statement as to performance by Televisa of certain of its obligations under the indenture and as to any default in the performance. Televisa is also required to deliver to the trustee, within five days after becoming aware thereof, written notice of any event of default or any event which after notice or lapse of time or both would constitute an event of default.

The indenture contains provisions permitting Televisa and the trustee, without the consent of any holders of notes, to enter into a supplemental indenture, among other things, for purposes of curing any ambiguity or correcting or supplementing any provisions contained in the indenture or in any supplemental indenture or making other provisions in regard to the matters or questions arising under the indenture or any supplemental indenture as the Board of Directors of Televisa deems necessary or desirable and which does not adversely affect the interests of the holders of notes in any material respect. Televisa and the trustee, without the consent of any holders of notes, may also enter into a supplemental indenture to establish the forms or terms of any series of senior debt securities as are not otherwise inconsistent with any of the provisions of the indenture.

Notices

All notices regarding the notes shall be valid if that notice is given to holders of notes in writing and mailed to each holder of notes, and, for so long as the notes are listed on the Official List of the Luxembourg Stock Exchange, if published in a leading daily newspaper of general circulation in Luxembourg.

While the notes are represented by the global note deposited with DTC, notices to holders may be given electronically by delivery to the depositary, and such notices will be deemed to be given on the date of delivery to the depositary. The trustee will also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form.

In addition, so long as the notes are admitted to listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF market, in accordance with the rules and regulations of the Luxembourg Stock Exchange, all notices regarding the notes shall be valid if published in a leading daily newspaper of general circulation in Luxembourg, which is expected to be Luxemburger Wort or on the website of the Luxembourg Stock Exchange (www.bourse.lu). If such publication is not practicable, notice will be considered to be validly given if otherwise made in accordance with the rules of the Luxembourg Stock Exchange.

Notices will be deemed to have been given on the date of mailing or of publication as aforesaid or, if published on different dates, on the date of the first such publication.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder of the notes, will affect the sufficiency of any notice given to another holder of the notes.

Unclaimed Amounts

Any money deposited with the trustee or paying agent or held by Televisa, in trust, for the payment of principal, premium, interest or any Additional Amounts, that remains unclaimed for two years after such amount becomes due and payable shall be paid to Televisa on its request or, if held by Televisa, shall be discharged from such trust. The holder of the notes will look only to Televisa for payment thereof, and all liability of the trustee, paying agent or of Televisa, as trustee, shall thereupon cease. However, the trustee or paying agent may at the expense of Televisa cause to be published once in a newspaper in each place of payment, or to be mailed to holders of notes, or both, notice that that money remains unclaimed and any unclaimed balance of such money remaining, after a specified date, will be repaid to Televisa.

Certain Definitions

The following are certain of the terms defined in the indenture.

For purposes of the following definitions, the covenants described under “— Certain Covenants” and the indenture generally, all calculations and determinations shall be made in accordance with Mexican GAAP and shall be based upon the consolidated financial statements of Televisa and its Restricted Subsidiaries prepared in accordance with Mexican GAAP and Televisa’s accounting policies.

“Adjusted Consolidated Net Tangible Assets” means the total amount of assets of Televisa and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), including any write-ups or restatements required under Mexican GAAP (other than with respect to items referred to in clause (ii) below), after deducting therefrom (i) all current liabilities of Televisa and its Restricted Subsidiaries (excluding deposits and customer advances) and (ii) all goodwill, trade names, trademarks, licenses, concessions, patents, unamortized debt discount and expense and other intangibles, all as determined in accordance with Mexican GAAP; provided that “Adjusted Consolidated Net Tangible Assets” shall be deemed to include transmission rights, programs and films, as determined in accordance with Mexican GAAP.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Debt” in respect of a Sale and Leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with Mexican GAAP.

“Board of Directors” means the Board of Directors of Televisa or the Executive Committee thereof, if duly authorized by the Board of Directors and under Mexican Law to act with respect to the indenture; provided, that for purposes of clause (ii) of the definition of Change of Control, the Board of Directors shall mean the entire Board of Directors then in office.

“Capitalized Lease Obligation” of any Person means any obligation of such Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased (other than leases for transponders) by such Person and used in its business that is required to be accounted for as a liability on the balance sheet of such Person in accordance with Mexican GAAP and the amount of such Capitalized Lease Obligation shall be the amount so required to be accounted for as a liability.

“Change of Control” means such time as (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of shares of Voting Stock of Televisa representing more than 35% of the total voting power of the total Voting Stock of Televisa on a fully diluted basis and (A) such ownership is greater than the amount of voting power of the total Voting Stock, on a fully diluted basis, “beneficially owned” by the Existing Stockholders and their Affiliates on such date, (B) such beneficial owner has the right under applicable law to exercise the voting power of such shares and (C) such beneficial owner has the right to elect more directors than the Existing Stockholders and their Affiliates on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors of Televisa (together with any new directors whose election by the Board of Directors or whose nomination for election by Televisa’s stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

“Closing Date” means the date of the initial issuance of the notes offered hereby.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto, in each case as amended from time to time.

“Existing Stockholders” means (i) Emilio Azcárraga Jean, (ii) a parent, brother or sister of the individual named in clause (i), (iii) the spouse or a former spouse of any individual named in clause (i) or (ii), (iv) the lineal descendants of any person named in clauses (i) through (iii) and the spouse or a former spouse of any such lineal descendant, (v) the estate or any guardian, custodian or other legal representative of any individual named in clauses (i) through (iv), (vi) any trust established solely for the benefit of any one or more of the individuals named in clauses (i) through (v) and (vii) any Person in which all of the equity interests are owned, directly or indirectly, by any one or more of the Persons named in clauses (i) through (vi).

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of Televisa, acting in good faith and evidenced by a resolution delivered to the trustee.

“Funded Indebtedness” of any Person means, as of the date as of which the amount thereof is to be determined, without duplication, all Indebtedness of such Person for borrowed money or for the deferred purchase price of property or assets in respect of which such Person is liable and all guarantees by such Person of any Indebtedness of others for borrowed money, and all Capitalized Lease Obligations of such Person, which by the terms thereof have a final maturity, duration or payment date more than one year from the date of determination thereof (including, without limitation, any balance of such Indebtedness or obligation which was Funded Indebtedness at the time of its creation maturing within one year from such date of determination) or which has a final maturity, duration or payment date within one year from such date of determination but which by its terms may be renewed or extended at the option of such Person for more than one year from such date of determination, whether or not theretofore renewed or extended; provided, however, “Funded Indebtedness” shall not include (1) any Indebtedness of Televisa or any Subsidiary to Televisa or another Subsidiary, (2) any guarantee by Televisa or any Subsidiary of Indebtedness of Televisa or another Subsidiary; provided that such guarantee is not secured by a Lien on any Principal Property, (3) any guarantee by Televisa or any Subsidiary of the Indebtedness of any person (including, without limitation, a business trust), if the obligation of Televisa or such Subsidiary under such guaranty is limited in amount to the amount of funds held by or on behalf of such person that are available for the payment of such Indebtedness, (4) liabilities under interest rate swap, exchange, collar or cap agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates or currency exchange rates, and (5) liabilities under commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect against fluctuations in prices. For purposes of determining the outstanding principal amount of Funded Indebtedness at any date, the amount of Indebtedness issued at a price less than the principal amount thereof shall be equal to the amount of the liability in respect thereof at such date determined in accordance with Mexican GAAP.

“Indebtedness” of any Person means:

(1) any indebtedness of such Person (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities;

(2) any guarantee by such Person of any indebtedness of others described in the preceding clause (1); and

(3) any amendment, renewal, extension or refunding of any such indebtedness or guarantee.

“Lien” means any mortgage, pledge, lien, security interest, or other similar encumbrance.

“Material Subsidiary” means, at any relevant time, any Subsidiary that meets any of the following conditions:

(1) Televisa’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total consolidated assets of Televisa and its Subsidiaries;

(2) Televisa’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated assets of Televisa and its Subsidiaries;

(3) Televisa’s and its other Subsidiaries’ proportionate share of the total revenues (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated revenue of Televisa and its Subsidiaries; or

(4) Televisa’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10% of such income of Televisa and its Subsidiaries;

all as calculated by reference to the then latest fiscal year-end accounts (or consolidated fiscal year-end accounts, as the case may be) of such Subsidiary and the then latest audited consolidated fiscal year-end accounts of Televisa and its Subsidiaries.

“Mexican GAAP” means financial reporting standards in Mexico and the accounting principles and policies of Televisa and its Restricted Subsidiaries, in each case as in effect from time to time, or any financial reporting standards authorized by the Mexican Comisión Nacional Bancaria y de Valores and applied by Televisa. All ratios and computations shall be computed in conformity with Mexican GAAP.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Property” means, as of any date of determination, (a) any television production and/or network facility, television programming library, and, if applicable, any cable system and satellite television services facility, including land and buildings and other improvements thereon and equipment located therein, owned by Televisa or any Restricted Subsidiary and used in the ordinary course of its business and (b) any executive offices, administrative buildings, and research and development facilities, including land and buildings and other improvements thereon and equipment located therein, of Televisa or any Restricted Subsidiary, other than any such property which, in the good faith opinion of the Board of Directors, is not of material importance to the business conducted by Televisa and its Restricted Subsidiaries taken as a whole.

“Restricted Subsidiary” means, as of any date of determination, a subsidiary which has been, or is then being, designated a Restricted Subsidiary in accordance with the “Designation of Restricted Subsidiaries” covenant, unless and until designated an Unrestricted Subsidiary in accordance with such covenant.

“Sale and Leaseback Transactions” means any arrangement providing for the leasing to Televisa or a Subsidiary of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by Televisa or such Subsidiary to the lessor.

“Subsidiary” means any corporation, association, limited liability company, partnership or other business entity of which a majority of the total voting power of the capital stock or other interests (including partnership interests) entitled (without regard to the incurrence of a contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) Televisa, (ii) Televisa and one or more of its Subsidiaries or (iii) one or more Subsidiaries of Televisa.

“Televisa” means Grupo Televisa, S.A.B., a limited liability public stock corporation (sociedad anónima bursátil) organized under the laws of the United Mexican States, until a successor replaces it pursuant to the applicable provisions of the indenture and thereafter means the successor.

“Unrestricted Subsidiary” means, as of any date of determination, any Subsidiary of Televisa that is not a Restricted Subsidiary.

“Voting Stock” means, with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Restricted Subsidiary of any Person, such Restricted Subsidiary if all of the outstanding capital stock in such Restricted Subsidiary (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable law and shares of common stock that, in the aggregate, do not exceed 1% of the economic value or voting power of the capital stock of such Restricted Subsidiary) is owned by such Person or one or more Wholly Owned Restricted Subsidiaries of such Person.

Discharge, Defeasance and Covenant Defeasance

Televisa may discharge certain obligations to holders of any series of senior debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing or causing to be deposited with the trustee, in trust, funds specifically pledged as security for, and dedicated solely to, the benefit of the holders in the currency in which such senior debt securities are payable or Government Obligations, which is defined below, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the entire indebtedness on the senior debt securities with respect to principal (and premium, if any) and interest to the date of the deposit (if the senior debt securities have become due and payable) or to the maturity thereof, as the case may be.

The indenture provides that, unless the provisions of the “Defeasance and Covenant Defeasance” section thereof are made inapplicable in respect of any series of senior debt securities of or within any series pursuant to the “Amount Unlimited; Issuable in Series” section thereof, Televisa may elect, at any time, either:

•	to defease and be discharged from any and all obligations with respect to the senior debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the senior debt securities and other obligations to register the transfer or exchange of the senior debt securities, to replace temporary or mutilated, destroyed, lost or stolen senior debt securities, to maintain an office or agency with respect to the senior debt securities and to hold moneys for payment in trust) (“defeasance”); or

•	to be released from its obligations with respect to the senior debt securities under the covenants described under “— Certain Covenants” and “— Merger and Consolidation” above or, if provided pursuant to the “Amount Unlimited; Issuable in Series” section of the indenture, its obligations with respect to any other covenant, and any omission to comply with the obligations shall not constitute a default or an event of default with respect to the senior debt securities (“covenant defeasance”).

Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by Televisa with the trustee, as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of such senior debt securities, of (i) an amount in U.S. dollars or in such currency in which such senior debt securities, together with all interest appertaining thereto, are then specified as payable at their stated maturity, or (ii) an amount of Government Obligations, which is defined below, applicable to such senior debt securities and the interest appertaining thereto (determined on the basis of the currency in which such senior debt securities and interest appertaining thereto are then specified as payable at their stated maturity), which through the scheduled payment of principal and interest in accordance with their terms will provide money, or a combination thereof in an amount, in any case, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the entire indebtedness on the senior debt securities with respect to principal (and premium, if any) and interest to the date of the deposit (if the senior debt securities have become due and payable) or to the maturity thereof, as the case may be.

Such a trust may only be established if, among other things,

•	the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Televisa is a party or by which it is bound, and

•	Televisa has delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the senior debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by Televisa, a revenue ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

“Government Obligations” means securities which are:

•	direct obligations of the United States of America or the government or the governments in the confederation which issued the currency in which the senior debt securities of a particular series are payable, for the payment of which the full faith and credit of the United States or such other government or governments is pledged; or

•	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such other government or governments, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments;

and which are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any Government Obligation held by the custodian for the account of the holder of the depositary receipt; provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by the depositary receipt.

In the event Televisa effects covenant defeasance with respect to any senior debt securities and the senior debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the “Limitation on Liens” and “Limitation on Sale and Leaseback” covenants contained in the indenture (which sections would no longer be applicable to the senior debt securities after the covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount in the currency in which the senior debt securities are payable and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the senior debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the senior debt securities at the time of the acceleration resulting from the event of default. However, Televisa would remain liable to make payment of the amounts due at the time of acceleration.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any provisions relating to conflicts of laws other than Section 5-1401 of the New York General Obligations Law.

Submission to Jurisdiction; Agent for Service of Process

We will submit to the jurisdiction of any federal or state court in the City of New York, Borough of Manhattan for purposes of all legal actions and proceedings instituted in connection with the notes and the indenture. We expect to appoint CT Corporation System Inc., 111 Eighth Avenue, New York, New York 10011 as our authorized agent upon which service of process may be served in any such action.

Regarding the Trustee

The trustee is permitted to engage in other transactions with Televisa and its subsidiaries from time to time; provided that if the trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default on the notes, or else resign.

Televisa may at any time remove the trustee under the terms of the Indenture at its office or agency in the City of New York designated for the foregoing purposes and may from time to time rescind such designations.

No Personal Liability of Shareholders, Officers, Directors, or Employees

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Televisa in such indenture, or in any of the notes or because of the creation of any indebtedness represented thereby, shall be had against any shareholder, officer, director, employee or controlling person of Televisa or of any successor thereof.

TAXATION

The following is a general summary of the principal U.S. federal income and Mexican federal tax consequences of the purchase, ownership and disposition of the notes, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own and dispose of the notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico (except certain European Union related taxes discussed below).

This summary is for general information only and is based on the tax laws of the United States (including the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and the U.S. Treasury regulations promulgated thereunder) and Mexico as in effect on the date of this prospectus supplement, as well as judicial decisions and administrative rulings of the United States and rules and regulations of Mexico available on or before that date and now in effect. All of the foregoing are subject to change, possibly with retroactive effect, which could affect the continued validity of this summary.

Prospective purchasers of the notes should consult their own tax advisors as to the Mexican, U.S. or other tax consequences of the purchase, ownership and disposition of the notes, including the particular tax consequences to them in light of their particular investment circumstances.

United States/Mexico Tax Treaty

A convention for the Avoidance of Double Taxation and protocols to that convention (collectively referred to herein as the “U.S.-Mexico treaty”) are in effect. However, as discussed below under “— Federal Mexican Taxation,” as of the date of this prospectus supplement, the U.S.-Mexico treaty is not generally expected to have any material effect on the Mexican income tax consequences described in this prospectus supplement. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters.

Mexico has also entered into, and is negotiating several other, tax treaties with various countries that also, as of the date of this prospectus supplement, are not generally expected to have any material effect on the Mexican income tax consequences described in this prospectus supplement.

United States Federal Income Taxation

This summary of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the notes is limited to beneficial owners of the notes that:

•	acquire the notes in this offering at a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers);

•	except as specifically discussed below, are U.S. holders (as defined below); and

•	will hold the notes as capital assets.

As used in this prospectus supplement, a “U.S. holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (or entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, or any State thereof or the District of Columbia;

•	an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source; or

•	a trust, if either (x) it is subject to the primary supervision of a court within the United States and one or more “United States persons” (as defined in the Internal Revenue Code) has the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person”.

This summary does not discuss considerations or consequences relevant to beneficial owners of the notes that are subject to special provisions of U.S. federal income tax law, such as:

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities;

•	certain U.S. expatriates;

•	persons that are subject to the alternative minimum tax;

•	financial institutions, insurance companies, and dealers or traders in securities or currencies;

•	U.S. holders having a “functional currency” other than the U.S. Dollar; and

•	persons that will hold the notes as part of a constructive sale, wash sale, conversion transaction or other integrated transaction or a straddle, hedge or synthetic security.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds the notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding the notes, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

In addition, this summary does not address the tax consequences to U.S. holders that purchase the notes other than in this offering or at a price other than the issue price of the notes. Finally, this summary does not address the effect of any U.S. federal tax laws other than the U.S. federal income tax laws (e.g., U.S. federal estate or gift tax laws) or any U.S. state or local tax laws on a beneficial owner of the notes. This discussion assumes that each beneficial owner of the notes will comply with the certification procedures described in “Description of the Notes — Certain Covenants — Additional Amounts” as may be necessary to obtain a reduced rate of withholding tax under Mexican law. Each beneficial owner of the notes should consult a tax advisor as to the particular tax consequences to it of purchasing, owning and disposing of the notes, including the applicability and effect of any state, local or foreign tax laws.

Interest and Additional Amounts. Interest on the notes and Additional Amounts paid in respect of Mexican withholding taxes imposed on interest payments on the notes (as described in “Description of the Notes — Certain Covenants — Additional Amounts”) will be included in a U.S. holder’s gross income as ordinary interest income at the time they are paid or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes. The amount of interest income included in a U.S. holder’s gross income will include the amount of all Mexican taxes that we withhold (as described below under “— Federal Mexican Taxation”) from these payments made on the notes. Thus, a U.S. holder will have to include in gross income an amount of interest income that is greater than the amount of cash it receives from these payments on its note. For purposes of the following discussion, references to interest include Additional Amounts.

A U.S. holder may, subject to certain limitations, be eligible to claim any Mexican income taxes withheld from interest payments as a credit for purposes of computing its U.S. federal income tax liability, even though we will remit these Mexican withholding tax payments. Interest and Additional Amounts paid on the notes will constitute income from sources without the United States for foreign tax credit purposes. Such income generally will constitute “passive category income” or, in the case of certain U.S. holders, “general category income”, for foreign tax credit purposes. The rules relating to the calculation and timing of foreign tax credits are complex and their application depends upon a U.S. holder’s particular circumstances. In addition, foreign tax credits generally will not be allowed for Mexican taxes withheld from interest on certain short-term or hedged positions in the notes. U.S. holders should consult with their own tax advisors with regard to the availability of a credit in respect of foreign taxes and, in particular, the application of the foreign tax credit rules to their particular situations. As an alternative to claiming the foreign tax credit, a U.S. holder may elect to deduct foreign taxes. If a U.S. holder so elects, the election will apply to all of that U.S. holder’s foreign taxes for that tax year. U.S. holders should consult their own tax advisors with regard to the election to deduct foreign taxes.

Dispositions of the Notes. Unless a nonrecognition provision of the U.S. federal income tax laws applies, upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (other than amounts attributable to accrued interest, which will be treated as described above under “United States Federal Income Taxation – Interest and Additional Amounts) and the U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note generally will be its cost for the note.

Gain or loss recognized by a U.S. holder on the sale, exchange, redemption, retirement or other taxable disposition of a note generally will be capital gain or loss. The gain or loss recognized by a U.S. holder will be long-term capital gain or loss if the note has been held for more than one year at the time of the disposition. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. In the event that a U.S. holder’s gain from the disposition of a note is subject to withholding of Mexican income tax (see — “Federal Mexican Taxation — Dispositions”), the amount realized by the U.S. holder will include the gross amount of the proceeds of that sale or other taxable disposition before deduction of the Mexican income tax. If the U.S. holder is eligible for the benefits of the U.S.-Mexico treaty, the U.S. holder may be able to elect to treat such gain as from Mexican sources for foreign tax credit purposes. Consequently, subject to a number of complex limitations and conditions (including a minimum holding period requirement), the U.S. holder may be able to benefit from the foreign tax credit for that Mexican income tax. Otherwise, capital gain or loss recognized by the U.S. holder generally will be U.S. source gain or loss for foreign tax credit purposes, and a U.S. holder whose gain from the disposition of a note is subject to withholding of Mexican income tax may not be able to benefit from the foreign tax credit for that Mexican income tax (i.e., because the gain from the disposition would be U.S. source), unless the U.S. holder can apply the credit against U.S. federal income tax payable on other income from non-U.S. sources. Alternatively, the U.S. holder may elect to take a deduction for the Mexican income tax, provided that the U.S. holder elects to deduct all foreign taxes paid or accrued for the taxable year. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the notes.

Medicare Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. holder’s “net investment income” for a taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include interest paid with respect to a note and net gain attributable to the disposition of a note (in each case, unless such note is held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to such income or net gain.

Backup Withholding and Certain Reporting Requirements. In general, “backup withholding” will apply to payments of interest made on a note and to the proceeds of a disposition (including a retirement or redemption) of a note within the United States that are paid to a U.S. holder (other than a corporation or other exempt recipient that demonstrates its exempt status when so requested), if that U.S. holder fails to provide an accurate taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and may be credited against a U.S. holder’s U.S. federal income tax liability or refunded to such U.S. holder (to the extent in excess of such U.S. holder’s U.S. federal income tax liability), provided that the required information is timely furnished to the U.S. Internal Revenue Service.

Individual U.S. holders (and to the extent specified in applicable U.S. Treasury regulations, certain individual non-U.S. holders and certain U.S. holders that are entities) that hold “specified foreign financial assets,” whose aggregate value exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher amounts as prescribed by applicable U.S. Treasury regulations) are required to file a report on IRS Form 8938 with information relating to the assets for each such taxable year. Specified foreign financial assets (as defined in Section 6038D of the Internal Revenue Code) would include, among other things, the notes, unless the notes are held in an account maintained by a U.S. “financial institution” (as defined in Section 6038D of the Internal Revenue Code). Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event that an individual U.S. holder (and to the extent specified in applicable U.S. Treasury regulations, an individual non-U.S. holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. holders (including U.S. entities) and non-U.S. holders should consult their own tax advisors regarding their reporting obligations with respect to specified foreign financial assets.

Non-U.S. Holders. For purposes of the following discussion a “non-U.S. holder” means a beneficial owner of the notes that is not, for U.S. federal income tax purposes, a U.S. holder or a partnership (or entity or arrangement classified as a partnership for such purposes). A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on:

•	interest and Additional Amounts received in respect of the notes, unless those payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; or

•	gain realized on the sale, exchange, redemption or retirement of the notes, unless that gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States or, in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Non-U.S. holders should consult their own tax advisors regarding their U.S. federal income, branch profits and withholding tax consequences if they are subject to any of the exceptions noted above.

A non-U.S. holder may be required to certify its non-U.S. status to avoid backup withholding on payments of interest made on a note and on proceeds of a disposition (including a retirement or redemption) of a note.

Federal Mexican Taxation

The below discussion does not address all Mexican tax considerations that may be relevant to particular investors, nor does it address the special tax rules applicable to certain categories of investors or any tax consequences under the tax laws of any state or municipality of Mexico.

The following is a general summary of the principal consequences, under the Mexican Income Tax Law, Federal Tax Code (Código Fiscal de la Federación) and rules as currently in effect (collectively, the “Mexican Income Tax Laws”), all of which are subject to change or interpretation, and under the U.S.-Mexico treaty, of the purchase, ownership and disposition of the notes by a foreign holder that acquires the notes in this offering at the price at which the notes are sold in this offering. The current tax regime could be modified in Mexico during the term of the notes. We assume no obligation to inform about modifications in the Mexican Income Tax Laws applicable throughout the term of the notes.

As used in this prospectus supplement, a “foreign holder” means a beneficial owner of the notes that:

•	is not a resident of Mexico for tax purposes;

•	does not hold the notes or a beneficial interest in the notes through a permanent establishment in Mexico; and

•	is not (a) a holder of more than 10% of our voting stock, directly or indirectly, jointly with persons related to us or individually, or (b) a corporation or other entity, more than 20% of whose stock is owned, directly or indirectly, jointly by persons related to us or individually (each a “Related Party”), that in the case of either (a) or (b), is the beneficial owner, directly or indirectly, jointly with persons related to us or individually, of more than 5% of the aggregate amount of any interest payment on the notes.

For these purposes, persons will be related if:

•	one person holds an interest in the business of the other person;

•	both persons have common interests; or

•	a third party has an interest in the business or assets of both persons.

According to the Mexican Income Tax Laws:

•	an individual is a Mexican tax resident if the individual has established his permanent home in Mexico. When an individual, in addition to his permanent home in Mexico, has a permanent home in another country, the individual will be a Mexican tax resident if his center of vital interests is located in Mexico. This will be deemed to occur if, among other circumstances, either (i) more than 50% of the total income obtained by the individual in the calendar year is Mexican source or (ii) when the individual’s center of professional activities is located in Mexico. State officials or state workers will be considered resident in Mexico even if their center of vital interest is located abroad. Mexican nationals who filed a change of tax residence to a country or jurisdiction that does not have a comprehensive exchange of information agreement with Mexico in which her/his income is subject to a preferred tax regime pursuant to the provisions of the Mexican Income Tax Law, will be considered Mexican residents for tax purposes during the year of filing of the notice of such residence change and during the following three years. Unless otherwise proven, a Mexican national is considered a Mexican tax resident;

•	a legal entity is considered a Mexican tax resident if it maintains the main administration of its head office, business or the effective location of its management in Mexico. Under the Mexican Income Tax Laws, the main administration of a business or the effective location of management is deemed to exist in Mexico if the individual or individuals having the authority to decide or execute the decisions of control, management, operation or administration are in Mexico;

•	a foreign person with a permanent establishment in Mexico will be required to pay taxes in Mexico in accordance with the Mexican Income Tax Law for all income attributable to such permanent establishment; and

•	a foreign person without a permanent establishment in Mexico will be required to pay taxes in Mexico in respect of revenues proceeding from sources of wealth located in national territory.

Each foreign holder should consult a tax advisor as to the particular Mexican or other tax consequences to that foreign holder of purchasing, owning and disposing of the notes, including the applicability and effect of any state, local or foreign tax laws.

Interest. Payments of interest on the notes (including payments of principal in excess of the issue price of the notes and original issue discount, which under the Mexican Income Tax Law are deemed to be interest) made by us to a foreign holder will be subject to a Mexican withholding tax assessed at a rate of 4.9% if all of the following requirements are met:

•	the notes, as expected, are placed outside of Mexico through banks or brokerage houses, in a country with which Mexico has entered into a treaty for the avoidance of double taxation and such treaty is in effect;

•	regarding the notes, as expected, the notice referred to in the second paragraph of Article 7 of the Securities Market Law and Articles 24Bis and 24Bis 1 of the General Regulations Applicable to Issuers and Other Market Participants is filed with the National Banking and Securities Commission, and a copy of that notice is provided to the Mexican Ministry of Finance and Public Credit;

•	we timely file with the Mexican Ministry of Finance and Public Credit 15 days after placement of the notes according to this prospectus supplement, certain information relating to the issuance of the notes and this prospectus supplement; and

•	we timely file with the Mexican Ministry of Finance and Public Credit, on a quarterly basis, information representing (a) the amount and the payment date of interest, and (b) that no Related Party jointly or individually, directly or indirectly, is the beneficial owner of more than 5% of the aggregate amount of each interest payment, and we maintain records that evidence compliance with this requirement.

We expect that all of the foregoing requirements will be met and, accordingly, we expect to withhold Mexican income tax from interest payments on the notes made to foreign holders at the 4.9% rate in accordance with the Mexican Income Tax Law. In the event that any of the foregoing requirements are not met, under the Mexican Income Tax Law, payments of interest on the notes made by us to a foreign holder will be subject to Mexican withholding tax assessed at a rate of 10% or higher, if certain other requirements are not complied with.

As of the date of this prospectus supplement, neither the U.S.-Mexico treaty nor any other tax treaty entered into by Mexico is expected generally to have any material effect on the Mexican income tax consequences described in this prospectus supplement, because, as discussed above, it is expected that the 4.9% rate will apply in the future and, therefore, that we will be entitled to withhold taxes in connection with interest payments under the notes at the 4.9% rate.

Other foreign holders should consult their tax advisors regarding whether they reside in a country that has entered into a treaty for the avoidance of double taxation with Mexico and, if so, the conditions and requirements for obtaining benefits under that treaty. The Mexican Income Tax Law provides that in order for a foreign holder to be entitled to the benefits under a treaty entered into by Mexico, it is necessary for the foreign holder to meet the procedural requirements established in the Mexican Income Tax Law.

Holders or beneficial owners of the notes may be requested, subject to specified exceptions and limitations, to provide certain information or documentation necessary to enable us to apply the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided prior to the payment of any interest to that holder or beneficial owner, we may withhold Mexican tax from that interest payment to that holder or beneficial owner at the maximum applicable rate, but our obligation to pay Additional Amounts relating to those withholding taxes will be limited as described under “Description of the Notes — Certain Covenants — Additional Amounts”.

Under the Mexican Income Tax Law, payments of interest made by us with respect to the notes to non-Mexican pension or retirement funds will be exempt from Mexican withholding taxes, provided that the fund:

•	is the beneficial owner of each interest payment;

•	is duly organized under the laws of its country of origin;

•	such fund provides information in accordance with rules issued by SAT for these purposes; and

•	is exempt from income tax in that country in respect of such interest payment.

We have agreed, subject to specified exceptions and limitations, to pay Additional Amounts relating to the above-mentioned Mexican withholding taxes to foreign holders of the notes. See “Description of the Notes — Certain Covenants — Additional Amounts”.

Principal. Under the Mexican Income Tax Law, a foreign holder will not be subject to any Mexican withholding or similar taxes on payments of principal on the notes made by us (except for payments of principal in excess of the issue price of the notes, which under the Mexican Income Tax Law are deemed to be interest subject to the Mexican withholding taxes described above).

Make-Whole Amount. Under the Mexican Income Tax Laws and regulations thereunder, the payment of the Make-Whole Amount as a result of the Optional Redemption of the notes, as provided in “Description of the Notes — Optional Redemption — Optional Redemption with Make-Whole Amount”, will be subject to the Mexican federal income taxes pursuant to the rules described above with respect to interest payments.

Dispositions. Under the Mexican Income Tax Law, gains resulting from the sale of the notes by a foreign holder to a Mexican resident or permanent establishment of a foreign holder, or by the sale of a permanent establishment of a foreign holder, will be treated as interest and therefore will be subject to the Mexican withholding tax rules described above. Gains resulting from the sale or other disposition of the notes by a foreign holder to another foreign holder are not taxable in Mexico.

Acquisitions. Under the Mexican Income Tax Law, any discount received by a non-Mexican resident upon purchase of the notes, if acquired from a Mexican resident or a non-Mexican resident with a permanent establishment in Mexico, will be treated as deemed interest income arising from a Mexican source of wealth and, therefore, subject to taxes in Mexico. Such interest income is calculated as the difference between the face value (plus accrued interest not yet subject to withholding) and the purchase price of such notes. The Mexican seller must assess, pay, and collect the tax on behalf of the non-resident purchaser. In such case, the applicable income tax rate would be 10%.

Other Taxes. A foreign holder will not be liable for Mexican estate, gift, inheritance or similar taxes with respect to its holding of the notes, nor will it be liable for Mexican stamp, registration or similar taxes. Gratuitous transfers of the notes in certain circumstances may result in the imposition of a Mexican federal tax upon the recipient.

European Union Directive on the Taxation of Savings Income

The European Union Council Directive 2003/48/EC regarding the taxation of savings income payments (the “Directive”) obliges a Member State of the European Union (“Member State”) to provide to the tax authorities of another Member State details of payments of interest or other similar income payments made by a person within the jurisdiction of the first Member State to an individual or to certain other persons resident in that other Member State (or of certain payments secured for their immediate benefit). However, Austria is currently opted out of the reporting requirements and is instead applying a special withholding tax for a transitional period in relation to such payments of interest, deducting tax at rates rising over time to 35 per cent. This transitional period will terminate at the end of the first fiscal year following agreements by certain non European Union countries to the exchange of information relating to such payments.

Also, a number of non European Union countries and certain dependent or associated territories of Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments of interest or other similar income payments made by a person in that jurisdiction to an individual or to certain other persons in any Member State. The Member States have entered into reciprocal provision of information or transitional special withholding tax arrangements with certain of those dependent or associated territories. These apply in the same way to payments by persons in any Member State to individuals or certain other persons in those territories.

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the issuer nor any paying agent nor any other person would be obliged to pay Additional Amounts to the holders of the notes or to otherwise compensate the holders of the notes for the reduction in the amounts that they will receive as a result of the imposition of such withholding tax.

On November 10, 2015, the Council of the European Union adopted measures to repeal the Directive. It is currently anticipated that this repeal will have effect from January 1, 2016, to coincide with commencement of measures to implement the single global standard developed by the OECD for the automatic exchange of tax information.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, have severally and not jointly agreed to purchase, and we have agreed to sell them, severally the principal amount of notes set forth opposite their names below:

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	U.S.$
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC

Total	U.S.$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes at the price to public set forth on the cover page of this prospectus supplement. The underwriters may also offer the notes to securities dealers at that price less a customary selling concession. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters. The underwriters may offer and sell notes through certain of their affiliates.

The underwriting fees that we will pay to the underwriters in connection with this offering is     %, U.S.$        .

Expenses associated with this offering to be paid by us, other than underwriting fees, are estimated to be approximately U.S.$         million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market of the Luxembourg Stock Exchange. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. In an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Stabilization and Short Positions

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. The underwriters may also impose a penalty bid. This occurs when a certain underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area, an offer to the public of the notes may not be made in that member state, except that an offer to the public in that member state of the notes may be made at any time under the following exemptions under the Prospectus Directive:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to the notes in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase the notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC, as amended, and includes any relevant implementing measure in each member state.

United Kingdom

Each underwriter has represented and agreed that:

a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Mexico

The notes have not been and will not be listed on the Mexican stock exchange (Bolsa Mexicana de Valores S.A.B. de C.V.) or registered with the National Securities Registry (Registro Nacional de Valores) maintained by the CNBV and, therefore, the notes may not be offered or sold publicly or otherwise be the subject of brokerage activities in Mexico, except pursuant to a private placement exemption set forth under Article 8 of the Mexican Securities Market Law.

Chile

Neither the issuer nor the notes are registered in the Securities Registry (Registro de Valores) or the Foreign Securities Registry (Registro de Valores Extranjeros) of the Chilean Securities and Insurance Commission (Superintendencia de Valores y Seguros de Chile) (“SVS”), or subject to the control and supervision of the SVS. The notes may not be offered or sold in Chile, directly or indirectly, by means of a “Public Offer” (as defined under Chilean Securities Law (Law No 18,045 and regulations from the SVS of the Republic of Chile)), and may only be offered and sold to a limited number of purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores). Chilean institutional investors (such as banks, pension funds and insurance companies) are required to comply with specific restrictions relating to the purchase of the notes.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Other Matters

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LISTING AND GENERAL INFORMATION

Clearing System

The notes have been accepted for clearance through the DTC. The CUSIP number of the notes is                  and the ISIN is .

Listing

We intend to apply to list the notes on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF market of the Luxembourg Stock Exchange. Copies of the estatutos sociales of the Company in English, the indenture, as may be amended or supplemented from time to time, and any published annual audited consolidated financial statements and quarterly unaudited condensed consolidated financial statements of the Company will be available at the principal office of the Company, at the offices of the trustee, at no cost, and at the addresses of the paying agents set forth on the inside back cover of this prospectus supplement. The Company does not make publicly available annual or quarterly non-consolidated financial statements. The Company will maintain a paying and transfer agent in Luxembourg for so long as any notes are listed on the Luxembourg Stock Exchange.

Authorization

We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes. The issuance of the notes was authorized by resolutions of the Board of Directors of the Company passed on October 22, 2015.

Share Information

The number of authorized and issued shares of each of our classes of capital stock as of September 30, 2015 was 123,273,961,425 A Shares, 58,982,873,976 B Shares, 90,086,525,865 L Shares and 90,086,525,865 D Shares, all of which have been fully paid and have no par value.

No Material Adverse Change

Except as disclosed in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, there has been no material adverse change in the financial position or prospects of the Company and its subsidiaries taken as a whole since December 31, 2014.

Litigation

Except as disclosed in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, we are not involved in any legal or arbitration proceedings (including any such proceedings which are pending or threatened) relating to claims or amounts which may have or have had during the 12 months prior to the date of this prospectus supplement a material adverse effect on the financial position of the Company and its subsidiaries taken as a whole.

VALIDITY OF NOTES

Some legal matters relating to the validity of the notes will be passed upon by Mijares, Angoitia, Cortés y Fuentes, S.C., Mexico City, Mexico and Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, Televisa’s Mexican and U.S. counsel, respectively, and by Ritch, Mueller, Heather y Nicolau, S.C., Mexico City, Mexico and Paul Hastings LLP, New York, New York, Mexican and U.S. counsel, respectively, to the underwriters. With respect to matters of Mexican law, Fried, Frank, Harris, Shriver & Jacobson LLP may rely upon the opinion of Mijares, Angoitia, Cortés y Fuentes, S.C.

Ricardo Maldonado Yáñez, Secretary of the Board of Directors of Televisa and Secretary of the Executive Committee of the Board of Directors of Televisa, is an active partner of Mijares, Angoitia, Cortés y Fuentes, S.C.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus supplement by reference to the annual report on Form 20-F for the year ended December 31, 2014, have been so incorporated in reliance of the report of PricewaterhouseCoopers, S.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEX TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF

GRUPO TELEVISA, S.A.B. AND SUBSIDIARIES

Interim Unaudited Condensed Consolidated Statements of Financial Position as of September 30, 2015 and December 31, 2014	F-2
Interim Unaudited Condensed Consolidated Statements of Income for the three and nine months ended September 30, 2015 and 2014	F-4
Interim Unaudited Condensed Consolidated Statements of Comprehensive Income for the three and nine months ended September 30, 2015 and 2014	F-5
Interim Unaudited Condensed Consolidated Statements of Changes in Equity for the nine months ended September 30, 2015 and 2014	F-6
Interim Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2015 and 2014	F-7
Notes to Unaudited Condensed Consolidated Financial Statements	F-9

GRUPO TELEVISA, S.A.B. AND SUBSIDIARIES

Interim Unaudited Condensed Consolidated Statements of Financial Position

As of September 30, 2015 and December 31, 2014

(In thousands of Mexican Pesos)

(Notes 1 and 2)

	Notes	September 30, 2015		December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents		Ps.	29,943,987	Ps.	29,729,350
Temporary investments			4,976,959		4,788,585
Trade notes and accounts receivable, net			13,765,865		21,087,163
Other accounts and notes receivable, net			3,656,976		2,724,692
Account receivable related to former investment in GSF			—		10,583,852
Derivative financial instruments	9		626		2,894
Due from related parties	12		99,903		903,252
Transmission rights and programming			5,941,725		4,851,722
Inventories			2,862,551		3,336,667
Other current assets			2,969,174		1,793,999

Total current assets			64,217,766		79,802,176

Non-current assets:
Transmission rights and programming			8,766,074		8,994,398
Investments in financial instruments	4		37,473,604		34,709,872
Investments in joint ventures and associates	5		8,824,545		5,032,447
Property, plant and equipment, net	6		70,505,766		62,009,508
Intangible assets, net	7		38,311,226		28,778,414
Deferred income tax assets	14		18,441,581		16,080,292
Other assets			157,154		144,834

Total non-current assets			182,479,950		155,749,765

Total assets		Ps.	246,697,716	Ps.	235,551,941

	Notes	September 30, 2015		December 31, 2014
LIABILITIES
Current liabilities:
Short-term debt and current portion of long-term debt	8	Ps.	4,324,248	Ps.	1,312,052
Current portion of finance lease obligations	8		503,983		502,166
Trade accounts payable and accrued expenses			17,464,114		17,142,044
Customer deposits and advances			12,057,544		20,150,744
Income taxes payable			1,891,742		1,389,321
Other taxes payable			876,193		1,108,376
Employee benefits			863,079		1,005,255
Due to related parties	12		485,547		8,564
Derivative financial instruments	9		3,673		—
Other current liabilities			2,201,071		1,751,600

Total current liabilities			40,671,194		44,370,122

Non-current liabilities:
Long-term debt, net of current portion	8		85,840,570		80,660,503
Finance lease obligations, net of current portion	8		5,326,452		4,807,379
Derivative financial instruments	9		255,235		335,102
Customer deposits and advances			828,282		284,000
Income taxes payable			6,231,133		6,628,125
Deferred income tax liabilities	14		9,877,064		7,763,024
Post-employment benefits			363,656		287,159
Other long-term liabilities			2,351,981		2,501,446

Total non-current liabilities			111,074,373		103,266,738

Total liabilities			151,745,567		147,636,860

EQUITY
Capital stock	10		4,978,126		4,978,126
Additional paid-in-capital			15,889,819		15,889,819
Retained earnings	11		71,260,981		62,905,444
Accumulated other comprehensive income, net			2,982,376		5,679,063
Shares repurchased			(11,896,040)		(12,647,475)

Equity attributable to stockholders of the Company			83,215,262		76,804,977
Non-controlling interests			11,736,887		11,110,104

Total equity			94,952,149		87,915,081

Total liabilities and equity		Ps.	246,697,716	Ps.	235,551,941

The accompanying notes are an integral part of these consolidated financial statements.

GRUPO TELEVISA, S.A.B. AND SUBSIDIARIES

Interim Unaudited Condensed Consolidated Statements of Income

For the three and nine months ended September 30, 2015 and 2014

(In thousands of Mexican Pesos, except per CPO amounts)

(Notes 1 and 2)

		Three months ended September 30,				Nine months ended September 30,
	Notes	2015		2014		2015		2014
Net sales	16	Ps.	22,255,607	Ps.	19,829,693	Ps.	63,100,701	Ps.	56,098,147
Cost of sales			11,583,845		10,357,163		33,896,714		30,245,578
Selling expenses			2,289,329		2,140,552		6,818,852		6,125,134
Administrative expenses			3,076,974		2,226,729		8,777,234		6,557,909

Income before other income or expense			5,305,459		5,105,249		13,607,901		13,169,526
Other (expense) income, net			(693,751)		(4,546,637)		34,958		(4,759,838)

Operating income	16		4,611,708		558,612		13,642,859		8,409,688

Finance expense	13		(1,974,208)		(1,654,635)		(6,533,139)		(4,422,884)
Finance income	13		7,420,059		1,217,408		8,357,265		1,630,700

Finance income (expense), net			5,445,851		(437,227)		1,824,126		(2,792,184)

Share of (loss) income of joint ventures and associates, net			(19,077)		116,387		(268,237)		47,539

Income before income taxes			10,038,482		237,772		15,198,748		5,665,043
Income taxes	14		3,252,885		65,843		4,860,466		1,666,888

Net income		Ps.	6,785,597	Ps.	171,929	Ps.	10,338,282	Ps.	3,998,155

Net income (loss) attributable to:
Stockholders of the Company		Ps.	6,545,753	Ps.	(182,801)	Ps.	9,327,930	Ps.	2,882,651
Non-controlling interests			239,844		354,730		1,010,352		1,115,504

Net income		Ps.	6,785,597	Ps.	171,929	Ps.	10,338,282	Ps.	3,998,155

Basic earnings (loss) per CPO attributable to stockholders of the Company	15	Ps.	2.27	Ps.	(0.06)	Ps.	3.23	Ps.	1.00

Diluted earnings (loss) per CPO attributable to stockholders of the Company	15	Ps.	2.11	Ps.	(0.06)	Ps.	3.01	Ps.	0.93

The accompanying notes are an integral part of these consolidated financial statements.

GRUPO TELEVISA, S.A.B. AND SUBSIDIARIES

Interim Unaudited Condensed Consolidated Statements of Comprehensive Income

For the three and nine months ended September 30, 2015 and 2014

(In thousands of Mexican Pesos)

(Notes 1 and 2)

		Three months ended September 30,				Nine months ended September 30,
	Notes	2015		2014		2015		2014
Net income		Ps.	6,785,597	Ps.	171,929	Ps.	10,338,282	Ps.	3,998,155

Other comprehensive income (loss):
Items that may be subsequently reclassified into results:
Exchange differences on translating foreign operations			253,644		218		355,714		(23,186)
Equity instruments issued by Imagina:
Changes in fair value	4		45,391		(22,682)		450,523		(27,418)
Reclassification to other finance income	13		(544,102)		—		(544,102)		—
Cash flow hedges			17,302		106,021		(3,576)		(29,361)
Convertible debentures issued by UHI:
Changes in fair value	4		(5,840)		912,580		319,307		1,068,625
Reclassification to other finance income	13		(4,718,175)		—		(4,718,175)		—
Warrants issued by UHI	4		55,945		—		55,945		—
Debt instruments issued by Ares:
Convertible debt instruments			—		757,152		—		670,375
Long-term debt instruments			—		49,100		—		54,417
Reclassification to other finance income	13		—		(770,941)		—		(770,941)
Available-for-sale investments	4		(179,622)		715,111		(79,530)		1,563,125
Share of equity accounts of joint ventures and associates	5		13,832		7,721		2,392		5,004

Other comprehensive (loss) income before income taxes			(5,061,625)		1,754,280		(4,161,502)		2,510,640
Income taxes			1,715,803		(494,380)		1,534,185		(734,424)

Total other comprehensive (loss) income			(3,345,822)		1,259,900		(2,627,317)		1,776,216

Total comprehensive income		Ps.	3,439,775	Ps.	1,431,829	Ps.	7,710,965	Ps.	5,774,371

Total comprehensive income attributable to:
Stockholders of the Company		Ps.	3,154,574	Ps.	1,083,930	Ps.	6,631,243	Ps.	4,669,713
Non-controlling interests			285,201		347,899		1,079,722		1,104,658

Total comprehensive income		Ps.	3,439,775	Ps.	1,431,829	Ps.	7,710,965	Ps.	5,774,371

The accompanying notes are an integral part of these consolidated financial statements.

GRUPO TELEVISA, S.A.B. AND SUBSIDIARIES

Interim Unaudited Condensed Consolidated Statements of Changes in Equity

For the nine months ended September 30, 2015 and 2014

(In thousands of Mexican Pesos)

(Notes 1 and 2)

	Capital Stock Issued (Note 10)		Additional Paid-in Capital		Retained Earnings (Note 11)		Accumulated Other Comprehensive Income		Shares Repurchased (Note 10)	Equity Attributable to Stockholders of the Company		Non- controlling Interests		Total Equity
Balance at January 1, 2014	Ps.	4,978,126	Ps.	15,889,819	Ps.	56,897,886	Ps.	3,394,051	Ps.(12,848,448)	Ps.	68,311,434	Ps.	10,267,999	Ps.	78,579,433
Dividends		—		—		—		—	—		—		(98,224)		(98,224)
Shares repurchased		—		—		—		—	(1,050,277)		(1,050,277)		—		(1,050,277)
Sale of shares		—		—		(197,728)		—	1,248,005		1,050,277		—		1,050,277
Stock-based compensation		—		—		600,972		—	—		600,972		—		600,972
Other adjustments to non-controlling interests		—		—		—		—	—		—		(50)		(50)
Comprehensive income		—		—		2,882,651		1,787,062	—		4,669,713		1,104,658		5,774,371

Balance at September 30, 2014	Ps.	4,978,126	Ps.	15,889,819	Ps.	60,183,781	Ps.	5,181,113	Ps.(12,650,720)	Ps.	73,582,119	Ps.	11,274,383	Ps.	84,856,502

Balance at January 1, 2015	Ps.	4,978,126	Ps.	15,889,819	Ps.	62,905,444	Ps.	5,679,063	Ps.(12,647,475)	Ps.	76,804,977	Ps.	11,110,104	Ps.	87,915,081
Reduction of capital of non-controlling interests		—		—		—		—	—		—		(95,500)		(95,500)
Dividends		—		—		(1,084,192)		—	—		(1,084,192)		(357,687)		(1,441,879)
Shares repurchased		—		—		—		—	(744,524)		(744,524)		—		(744,524)
Sale of shares		—		—		(751,435)		—	1,495,959		744,524		—		744,524
Stock-based compensation		—		—		863,234		—	—		863,234		—		863,234
Other adjustments to non-controlling interests		—		—		—		—	—		—		248		248
Comprehensive income		—		—		9,327,930		(2,696,687)	—		6,631,243		1,079,722		7,710,965

Balance at September 30, 2015	Ps.	4,978,126	Ps.	15,889,819	Ps.	71,260,981	Ps.	2,982,376	Ps.(11,896,040)	Ps.	83,215,262	Ps.	11,736,887	Ps.	94,952,149

The accompanying notes are an integral part of these consolidated financial statements.

GRUPO TELEVISA, S.A.B. AND SUBSIDIARIES

Interim Unaudited Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2015 and 2014

(In thousands of Mexican Pesos)

(Notes 1 and 2)

	2015		2014
Operating Activities:
Income before income taxes	Ps.	15,198,748	Ps.	5,665,043
Adjustments to reconcile income before income taxes to net cash provided by operating activities:
Share of loss (income) of joint ventures and associates		268,237		(47,539)
Depreciation and amortization		10,739,823		8,181,297
Write-off and other amortization of assets		222,736		161,294
Disposition of property, plant and equipment		788,616		304,994
Provision for doubtful accounts and write-off of receivables		1,017,737		795,241
Post-employment benefits		128,947		101,915
Interest income		(587,842)		(99,379)
Expenses incurred in debt prepayment		300,176		—
Stock-based compensation		874,458		620,393
Change in fair value of financial assets		(5,396,093)		(738,756)
Income from UHI (see Note 3)		(2,194,981)		—
Disposition of investments		—		4,168,468
Interest expense		4,565,509		4,056,896
Unrealized foreign exchange loss, net		2,836,983		646,131

		28,763,054		23,815,998

Decrease in trade notes and accounts receivable, net		6,444,097		7,560,554
Increase in transmission rights and programming		(720,311)		(218,089)
Decrease in due from related parties, net		337,325		356,311
Decrease (increase) in inventories		480,899		(782,651)
Decrease (increase) in other accounts and notes receivable and other current assets		(1,140,811)		(1,688,417)
Increase in trade accounts payable		27,416		1,370,046
Decrease in customer deposits and advances		(7,577,751)		(10,590,320)
Decrease in other liabilities, taxes payable and deferred taxes		(655,531)		(1,311,056)
(Decrease) increase in post-employment benefits		(194,632)		195,058
Income taxes paid		(5,868,305)		(2,527,430)

		(8,867,604)		(7,635,994)

Net cash provided by operating activities		19,895,450		16,180,004

Investing activities:
Temporary investments, net		412,811		(597,023)
Income from UHI (see Note 3)		2,194,981		—
Held-to-maturity and available-for-sale investments		(289,865)		(366,259)
Disposition of held-to-maturity and available-for-sale investments		356,744		434,700
Acquisition of Cablecom, net of acquired cash and cash equivalents		—		(5,536,649)
Acquisition of Telecable, net of acquired cash and cash equivalents		(9,803,761)		—
Investment in associates and other investments		(59,641)		96,715
Additional investment in Imagina		(341,710)		—
Investments in property, plant and equipment		(16,354,835)		(9,990,264)
Disposition of investment in GSF (see Note 3)		10,335,813		—
Disposition of property, plant and equipment		83,696		415,013
Investments in intangible assets		(858,924)		(151,146)

Net cash used in investing activities		(14,324,691)		(15,694,913)

	2015		2014
Financing activities:
Long-term Mexican banks		2,218,476		2,079,933
Repayment of Mexican peso debt		(864,690)		(229,853)
Prepayment of Mexican peso debt		(5,905,601)		(6,522,250)
Issuance of Notes due 2021		—		5,988,021
Issuance of Senior Notes due 2045		—		12,406,604
Issuance of Notes due 2022		4,989,055		—
Capital lease payments		(298,966)		(346,250)
Interest paid		(4,125,801)		(3,585,362)
Repurchase of capital stock		(744,524)		(1,050,277)
Sale of capital stock		744,524		1,050,277
Dividends paid		(1,084,192)		—
Capital distributions to non-controlling interests		(143,202)		(72,500)
Derivative financial instruments		(293,642)		(218,046)

Net cash (used in) provided by financing activities		(5,508,563)		9,500,297

Effect of exchange rate changes on cash and cash equivalents		152,441		(3,538)

Net increase in cash and cash equivalents		214,637		9,981,850
Cash and cash equivalents at beginning of period		29,729,350		16,692,033

Cash and cash equivalents at end of period	Ps.	29,943,987	Ps.	26,673,883

Non-cash transactions:

The principal non-cash transactions for the nine months ended September 30, 2015 included a cumulative gain from changes in fair value, which was reclassified from accumulated other comprehensive income in consolidated equity to other finance income net, in connection with the conversion of Debentures issued by UHI into Warrants that are exercisable for shares of common stock of UHI (see Note 13). The principal non-cash transactions for the nine months ended September 30, 2014 included a loss on disposition of the Group’s joint venture investment in GSF (see Note 3).

The accompanying notes are an integral part of these consolidated financial statements.

GRUPO TELEVISA, S.A.B. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the nine months ended September 30, 2015 and 2014

(In thousands of Mexican Pesos, except per CPO, per share and exchange rate amounts)

1. Corporate Information

Grupo Televisa, S.A.B. (the “Company”) is a limited liability public stock corporation (“Sociedad Anónima Bursátil” or “S.A.B.”), incorporated under the laws of Mexico. Pursuant to the terms of the Company’s bylaws (“Estatutos Sociales”) its corporate existence continues through 2106. The shares of the Company are listed and traded in the form of “Certificados de Participación Ordinarios” or “CPOs” on the Mexican Stock Exchange (“Bolsa Mexicana de Valores”) under the ticker symbol TLEVISA CPO, and in the form of Global Depositary Shares or GDSs, on the New York Stock Exchange, or NYSE, under the ticker symbol TV. The Company’s principal executive offices are located at Avenida Vasco de Quiroga 2000, Colonia Santa Fe, 01210 México, D.F.

Grupo Televisa, S.A.B. together with its subsidiaries (collectively, the “Group”) is the largest media company in the Spanish-speaking world based on its market capitalization and a major participant in the international entertainment business. It operates four broadcast channels in Mexico City, produces and distributes 25 pay-TV brands for distribution in Mexico and the rest of the world, and exports its programs and formats to the United States through Univision Communications Inc. (“Univision”) and to other television networks in over 50 countries. It has a majority interest in Sky, a leading direct-to-home satellite television system operating in Mexico, the Dominican Republic and Central America. The Group also participates in Mexico’s telecommunications industry in many regions of the country where it offers video, voice and broadband services. The Group also has interests in magazine publishing and distribution, radio production and broadcasting, professional sports and live entertainment, feature-film production and distribution, the operation of a horizontal Internet portal, and gaming. In the United States, the Group has equity and warrants which upon its exercise and subject to any necessary approval from the Federal Communications Commission in the United States, would represent approximately 36% on a fully diluted basis of the equity capital in Univision Holdings, Inc. or “UHI” (formerly, Broadcasting Media Partners, Inc. or “BMP”), the controlling company of Univision, the leading media company serving the United States Hispanic market.

2. Basis of Preparation and Accounting Policies

These condensed consolidated financial statements of the Group, as of September 30, 2015 and December 31, 2014, and for the three and nine months ended September 30, 2015 and 2014, are unaudited, and have been prepared in accordance with the guidelines provided by the International Accounting Standard 34, Interim Financial Reporting. In the opinion of management, all adjustments necessary for a fair presentation of the condensed consolidated financial statements have been included herein.

These unaudited condensed consolidated financial statements should be read in conjunction with the Group’s audited consolidated financial statements and notes thereto for the three years ended December 31, 2014, which have been prepared in accordance with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board, and include, among other disclosures, the Group’s most significant accounting policies, which were applied on a consistent basis as of September 30, 2015.

These interim unaudited condensed consolidated financial statements were authorized for issuance on November 13, 2015, by the Group’s Chief Financial Officer.

The preparation of interim financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.

In preparing these unaudited condensed interim financial statements, the significant judgments made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the consolidated financial statements for the year ended December 31, 2014, with the exception of changes in estimates that are required in determining the provision for income taxes, the change in useful lifes of certain trademarks as mentioned in Note 7, the derecognition of Convertible Debentures and the classification of Warrants as available-for-sale financial assets, as mentioned in Notes 4 and 9.

3. Acquisitions, Investments and Disposition

In August 2014, the Group acquired, pursuant to applicable regulations, all of the equity interest of Cablecom through the conversion of the debt instruments issued by Tenedora Ares, S.A.P.I. de C.V. (“Ares”) in the amount of Ps.7,297,292, including accrued interest at the acquisition date, and an additional consideration of Ps.8,550,369, comprised of (i) the capitalization of an outstanding long-term debt issued by Ares in the amount of U.S.$200.2 million (Ps.2,642,367), including accrued interest at the acquisition date; and (ii) cash in the amount of Ps.5,908,002. The total fair value consideration for this acquisition amounted to Ps.15,847,661, and the Group recognized goodwill, other intangible assets and related deferred income tax liability based on a final valuation and a purchase price allocation at the acquisition date. The Group began to consolidate the net assets of Cablecom in its consolidated statement of financial position as of August 31, 2014, and therefore, the Group’s consolidated statement of income for the year ended December 31, 2014, included net income of Cablecom for the four months ended on that date. Through the acquisition of Cablecom, the Group expects to increase its presence in the telecommunications Mexican market, not only by maintaining customers of Cablecom at the date of acquisition, but also by increasing the number of users of Cablecom services in connection with new market strategies that the Group expects to carry out. It also expects to reduce costs through economies of scale by taking advantage of the current infrastructure of Cablecom, along with potentiate the presence of telecommunication services throughout the country. The following table summarizes the allocation of the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed at the acquisition date. The excess of the purchase price over those fair values and the related deferred income tax liability was allocated to goodwill in the Telecommunications segment.

	August 31, 2014
Cash and cash equivalents	Ps.	371,353
Trade and other receivables		269,868
Other current assets		169,841

Total current assets		811,062
Property, plant and equipment, net		2,762,363
Goodwill		6,913,684
Concessions		7,650,430
Other intangible assets, net		3,635,767
Other non-current assets		161,169

Total assets		21,934,475

Trade and other payables		528,177
Short-term debt and current portion of long term debt		443,475
Other current liabilities		94,309

Total current liabilities		1,065,961
Long term debt		1,454,046
Post-employment benefits		61,823
Deferred income tax liabilities		3,491,066
Other non-current liabilities		13,918

Total non-current liabilities		5,020,853

Total liabilities		6,086,814

Total net assets	Ps.	15,847,661

In January 2015, the Group acquired, through a series of transactions, the net assets of Cablevisión Red, S.A. de C.V. and other related companies (collectively, “Telecable”) for an aggregate consideration of Ps.10,001,838 in cash. Telecable is a telecommunications business that provides video, data and telephone services primarily in six states of Mexico. In connection with this acquisition, the Group recognized an excess of purchase price over the carrying value of the acquired net assets of Telecable in the aggregate amount of Ps.8,774,852, net of deferred taxes, which consisted primarily of goodwill, other intangible assets and deferred tax liabilities, based on a preliminary purchase price allocation at the acquisition date. The Group expects to complete a final purchase price allocation of this transaction in the last quarter of 2015. The Group began to consolidate the net assets and results of operations of Telecable beginning in the first quarter of 2015. Through the acquisition of Telecable, the Group continues with its strategy to establish a telecommunications company with national coverage that delivers more and better services through state of the art technology and internationally competitive prices for the benefit of end users. The following table summarizes a preliminary allocation of the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed at the acquisition date. The excess of the purchase price over those estimated fair values and the deferred income tax liability related to certain intangible assets was allocated to goodwill in the Telecommunications segment.

	Acquisition in January 2015
Cash and cash equivalents	Ps.	270,447
Trade and other receivables		57,687
Other current assets		34,118

Total current assets		362,252
Property, plant and equipment, net		2,010,892
Goodwill		5,023,651
Concessions		3,868,266
List of subscribers		1,233,808
Trademarks		218,578
Other intangible assets		37,903
Other non-current assets		6,594

Total assets		12,761,944

Short-term debt		505,425
Trade and other payables		135,920
Other current liabilities		78,754

Total current liabilities		720,099
Deferred income tax liability		2,031,409
Other non-current liabilities		8,598

Total non-current liabilities		2,040,007

Total liabilities		2,760,106

Total net assets	Ps.	10,001,838

In January 2015, the Group received proceeds in the aggregate amount of U.S.$717 million (Ps.10,632,393) in connection with the disposal in 2014 of its investment in GSF Telecom Holdings, S.A.P.I. de C.V. (“GSF”), of which U.S.$697 million were in cash and U.S.$20 million were held in escrow for certain contingent litigation costs. As of September 30, 2015, the amount held in escrow was U.S.$14 million (Ps.237,605). As a result of this disposal, the Group recognized a non-cash loss of Ps.4,168,468 in consolidated other expense in the third quarter of 2014.

In July 2015, the Group exchanged its investment in U.S.$1,125 million principal amount of Debentures issued by UHI (formerly, BMP) into an investment in Warrants that are exercisable for UHI’s common stock. As a result of this transaction, the Group (i) received from UHI a cash amount of US$135.1 million (Ps.2,194,981) as a consideration for such conversion, which was accounted for as other finance income in the consolidated statement of income for the nine months ended September 30, 2015; and (ii) reclassified a Ps.4,718,175 cumulative gain related to changes in fair value of such Debentures from accumulated other comprehensive income in consolidated equity to other finance income in the consolidated statement of income for the nine months ended September 30, 2015. In July 2015, the Group exercised a portion of these Warrants to increase its equity stake in UHI from 7.8% to 10% (see Notes 4 and 5).

In July 2015, the Company made an additional capital contribution in Imagina Media Audiovisual, S.L. (together with its subsidiaries, “Imagina”) in the aggregate cash amount of €19.2 million (Ps.341,710) in connection with a reorganization of stockholders of this investee, by which the Company increased its equity stake in Imagina from 14.5% to 19.9% (see Notes 4 and 5).

4. Investments in Financial Instruments

At September 30, 2015 and December 31, 2014, the Group had the following investments in financial instruments:

	September 30, 2015		December 31, 2014
Available-for-sale financial assets:
Convertible Debentures due 2025 issued by UHI(1)	Ps.	—	Ps.	10,421,478
Embedded derivative in Convertible Debentures issued by UHI(1)		—		17,447,857
Warrants issued by UHI(1)		31,271,573		—
Shares of common stock of Imagina(2)		—		836,037
Available-for-sale investments(3)		5,822,947		5,511,768

		37,094,520		34,217,140
Held-to-maturity investments(4)		347,399		461,047
Other		31,685		31,685

	Ps.	37,473,604	Ps.	34,709,872

(1)

Through July 2015, the Group held an investment in Convertible Debentures due 2025 issued by UHI in the principal amount of U.S.$1,125 million (Ps.17,634,375), with an annual interest rate of 1.5% receivable on a quarterly basis, which were convertible at the Company’s option into additional shares equivalent to approximately 30% equity stake of UHI, subject to existing laws and regulations in the United States, and other conditions. These Convertible Debentures were classified as available-for-sale financial assets with changes in fair value recognized in other comprehensive income or loss in consolidated equity. The Group’s option of converting these debentures into an equity stake of UHI was accounted for as an embedded derivative with changes in fair value recognized in consolidated income. In July 2015, the Group exchanged its investment in these Debentures into an investment in four Warrants that are exercisable for UHI’s common stock, subject to the U.S. Federal Communications Commission’s restrictions on foreign ownership, in whole or in part, at an exercise price of U.S.$0.01 per Warrant share. The Warrants shall expire and no longer be exercisable after the tenth anniversary of the date of issuance (the “Expiration Date”); provided, however, the Expiration Date shall automatically be extended for nine successive ten-year periods unless the Group provides written notice to UHI of its election not to so extend the Expiration Date. The Warrants do not bear interest. The fair value of these Warrants at the date of exchange was U.S.$1,951 million (Ps.30,582,427). The Group recycled Ps.4,718,175 from accumulated other comprehensive income in consolidated equity to other finance income in the consolidated statement of income as a result of derecognizing the Convertible Debentures. In July 2015, the Group exercised one of four Warrants in the amount of U.S$107.4 million (Ps.1,695,524) to increase its equity stake in UHI from 7.8% to 10%. These Warrants are classified as available-for-sale financial assets with changes in fair value recognized in accumulated other comprehensive income or loss in consolidated equity (see Notes 3, 5 and 11).
(2)	Through June 2015, the Company’s investment in common stock of Imagina was accounted for as an available-for-sale equity financial asset with changes in fair value recognized in consolidated other comprehensive income or loss. In July 2015, the Company made an additional capital contribution and increased its equity stake in Imagina from 14.5% to 19.9%. As a result of this transaction, beginning in the third quarter of 2015, (i) the Company classified the carrying value of this investee as an investment in associate and began to recognize its share in income or loss of Imagina; (ii) holds two of 10 seats on the Board of Directors of Imagina; (iii) reclassified a cumulative gain of Ps.544,102, related to changes in fair value of the investment in Imagina from accumulated other comprehensive income in consolidated equity to consolidated other finance income for the nine months ended September 30, 2015; and (iv) recognized its investment in Imagina using the fair value at the transaction date (see Notes 3 and 5).
(3)	The Group has an investment in an open ended fund that has as a primary objective to achieve capital appreciation by using a broad range of strategies through investments and transactions in telecom, media and other sectors across global markets, including Latin America and other emerging markets. Shares may be redeemed on a quarterly basis at the Net Asset Value (“NAV”) per share as of such redemption date. The fair value of this fund is determined by using the NAV per share. The NAV per share is calculated by determining the value of the fund assets and subtracting all of the fund liabilities and dividing the result by the total number of issued shares.
(4)	Held-to-maturity investments represent corporate fixed income securities with long-term maturities. These investments are stated at amortized cost. Maturities of these investments subsequent to September 30, 2015, are as follows: Ps.228,094 in 2016, Ps.59,255 in 2017 and Ps.60,050 thereafter. Held-to-maturity financial assets as of September 30, 2015 and December 31, 2014 are denominated primarily in Mexican pesos.

A roll forward of available-for-sale financial assets for the nine months ended September 30, 2015 is presented as follows:

At January 1, 2015	Ps.	34,217,140
Changes in fair value in other comprehensive income		746,246
Changes in fair value in other finance income		409,196
Foreign exchange differences		3,808,857
Additional investment in Imagina		341,710
Exchange of Debentures, reclassification of investment in Imagina and exercise of Warrant		(33,011,056)
Warrants		30,582,427

At September 30, 2015	Ps.	37,094,520

The maximum exposure to credit risk of the investments in financial instruments as of September 30, 2015 is the carrying value of the financial assets mentioned above.

5. Investments in Joint Ventures and Associates

At September 30, 2015 and December 31, 2014, the Group had the following investments in joint ventures and associates accounted for by the equity method:

	Ownership as of September 30, 2015	September 30, 2015		December 31, 2014
Joint ventures:
Grupo de Telecomunicaciones de Alta Capacidad, S.A.P.I. de C.V. (“GTAC”)(1)	33.3%	Ps.	538,523	Ps.	576,179
Televisa CJ Grand, S.A. de C.V.	50%		83,907		—
Associates:
UHI(2)	10%		5,510,193		3,507,390
Imagina (see Notes 3 and 4)	19.9%		1,689,782		—
Ocesa Entretenimiento, S.A. de C.V. and subsidiaries (collectively, “OCEN”)(3)	40%		920,813		867,362
Other			81,327		81,516

		Ps.	8,824,545	Ps.	5,032,447

(1)	A subsidiary of the Company entered into a long-term credit facility agreement to provide financing to GTAC for up to Ps.688,217, with an annual interest rate of the Mexican Interbank Interest Rate (“Tasa de Interés Interbancaria de Equilibrio” or “TIIE”) plus 200 basis points. Under the terms of this agreement, principal and interest are payable at dates agreed by the parties, between 2013 and 2021. As of September 30, 2015, GTAC had used a principal amount of Ps.628,683, under this credit facility. During 2015, GTAC paid principal and interest to the Group in connection with this credit facility in the aggregate amount of Ps.99,018. Also, a subsidiary of the Company entered into supplementary long-term loans to provide additional financing to GTAC for an aggregate principal amount of Ps.246,019, with an annual interest of TIIE plus 200 basis points payable on a monthly basis and principal maturities through 2023, 2024 and 2025. The net investment in GTAC as of September 30, 2015 and December 31, 2014, include amounts receivable in connection with this long-term credit facility and supplementary loans to GTAC in the aggregate amount of Ps.641,684 and Ps.677,315, respectively.
(2)	The Group accounts for its investment in common stock of UHI, the parent company of Univision, under the equity method due to the Group’s ability to exercise significant influence, as defined under IFRS, over UHI’s operations. The Group has the ability to exercise significant influence over the operating and financial policies of UHI because the Group (i) owned 1,110,382 Class C shares of common stock of UHI, representing 10% of the outstanding total shares of UHI as of that date; (ii) held Warrants exercisable for common stock of UHI equivalent to approximately 26% equity stake of UHI on a fully diluted basis, subject to certain conditions, laws and regulations; (iii) had three of 17 current members of the Board of Directors of UHI; and (iv) held program license agreements, as amended, with Univision, an indirect wholly-owned subsidiary of UHI, pursuant to which Univision has the right to broadcast certain Televisa content in the United States (“Program License Agreement”), and the Group has the right to broadcast certain Univision’s content in Mexico (“Mexican License Agreement”), through the later of 2025 (2030 upon consummation of a qualified public offering of shares of UHI) or 90 months after the Group has sold two-thirds of its initial investment in UHI made in December 2010.
(3)	OCEN is a majority-owned subsidiary of Corporación Interamericana de Entretenimiento, S.A.B. de C.V., and is engaged in the live entertainment business in Mexico. The investment in OCEN includes a goodwill of Ps.359,613 as of September 30, 2015 and December 31, 2014.

6. Property, Plant and Equipment, Net

Property, plant and equipment as of September 30, 2015 and December 31, 2014, consisted of:

	September 30, 2015		December 31, 2014
Buildings	Ps.	8,565,028	Ps.	8,464,531
Building improvements		287,684		339,828
Technical equipment		94,191,798		79,921,698
Satellite transponders		7,869,492		7,869,492
Furniture and fixtures		980,135		907,006
Transportation equipment		2,521,418		2,054,309
Computer equipment		6,201,652		5,962,735
Leasehold improvements		2,094,849		1,641,527

		122,712,056		107,161,126
Accumulated depreciation		(65,339,105)		(57,539,568)

		57,372,951		49,621,558
Land		4,649,233		4,627,984
Construction and projects in progress		8,483,582		7,759,966

	Ps.	70,505,766	Ps.	62,009,508

Depreciation charged to income for the nine months ended September 30, 2015 and 2014 was Ps.8,957,191 and Ps.7,326,591, respectively. Depreciation charged to income for the three months ended September 30, 2015 and 2014 was Ps.3,120,147 and Ps.2,502,396, respectively.

During the nine months ended September 30, 2015, the Group invested Ps.16,518,042 in property plant and equipment as capital expenditures.

7. Intangible Assets, Net

The balances of intangible assets as of September 30, 2015 and December 31, 2014, were as follows:

	September 30, 2015						December 31, 2014
	Gross Carrying Amount		Accumulated Amortization		Net Carrying Amount		Gross Carrying Amount		Accumulated Amortization		Net Carrying Amount
Intangible assets with indefinite useful lives:
Goodwill (see Note 3)					Ps.	14,346,424					Ps.	9,322,773
Trademarks						938,004						2,501,227
Concessions						15,213,983						11,345,717
Intangible assets with finite useful lives:
Trademarks	Ps.	1,772,096	Ps.	(73,167)		1,698,929						—
Licenses and software		5,030,144		(3,181,746)		1,848,398	Ps.	4,575,490	Ps.	(2,576,795)		1,998,695
Subscriber lists		6,207,693		(3,261,546)		2,946,147		4,973,885		(2,492,101)		2,481,784
Other intangible assets		3,208,803		(1,889,462)		1,319,341		2,290,663		(1,162,445)		1,128,218

	Ps.	16,218,736	Ps.	(8,405,921)	Ps.	38,311,226	Ps.	11,840,038	Ps.	(6,231,341)	Ps.	28,778,414

Amortization charged to income for the nine months ended September 30, 2015 and 2014 was Ps.1,782,632 and Ps.854,706, respectively.

In the third quarter of 2015, the Company’s management revised the useful life of trademarks to determine whether events and circumstances continue to support an indefinite useful life for such intangible assets. As a result of such review, the Company’s management has identified certain businesses in its Telecommunications segment that are migrating from a current trademark to an internally developed trademark between 2015 and 2016, in connection with enhanced telecommunications service packages offered to current and new subscribers, and has estimated that this migration process will take approximately four years. Accordingly, beginning in the third quarter of 2015, the Group changed the useful life assessment from indefinite to finite for certain acquired trademarks in its Telecommunications segment, and began to amortize the related carrying value of those trademarks when the migration is started in an estimated useful life of four years. The Group has not capitalized any amounts associated with internally developed trademarks.

8. Debt and Finance Lease Obligations

Debt and finance lease obligations outstanding as of September 30, 2015 and December 31, 2014, were as follows:

	Principal		Interest Payable		Finance Costs		September 30, 2015 Total		December 31, 2014 Total
U.S. dollar debt:
6% Senior Notes due 2018(1)	Ps.	8,465,950	Ps.	186,251	Ps.	(17,902)	Ps.	8,634,299	Ps.	7,409,378
6.625% Senior Notes due 2025(1)		10,159,140		22,435		(363,940)		9,817,635		8,630,357
8.50% Senior Notes due 2032(1)		5,079,570		23,987		(29,143)		5,074,414		4,512,938
6.625% Senior Notes due 2040(1)		10,159,140		142,087		(153,923)		10,147,304		8,968,642
5% Senior Notes due 2045(1)		16,931,900		333,934		(501,762)		16,764,072		14,353,463

Total U.S. dollar debt		50,795,700		708,694		(1,066,670)		50,437,724		43,874,778

Mexican peso debt:
7.38% Notes due 2020(2)		10,000,000		321,850		(35,854)		10,285,996		10,100,307
TIIE + 0.35% Notes due 2021(2)		6,000,000		3,680		(11,551)		5,992,129		5,994,805
TIIE + 0.35% Notes due 2022(2)		5,000,000		1,020		(11,490)		4,989,530		—
8.49% Senior Notes due 2037(1)		4,500,000		130,533		(15,709)		4,614,824		4,518,767
7.25% Senior Notes due 2043(1)		6,500,000		178,029		(65,525)		6,612,504		6,492,913
Bank loans		4,782,000		50		(3,664)		4,778,386		5,879,128
Bank loans (Sky)		—		—		—		—		3,513,851
Bank loans (TVI)		2,457,937		2,101		(6,313)		2,453,725		1,598,006

Total Mexican peso debt		39,239,937		637,263		(150,106)		39,727,094		38,097,777

Total debt(3)		90,035,637		1,345,957		(1,216,776)		90,164,818		81,972,555
Less: Short-term debt and current portion of long-term debt		2,981,600		1,345,957		(3,309)		4,324,248		1,312,052

Long-term debt, net of current portion	Ps.	87,054,037	Ps.	—	Ps.	(1,213,467)	Ps.	85,840,570	Ps.	80,660,503

Finance lease obligations:
Satellite transponder lease obligation	Ps.	4,863,428	Ps.	—	Ps.	—	Ps.	4,863,428	Ps.	4,401,423
Other		967,007		—		—		967,007		908,122

Total finance lease obligations		5,830,435		—		—		5,830,435		5,309,545
Less: Current portion		503,983		—		—		503,983		502,166

Finance lease obligations, net of current portion	Ps.	5,326,452	Ps.	—	Ps.	—	Ps.	5,326,452	Ps.	4,807,379

(1)

These Senior Notes are unsecured obligations of the Company, rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company, and are junior in right of payment to all of the existing and future liabilities of the Company’s subsidiaries. Interest on the Senior Notes due 2018, 2025, 2032, 2037, 2040, 2043 and 2045, including additional amounts payable in respect of certain Mexican withholding taxes, is 6.31%, 6.97%, 8.94%, 8.93%, 6.97%, 7.62% and 5.26% per annum, respectively, and is payable semi-annually. These Senior Notes may not be redeemed prior to maturity, except (i) in the event of certain changes in law affecting the Mexican withholding tax treatment of certain payments on the securities, in which case the securities will be redeemable, as a whole but not in part, at the option of the Company; and (ii) in the event of a change of control, in which case the company may be required to redeem the securities at 101% of their principal amount. Also, the Company may, at its own option, redeem the Senior Notes due 2018, 2025, 2037, 2040 and 2043, in whole or in part, at any time at a redemption price equal to the greater of the principal amount of these Senior Notes or the present value of future cash flows, at the redemption date, of principal and interest amounts of the Senior Notes discounted at a fixed rate of comparable U.S. or Mexican sovereign bonds. The agreement of these Senior Notes contains covenants that limit the ability of the Company and certain restricted subsidiaries engaged in the Group’s content segment, to incur or assume liens, perform sale and leaseback transactions, and consummate certain mergers, consolidations and similar transactions. The Senior Notes due 2018, 2025, 2032, 2037, 2040 and 2045 are registered with the U.S. Securities and Exchange Commission (“SEC”). The Senior Notes due 2043 are registered with both the U.S. SEC and the Mexican Banking and Securities Commission (“Comisión Nacional Bancaria y de Valores” or “CNBV”).
(2)	Interest on these Notes (“Certificados Bursátiles”) is payable semi-annually for Notes due 2020 and every 28 days for Notes due 2021 and 2022. The Company may, at its own option, redeem the Notes due 2020, in whole or in part, at any semi-annual interest payment date at a redemption price equal to the greater of the principal amount of the outstanding notes and the present value of future cash flows, at the redemption date, of principal and interest amounts of the Notes discounted at a fixed rate of comparable Mexican sovereign bonds. The company may, at its own option, redeem the Notes due 2021 and 2022, in whole or in part, at any date at a redemption price equal to the greater of the principal amount of the outstanding notes and an average price calculated from prices to be provided at the redemption date by two Mexican financial pricing companies. The agreements of these Notes contain covenants that limit the ability of the Company and certain restricted subsidiaries appointed by the Company’s board of directors, and engaged in the Group’s content segment, to incur or assume liens, perform sale and leaseback transactions, and consummate certain mergers, consolidations and similar transactions.
(3)	Total debt is presented net of unamortized finance costs as of September 30, 2015 and December 31, 2014, in the aggregate amount of Ps.1,216,776 and Ps.1,268,856, respectively, and includes interest payable in the aggregate amount of Ps.1,345,957 and Ps.974,904 as of September 30, 2015 and December 31, 2014, respectively.

In January 2015, the Group prepaid the principal amount and related accrued interest of a peso-denominated long-term bank loan previously entered into by Telecable, the telecommunications company acquired by the Group in January 2015, in the aggregate amount of Ps.507,362.

In May 2015, the Company concluded an offering of Ps.5,000,000 aggregate principal amount of local bonds (“Certificados Bursátiles”) due 2022 with an annual interest rate of the 28-day TIIE plus 35 basis points, which was registered with the CNBV.

During the nine months ended September 30, 2015, TVI refinanced an outstanding long-term loan in the principal amount of Ps.722,020, with an original maturity in 2016, and incurred additional long-term debt in the aggregate principal amount of Ps.1,000,000. The refinanced and additional long-term debt of TVI matures in 2019 (Ps.250,000), 2020 (Ps.250,000) and 2022 (Ps.1,222,020) with an annual interest rate of the 28-day TIIE plus a range between 130 and 140 basis points, which is payable on a monthly basis.

In June 2015, the Company and Sky prepaid peso-denominated long-term bank loans in the aggregate principal amount of Ps.1,600,000 and Ps.3,500,000, respectively, with original principal maturities between 2016 and 2021. The aggregate amount paid by the Company and Sky amounted to Ps.1,814,312 and Ps.3,651,712, respectively, which included related accrued interest, the settlement of a related derivative contract, and fees. The prepayment of Sky was funded primarily by a long-term loan made by the Company in the principal amount of Ps.3,500,000, with a maturity in 2022, and an annual interest rate of 7.38%, which is payable on a monthly basis.

As of September 30, 2015, the Group is in compliance with all covenants contained in the debt agreements.

The table below analyzes the Group’s debt and finance lease obligations into relevant maturity groupings based on the remaining period at the statement of financial position date to the contracted maturity date.

	Less Than 12 Months October 1, 2015 to September 30, 2016		12-36 Months October 1, 2016 to September 30, 2018		36-60 Months October 1, 2018 to September 30, 2020		Maturities Subsequent to September 30, 2020		Total
Debt(1)	Ps.	2,981,600	Ps.	10,730,332	Ps.	1,353,127	Ps.	74,970,578	Ps.	90,035,637
Finance lease liabilities		503,983		923,132		980,296		3,423,024		5,830,435

Total debt and finance lease obligations	Ps.	3,485,583	Ps.	11,653,464	Ps.	2,333,423	Ps.	78,393,602	Ps.	95,866,072

(1)	The amounts of debt are disclosed on a principal amount basis.

9. Financial Instruments

The Group’s financial instruments presented in the condensed consolidated statements of financial position included cash and cash equivalents; temporary investments; accounts and notes receivable; a long-term loan receivable from GTAC; Convertible Debentures issued by UHI with an option to convert these debentures into common stock of UHI, which were converted in July 2015 into Warrants that are exercisable for UHI’s common stock; debt securities classified as held-to-maturity investments; investments in securities in the form of an open-ended fund classified as available-for-sale investments; accounts payable; debt; and derivative financial instruments. For cash and cash equivalents, temporary investments, accounts receivable, accounts payable, and short-term notes payable due to banks and other financial institutions, the carrying amounts approximate fair value due to the short maturity of these instruments. The fair value of the Group’s long-term debt securities are based on quoted market prices.

The fair value of the long-term loans that the Group borrowed from leading Mexican banks (see Note 8) has been estimated using the borrowing rates currently available to the Group for bank loans with similar terms and average maturities. The fair value of held-to-maturity securities, available-for-sale investments, and currency option and interest rate swap agreements were determined by using valuation techniques that maximize the use of observable market data.

The carrying and estimated fair values of the Group’s non-derivative financial instruments as of September 30, 2015 and December 31, 2014, were as follows:

	September 30, 2015				December 31, 2014
	Carrying Value		Fair Value		Carrying Value		Fair Value
Assets:
Temporary investments	Ps.	4,976,959	Ps.	4,976,959	Ps.	4,788,585	Ps.	4,788,585
Trade notes and accounts receivable, net		13,765,865		13,765,865		21,087,163		21,087,163
Convertible Debentures due 2025 issued by UHI (see Note 4)		—		—		10,421,478		10,421,478
Embedded derivative in Convertible Debentures issued by UHI (see Note 4)		—		—		17,447,857		17,447,857
Warrants issued by UHI		31,271,573		31,271,573		—		—
Long-term loan and interest receivable from GTAC (see Note 5)		641,684		643,442		677,315		675,198
Held-to-maturity investments (see Note 4)		347,399		347,449		461,047		460,236
Shares of common stock of Imagina (see Note 4)		—		—		836,037		836,037
Available-for-sale investments (see Note 4)		5,822,947		5,822,947		5,511,768		5,511,768

	September 30, 2015				December 31, 2014
	Carrying Value		Fair Value		Carrying Value		Fair Value
Liabilities:
Senior Notes due 2018, 2025, 2032 and 2040	Ps.	33,863,800	Ps.	39,160,115	Ps.	29,522,600	Ps.	36,225,101
Senior Notes due 2045		16,931,900		15,043,147		14,761,300		15,015,785
Senior Notes due 2037 and 2043		11,000,000		9,679,905		11,000,000		10,283,880
Notes due 2020		10,000,000		10,515,900		10,000,000		10,469,000
Notes due 2021		6,000,000		6,013,320		6,000,000		6,012,300
Notes due 2022		5,000,000		4,991,100		—		—
Short-term loans and long-term notes payable to Mexican banks		7,239,937		7,314,668		10,982,607		11,413,185
Finance lease obligations		5,830,435		5,034,782		5,236,046		4,920,298

The carrying values (based on estimated fair values), notional amounts, and maturity dates of the Group’s derivative financial instruments as of September 30, 2015 and December 31, 2014, were as follows:

September 30, 2015:

Derivative Financial Instruments	Carrying Value		Notional Amount (U.S. Dollars in Thousands)	Maturity Date
Assets:
Derivatives not recorded as accounting hedges:
Options	Ps.	626	U.S.$15,000	November 2015

Total assets	Ps.	626

Liabilities:
Derivatives not recorded as accounting hedges:
TVI’s interest rate swap		10,545	Ps.2,068,787	February 2016 and May 2022
Derivatives recorded as accounting hedges (cash flow hedges):
Interest rate swap		133,040	Ps.2,500,000	March 2018
Interest rate swap		110,591	Ps.6,000,000	April 2021
Interest rate swap		4,732	Ps.1,000,000	May 2022

Total liabilities	Ps.	258,908

December 31, 2014:

Derivative Financial Instruments	Carrying Value		Notional Amount (U.S. Dollars in Thousands)	Maturity Date
Assets:
Derivatives not recorded as accounting hedges:
Options	Ps.	2,894	U.S.$135,000	November 2015

Total assets	Ps.	2,894

Liabilities:
Derivatives not recorded as accounting hedges:
Sky’s interest rate swap	Ps.	79,939	Ps.1,400,000	April 2016
TVI’s interest rate swap		10,376	Ps.1,567,607	February 2016 and July 2019
Derivatives recorded as accounting hedges (cash flow hedges):
Interest rate swap		175,025	Ps.2,500,000	March 2018
Interest rate swap		69,762	Ps.3,000,000	April 2021

Total liabilities	Ps.	335,102

UHI Warrants

As described in Note 3, in July 2015, the Group exchanged its investment in U.S.$1,125 million principal amount of Debentures due 2025 issued by UHI into Warrants that are exercisable for UHI’s common stock.

The Group determined the fair value of its investment in Warrants using the Black-Scholes model (“BSM”). The BSM involves the use of significant estimates and assumptions. These estimates and assumptions include the UHI stock’s spot price at valuation date and the stock’s expected volatility. The UHI stock’s spot price at valuation date was obtained by using a discounted projected cash flow model. The UHI stock’s volatility was obtained from publicly available information of comparable companies’ stock through determining an average of such companies’ annual volatility. Since the described methodology is an internal model with significant unobservable inputs, the UHI Warrants are classified as Level 3.

Unobservable inputs used as of September 30, 2015 included UHI stock’s spot price of U.S.$402 and UHI stock’s expected volatility of 29%.

Significant judgment was applied in assessing the qualitative factors mentioned in International Accounting Standard 39, to determine that the changes in cash flows, the different risk and rewards and contractual terms of the Warrants and the Convertible Debentures resulted in the derecognition of the Convertible Debentures (see Note 4).

The Group applied significant judgment to determine the classification of the Warrants. The Warrants did not comply with the definition of a derivative financial instrument because the initial investment that the Group paid to acquire the original instrument (Convertible Debentures) was significant and a derivative requires no initial investment or one that is smaller than would be required for a contract with similar response to changes in market factors; therefore, the Group classified the Warrants as available-for-sale financial assets with changes in other comprehensive income.

10. Capital Stock and Long-term Retention Plan

At September 30, 2015, shares of capital stock and CPOs consisted of (in millions):

	Authorized and Issued(1)	Held by a Company’s Trust(2)	Outstanding
Series “A” Shares	123,273.9	(7,866.3)	115,407.6
Series “B” Shares	58,982.9	(5,643.8)	53,339.1
Series “D” Shares	90,086.5	(5,228.9)	84,857.6
Series “L” Shares	90,086.5	(5,228.9)	84,857.6

Total	362,429.8	(23,967.9)	338,461.9

Shares in the form of CPOs	301,145.5	(17,479.6)	283,665.9
Shares not in the form of CPOs	61,284.3	(6,488.3)	54,796.0

Total	362,429.8	(23,967.9)	338,461.9

CPOs	2,573.9	(149.4)	2,424.5

(1)	As of September 30, 2015, the authorized and issued capital stock amounted to Ps.4,978,126 (nominal Ps.2,494,410).
(2)	In connection with the Company’s Long-Term Retention Plan.

A reconciliation of the number of shares and CPOs outstanding for the nine months ended September 30, 2015 and 2014 is presented as follows (in millions):

	Series “A” Shares	Series “B” Shares	Series “D” Shares	Series “L” Shares	Shares Outstanding	CPOs Outstanding
As of January 1, 2015	115,036.5	53,330.9	84,844.4	84,844.4	338,056.2	2,424.1
Acquired by a Company’s trust	(518.7)	(456.5)	(726.1)	(726.1)	(2,427.4)	(20.7)
Released by the stock plan	889.8	464.7	739.3	739.3	2,833.1	21.1

As of September 30, 2015	115,407.6	53,339.1	84,857.6	84,857.6	338,461.9	2,424.5

	Series “A” Shares	Series “B” Shares	Series “D” Shares	Series “L” Shares	Shares Outstanding	CPOs Outstanding
As of January 1, 2014	114,197.5	52,920.5	84,191.5	84,191.5	335,501.0	2,405.5
Acquired by a Company’s trust	(3.4)	(3.0)	(4.7)	(4.7)	(15.8)	(0.1)
Repurchased by the Company	—	—	—	—	—	—
Released by the stock plan	910.1	473.0	752.5	752.5	2,888.1	21.5

As of September 30, 2014	115,104.2	53,390.5	84,939.3	84,939.3	338,373.3	2,426.9

Long-term Retention Plan

During the nine months ended September 30, 2015, the trust for the Long-term Retention Plan (i) acquired 2,427.5 million shares of the Company, in the form of 20.7 million CPOs, in the amount of Ps.2,184,345; and (ii) released 2,471.4 million shares in the form of 21.1 million CPOs, and 361.7 million Series “A” Shares, in the aggregate amount of Ps.848,883, in connection with the Long-term Retention Plan.

The Group accrued in equity attributable to stockholders of the Company a share-based compensation expense of Ps.863,234 for the nine months ended September 30, 2015, which amount was reflected in consolidated operating income as administrative expense.

11. Retained Earnings

As of September 30, 2015 and December 31, 2014, the Company’s legal reserve amounted to Ps.2,139,007, and was classified into retained earnings in equity attributable to stockholders of the Company.

In April 2015, the Company’s stockholders approved the payment of a dividend of Ps.0.35 per CPO and Ps.0.002991452991 per share of Series “A”, “B”, “D” and “L”, not in the form of a CPO, which was paid in cash in June 2015 in the aggregate amount of Ps.1,084,192.

12. Transactions with Related Parties

The balances of receivables and payables between the Group and related parties as of September 30, 2015 and December 31, 2014, were as follows:

	September 30, 2015		December 31, 2014
Current receivables:
UHI, including Univision	Ps.	—	Ps.	535,661
Grupo TV Promo, S.A. de C.V.		—		201,060
GSF, including Iusacell		—		57,703
Other		99,903		108,828

	Ps.	99,903	Ps.	903,252

Current payables:
UHI, including Univision	Ps.	364,370	Ps.	—
DirecTV Group, Inc.		118,769		—
Other		2,408		8,564

	Ps.	485,547	Ps.	8,564

In the nine months ended September 30, 2015 and 2014, royalty revenue from Univision amounted to Ps.3,626,107 and Ps.3,105,373, respectively, and interest income from UHI amounted to Ps.142,010 and Ps.165,985, respectively.

In March 2015, the Group recognized in consolidated other income, net, cash received from Univision in the amount of U.S.$67.6 million (Ps.1,038,314), as a result of the early termination of a technical assistance agreement with Univision.

In July 2015, the Group recognized in consolidated other finance income, net, a cash amount of U.S.$135.1 million (Ps.2,194,981) paid by UHI as a consideration for the exchange of the Group’s former investment in Debentures into Warrants that are exercisable for UHI’s common stock (see Notes 3 and 4).

13. Finance Income (Expense)

Finance income (expense) for the nine months ended September 30, 2015 and 2014, included:

	2015		2014
Interest expense	Ps.	(4,565,509)	Ps.	(4,056,896)
Foreign exchange loss, net		(1,967,630)		(365,988)

Finance expense		(6,533,139)		(4,422,884)

Interest income(2)		766,191		891,944
Other finance income, net(1)		7,591,074		738,756

Finance income		8,357,265		1,630,700

Finance income (expense), net	Ps.	1,824,126	Ps.	(2,792,184)

(1)	This line item included a cash amount of U.S.$135.1 million (Ps.2,194,981) received as a consideration for the conversion of Debentures issued by UHI into Warrants that are exercisable for UHI’s common stock, and a Ps.4,718,175 reclassification from accumulated other comprehensive income in consolidated equity in connection with a cumulative gain related to changes in fair value of such debentures, for the nine months ended September 30, 2015. It also included a gain in change of fair value from an embedded derivative in a host contract related to the Group’s former investment in Convertible Debentures issued by UHI in the amount of Ps.409,196 and Ps.880,938 for the nine months ended September 30, 2015 and 2014, respectively.
(2)	This line item included interest income from the Group’s investment in Debentures issued by UHI in the aggregate amount of Ps.142,010 for the nine months ended September 30, 2015, and interest income from the Group’s investments in Convertible Debentures issued by UHI and Ares in the aggregate amount of Ps.387,977 for the nine months ended September 30, 2014.

14. Income Taxes

Income taxes in the interim periods are accrued using the income tax rate that would be applicable to expected total annual earnings. As of September 30, 2015 and 2014, the estimated effective income tax rate for the years ended December 31, 2015 and 2014 was 32% and 29%, respectively.

15. Earnings per CPO/Share

At September 30, 2015 and 2014 the weighted average of outstanding total shares, CPOs and Series “A”, Series “B”, Series “D” and Series “L” Shares (not in the form of CPO units), was as follows (in thousands):

	September 30, 2015	September 30, 2014
Total Shares	338,231,205	337,316,998
CPOs	2,423,656	2,418,968
Shares not in the form of CPO units:
Series “A” Shares	54,662,750	54,297,042
Series “B” Shares	187	187
Series “D” Shares	239	239
Series “L” Shares	239	239

Basic earnings per CPO and per each Series “A”, Series “B”, Series “D” and Series “L” Share (not in the form of a CPO unit) for the nine months ended September 30, 2015 and 2014, are presented as follows:

	2015				2014
	Per CPO		Per Each Series “A”, “B”, “D” and “L” Share		Per CPO		Per Each Series “A”, “B”, “D” and “L” Share
Net income attributable to stockholders of the Company	Ps.	3.23	Ps.	0.03	Ps.	1.00	Ps.	0.01

Diluted earnings per CPO and per Share attributable to stockholders of the Company:

	September 30, 2015	September 30, 2014
Total Shares	362,429,887	362,429,887
CPOs	2,573,894	2,573,894
Shares not in the form of CPO units:
Series “A” Shares	58,926,613	58,926,613
Series “B” Shares	2,357,208	2,357,208
Series “D” Shares	239	239
Series “L” Shares	239	239

Diluted earnings per CPO and per each Series “A”, Series “B”, Series “D” and Series “L” Share (not in the form of a CPO unit) for the nine months ended September 30, 2015 and 2014, are presented as follows:

	2015				2014
	Per CPO		Per Each Series “A”, “B”, “D” and “L” Share		Per CPO		Per Each Series “A”, “B”, “D” and “L” Share
Net income attributable to stockholders of the Company	Ps.	3.01	Ps.	0.03	Ps.	0.93	Ps.	0.01

16. Segment Information

The table below presents information by segment and a reconciliation to consolidated total for the three months ended September 30:

	Total Revenues		Intersegment Revenues		Consolidated Revenues		Segment Income
September 30, 2015:
Content	Ps.	8,625,257	Ps.	401,314	Ps.	8,223,943	Ps.	4,021,669
Sky		4,894,847		7,493		4,887,354		2,332,218
Telecommunications		7,294,258		36,619		7,257,639		2,973,426
Other Businesses		2,008,777		122,106		1,886,671		258,339

Segment totals		22,823,139		567,532		22,255,607		9,585,652
Reconciliation to consolidated amounts:
Eliminations and corporate expenses		(567,532)		(567,532)		—		(496,263)
Depreciation and amortization expense		—		—		—		(3,783,930)

Consolidated total before other expense, net		22,255,607		—		22,255,607		5,305,459 (1)
Other expense, net		—		—		—		(693,751)

Consolidated total	Ps.	22,255,607	Ps.	—	Ps.	22,255,607	Ps.	4,611,708 (2)

	Total Revenues		Intersegment Revenues		Consolidated Revenues		Segment Income
September 30, 2014:
Content	Ps.	8,491,817	Ps.	258,303	Ps.	8,233,514	Ps.	4,042,049
Sky		4,476,795		3,685		4,473,110		2,136,929
Telecommunications		5,305,140		32,971		5,272,169		1,981,609
Other Businesses		1,936,497		85,597		1,850,900		151,523

Segment totals		20,210,249		380,556		19,829,693		8,312,110
Reconciliation to consolidated amounts:
Eliminations and corporate expenses		(380,556)		(380,556)		—		(357,887)
Depreciation and amortization expense		—		—		—		(2,848,974)

Consolidated total before other expense, net		19,829,693		—		19,829,693		5,105,249 (1)
Other expense, net		—		—		—		(4,546,637)

Consolidated total	Ps.	19,829,693	Ps.	—	Ps.	19,829,693	Ps.	558,612 (2)

(1)	Consolidated total represents income before other expense.
(2)	Consolidated total represents consolidated operating income.

The table below presents information by segment and a reconciliation to consolidated total for the nine months ended September 30:

	Total Revenues		Intersegment Revenues		Consolidated Revenues		Segment Income
September 30, 2015:
Content	Ps.	23,569,178	Ps.	916,476	Ps.	22,652,702	Ps.	10,009,183
Sky		14,241,034		89,145		14,151,889		6,755,189
Telecommunications(1)		20,918,369		109,706		20,808,663		8,395,415
Other Businesses		5,823,873		336,426		5,487,447		608,908

Segment totals		64,552,454		1,451,753		63,100,701		25,768,695
Reconciliation to consolidated amounts:
Eliminations and corporate expenses		(1,451,753)		(1,451,753)		—		(1,420,971)
Depreciation and amortization expense		—		—		—		(10,739,823)

Consolidated total before other income, net		63,100,701		—		63,100,701		13,607,901	(2)
Other income, net		—		—		—		34,958

Consolidated total	Ps.	63,100,701	Ps.	—	Ps.	63,100,701	Ps.	13,642,859	(3)

	Total Revenues		Intersegment Revenues		Consolidated Revenues		Segment Income
September 30, 2014:
Content	Ps.	23,739,191	Ps.	785,520	Ps.	22,953,671	Ps.	10,399,716
Sky		13,009,152		10,619		12,998,533		6,166,605
Telecommunications		14,709,448		88,342		14,621,106		5,387,029
Other Businesses		5,670,925		146,088		5,524,837		454,227

Segment totals		57,128,716		1,030,569		56,098,147		22,407,577
Reconciliation to consolidated amounts:
Eliminations and corporate expenses		(1,030,569)		(1,030,569)		—		(1,056,754)
Depreciation and amortization expense		—		—		—		(8,181,297)

Consolidated total before other expense, net		56,098,147		—		56,098,147		13,169,526 (2)
Other expense, net		—		—		—		(4,759,838)

Consolidated total	Ps.	56,098,147	Ps.	—	Ps.	56,098,147	Ps.	8,409,688 (3)

(1)	Cablecom and Telecable contributed total revenues and segment income to the Group’s Telecommunications segment for the nine months ended September 30, 2015, in the aggregate amount of Ps.4,776,077 and Ps.2,297,849, respectively, as the Group began to consolidate the Cablecom and Telecable results of operations beginning in September 2014 and January 2015, respectively (see Note 3).
(2)	Consolidated total represents income before other income (expense).
(3)	Consolidated total represents consolidated operating income.

Seasonality of Operations

The Group’s results of operations are seasonal. The Group typically recognizes a large percentage of its consolidated net sales (principally advertising) in the fourth quarter in connection with the holiday shopping season. In 2014 and 2013, the Group recognized 30.0% and 29.1%, respectively, of its annual consolidated net sales in the fourth quarter of the year. The Group’s costs, in contrast to its revenues, are more evenly incurred throughout the year and generally do not correlate to the amount of advertising sales.

The consolidates net income attributable to stockholders of the company for each of the four quarters in the period ended September 30, 2015, is presented as follows:

Quarter	Quarter		Accumulated
4th / 14	Ps.	2,504,254	Ps.	5,386,905
1st / 15		1,453,445		1,453,445
2nd / 15		1,328,732		2,782,177
3rd / 15		6,545,753		9,327,930

17. Contingencies

In March 2015, the investigative authority of the IFT issued a preliminary opinion that presumed the probable existence of substantial power in the market of restricted television and audio services in Mexico, with respect to the Company and certain of its subsidiaries. On September 30, 2015, the Governing Board of the IFT determined that the Group does not have substantial power in such market. Although this resolution is final at the administrative level, the Company’s management cannot guarantee this resolution may not be challenged and whether such challenge may stand on its merits.

There are several legal actions and claims pending against the Group which are filed in the ordinary course of business. In the opinion of the Company’s management, none of these actions and claims is expected to have a material adverse effect on the Group’s financial statements as a whole; however, the Company’s management is unable to predict the outcome of any of these legal actions and claims.

PROSPECTUS

Grupo Televisa, S.A.B.

Senior Debt Securities

By this prospectus, we may from time to time offer senior debt securities. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When we offer securities, the specific terms of the securities, including the offering price, and any specific manner in which they may be offered, will be described in supplements to this prospectus.

You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus, before you invest.

You should carefully review “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THIS PROSPECTUS IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE COMISION NACIONAL BANCARIA Y DE VALORES (THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION, OR “CNBV”). THE TERMS AND CONDITIONS OF ANY OFFER OF SECURITIES WILL BE NOTIFIED TO THE CNBV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE SECURITIES OR OUR SOLVENCY. THE SECURITIES MAY NOT BE OFFERED OR SOLD IN MEXICO, ABSENT AN AVAILABLE EXCEPTION UNDER THE LEY DEL MERCADO DE VALORES (MEXICAN SECURITIES MARKET LAW). IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN CITIZEN WHO MAY ACQUIRE DEBT SECURITIES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US.

The date of this prospectus is April 26, 2013.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell senior debt securities in one or more offerings.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered, including the specific amounts, prices and terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus.

You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference”.

In this prospectus, “we”, “us”, “our” or “Company” refer to Grupo Televisa, S.A.B. and, where the context requires, its consolidated entities. “Group” refers to Grupo Televisa, S.A.B. and its consolidated entities. Unless otherwise specified, references to “Ps.” or “Pesos” in this prospectus are to Mexican Pesos, the legal currency of Mexico; and references to “Dollars,” “U.S. Dollars,” “$,” or “U.S.$” are to United States dollars, the legal currency of the United States.

This prospectus contains translations of certain Peso amounts into U.S. Dollars at specified rates solely for the convenience of the reader. The exchange rate translations contained in this prospectus should not be construed as representations that the Peso amounts actually represent the U.S. Dollar amounts presented or that they could be converted into U.S. Dollars at the rate indicated, or at all. Unless otherwise indicated, the exchange rate used in translating Pesos into U.S. Dollars in calculating the convenience translations included herein is determined by reference to the interbank free market exchange rate, or the Interbank Rate, as reported by Banco Nacional de México, S.A., or Banamex, as of March 31, 2013, which was Ps.12.3406 per U.S. Dollar.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the U.S. Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, including amendments, does not contain all the information included in the registration statement. This prospectus is based on information provided by us and other sources that we believe to be reliable. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. This prospectus incorporates by reference important business and financial information about us which is not included in or delivered with this prospectus. You can obtain documents containing this information through us by contacting us at the address and telephone number set forth below under “Incorporation by Reference”.

We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance therewith file and furnish reports and other information with the SEC. Reports and other information filed or furnished by us with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Any materials we file or furnish electronically will be available to the public over the Internet at the SEC’s website at www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus, will automatically update and, where applicable, supersede this information. Information set forth in this prospectus or any prospectus supplement updates and, where applicable, supersedes any previously filed information that is incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following information and documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2012, as filed with the SEC on April 11, 2013, which we refer to in this prospectus as the “2012 Form 20-F”;

•	our Forms 6-K that we furnished to the SEC on April 26, 2013, which contain our unaudited condensed consolidated financial statements as of March 31, 2013 and for the three-month periods ended March 31, 2013 and 2012, and a related discussion of our financial results;

•	any future annual reports on Form 20-F that we file with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus that are identified in such reports as being incorporated by reference into this prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following address and phone number:

Investor Relations

Grupo Televisa, S.A.B.

Avenida Vasco de Quiroga, No. 2000

Colonia Santa Fe, 01210

México, D.F., México

(52) (55) 5261-2000

You should rely only on the information included or incorporated by reference in this prospectus and in the applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference herein or therein is accurate as of any date other than that on the front cover of the applicable document.

ENFORCEABILITY OF CIVIL LIABILITIES

Substantially all of our directors, executive officers and controlling persons reside outside of the United States, all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside of the United States and some of the experts named in this prospectus also reside outside of the United States. As a result, it may not be possible for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortés y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. See “Risk Factors — Risk Factors Related to the Senior Debt Securities — It May Be Difficult to Enforce Civil Liabilities Against Us or Our Directors, Executive Officers and Controlling Persons”.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. In addition, we may from time to time make forward-looking statements in reports to the SEC on Form 6-K, in annual reports to stockholders, in prospectuses, press releases and other written materials and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “seek”, “potential”, “target”, “estimate”, “project”, “predict”, “forecast”, “guideline”, “may”, “should”, “could”, “will” and similar words and expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying these statements. Examples of these forward-looking statements include, but are not limited to:

•	estimates and projections of financial results, cash flows, capital expenditures, dividends, capital structure, financial position or other financial items or ratios;

•	statements of our plans, objectives or goals, including those relating to anticipated trends, competition, regulation and rates;

•	statements concerning our current and future plans regarding our online and wireless content division, Televisa Interactive Media;

•	statements concerning our current and future plans regarding our investment in and other arrangements with Imagina Media Audiovisual S.L.;

•	statements concerning our current and future plans regarding our arrangements with Netflix, Inc.;

•	statements concerning our current and future plans regarding our investment in Grupo de Telecomunicaciones de Alta Capacidad, S.A.P.I. de C.V.;

•	statements concerning our current and future plans regarding our gaming business;

•	statements concerning our future plans, including capital expenditures, regarding the pay-TV, broadband and/or telephony services provided by our subsidiaries;

•	statements concerning our transactions with Univision Communications, Inc. and our current and future plans regarding our investment in its parent company, Broadcasting Media Partners, Inc.;

•	statements concerning our current and future plans, including capital expenditures, regarding our investment in GSF Telecom Holdings, S.A.P.I. de C.V., the controlling company of Grupo Iusacell, S.A. de C.V.;

•	statements concerning our current and future plans, including capital expenditures, regarding our investment in Innova, S. de R.L. de C.V. and our transactions and relationship with DIRECTV;

•	statements concerning our transactions with NBC Universal’s Telemundo Communications Group;

•	statements about our future economic performance or statements concerning general economic, political or social conditions in Mexico or other countries in which we operate or have investments; and

•	statements or assumptions underlying these statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. We caution you that a number of important factors, including those discussed under “Risk Factors” in this prospectus and any prospectus supplement and in “Item 3 — Key Information — Risk Factors” in the 2012 Form 20-F, which is incorporated herein by reference, or similar sections in our future filings or furnishings, could cause actual results to differ materially from those expressed in or implied by these forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include:

•	economic and political developments and conditions and government policies in Mexico or elsewhere;

•	uncertainty in global financial markets;

•	currency fluctuations or the devaluation and depreciation of the Peso;

•	changes in inflation rates;

•	changes in interest rates;

•	the impact of existing laws and regulations, changes thereto or the imposition of new laws and regulations affecting our business, activities and investments;

•	the risk that our concessions may not be renewed;

•	the risk of loss of transmission or loss of the use of satellite transponders or incidents affecting our network and information systems or other technologies;

•	changes in customer demand; and

•	effects of competition.

We caution you that the foregoing list of factors is not exhaustive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements. You should evaluate any statements made by us in light of these important factors and you are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information, future developments or other factors.

GRUPO TELEVISA, S.A.B.

We are the largest media company in the Spanish-speaking world based on our market capitalization and a major participant in the international entertainment business. We operate four broadcast channels in Mexico and complement our network coverage through affiliated stations throughout the country. From January 1, 2012 to June 16, 2012, our broadcast television channels had an average sign-on to sign-off audience share of 69.6%. We produce pay-TV channels with national and international feeds, which reach subscribers throughout Latin America, the United States, Canada, Europe and Asia Pacific. We export our programs and formats to television networks around the world. In 2012, we exported 92,887 hours of programming to approximately 51 countries, excluding the United States. In the United States, we have granted Univision the exclusive right to broadcast certain of our content pursuant to a program license agreement.

We believe we are the most important Spanish-language magazine publisher in the world, as measured by circulation, with an annual circulation of approximately 129 million magazines publishing 186 titles in approximately 20 countries.

We own 58.7% of Sky, a DTH satellite television provider in Mexico, Central America and the Dominican Republic. We are also a shareholder in two Mexican cable companies, Empresas Cablevisión, S.A.B. de C.V., or Cablevisión, and Televisión Internacional, S.A. de C.V. and its subsidiaries, collectively TVI, and in 2011 we merged a third Mexican cable company, Cablemás, S.A. de C.V., or Cablemás, into the Company. We own 100% of Cablemás, 51% of Cablevisión and 50% of TVI.

We also own Televisa.com as well as Esmas.com, one of the leading digital entertainment web portals in Latin America, a gaming business which includes bingo parlors, a 50% stake in a radio company that as of December 31, 2012 reached 74% of the Mexican population, a feature film production and distribution company, soccer teams and a stadium in Mexico.

Grupo Televisa, S.A.B. is a sociedad anónima bursátil, a limited liability public stock corporation organized under the laws of the United Mexican States. Our principal executive offices are located at Avenida Vasco de Quiroga, No. 2000, Colonia Santa Fe, 01210 México, D.F., México. Our telephone number at that address is (52)(55) 5261-2000.

RISK FACTORS

An investment in our debt securities involves risk. We have set forth risk factors in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus. We have also set forth below certain additional risk factors that relate specifically to securities we may offer using this prospectus. We may include further risk factors in more recent reports on Form 6-K incorporated in this prospectus by reference, or in a prospectus supplement. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risk Factors Related to the Senior Debt Securities

We Have Substantial Indebtedness and May Incur Substantial Additional Indebtedness; Some or All of Our Existing Indebtedness May Mature Prior to the Maturity of the Senior Debt Securities Offered Hereby

We now have and will continue to have after the issuance of the senior debt securities offered hereby a substantial amount of indebtedness outstanding. At March 31, 2013, we and our subsidiaries had Ps.57,505.9 million (equivalent to U.S.$4,659.9 million) of indebtedness on a consolidated basis and before unamortized finance costs of Ps.782.0 million as of that date. In addition, the indenture governing the senior debt securities does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness, and we may incur indebtedness in connection with our business, including borrowings to fund investments and acquisitions. Such additional borrowings could materially adversely affect our financial position and results of operations. To the extent our restricted or unrestricted subsidiaries borrow money, whether on a secured or an unsecured basis, that indebtedness will effectively rank senior to the senior debt securities offered hereby, which will not be guaranteed by our subsidiaries. The degree to which we are leveraged may impair our ability to internally fund or obtain financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes and may limit our flexibility in planning for or reacting to changes in market conditions and industry trends. As a result, we may be more vulnerable in the event of a substantial downturn in general economic conditions in Mexico or other markets in which we participate.

The indenture permits us to designate existing or new subsidiaries as unrestricted subsidiaries and does not restrict our ability or the ability of our unrestricted subsidiaries to pledge shares of capital stock or assets of our unrestricted subsidiaries. In addition, our ability and our restricted subsidiaries’ ability to pledge assets is subject only to the limited restrictions contained in the indenture, and we and our restricted subsidiaries can incur senior secured indebtedness subject only to those limited restrictions. To the extent we pledge shares of capital stock or other assets to secure indebtedness, the indebtedness so secured will effectively rank senior to the senior debt securities offered hereby to the extent of the value of the shares or other assets pledged. The indenture also does not restrict the ability of our unrestricted subsidiaries to pledge shares of capital stock or other assets that they own to secure indebtedness. See “Description of the Senior Debt Securities”.

The indenture does not restrict the ability of the Company to lend its funds to, or otherwise invest in, its subsidiaries, including its unrestricted subsidiaries. If the Company were to lend funds to, or otherwise invest in, its subsidiaries, creditors of such subsidiaries could have a claim on their assets that would be senior to the claims of the Company. See “— We Are a Holding Company With Our Assets Held Primarily by Our Subsidiaries; Creditors of Those Companies Have a Claim on Their Assets That Is Effectively Senior to That of Holders of the Senior Debt Securities”.

Some or all of our outstanding indebtedness may mature prior to the maturity date of the senior debt securities offered hereby. If we cannot generate sufficient cash flow from operations to meet our obligations (including payments on the senior debt securities offered hereby at their maturity), then our indebtedness (including the senior debt securities offered hereby) may have to be refinanced. Any such refinancing may not be effected successfully or on terms that are acceptable to us. In the absence of such refinancings, we could be forced to dispose of assets in order to make up for any shortfall in the payments due on our indebtedness, including interest and principal payments due on the senior debt securities offered hereby, under circumstances that might not be favorable to realizing the best price for such assets. Further, any assets may not be sold quickly enough, or for amounts sufficient, to enable us to make any such payments. If we are unable to sell sufficient assets to repay this debt we could be forced to issue equity securities to make up any shortfall. Any such equity issuance would be subject to the approval of Emilio Azcárraga Jean who has the voting power to prevent us from raising money in equity offerings. In addition, the terms of our bank loans require us to maintain compliance with certain financial covenants. See “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Liquidity, Foreign Exchange and Capital Resources — Indebtedness” included in the 2012 Form 20-F or similar sections in our future filings. If we cannot maintain such compliance, this indebtedness could be accelerated.

We Are a Holding Company With Our Assets Held Primarily by Our Subsidiaries; Creditors of Those Companies Have a Claim on Their Assets That Is Effectively Senior to That of Holders of the Senior Debt Securities

We are a holding company with no significant operating assets other than through our ownership of shares of our subsidiaries. We receive substantially all of our operating income from our subsidiaries. The Company is the only company obligated to make payments under the senior debt securities offered hereby. Our subsidiaries are separate and distinct legal entities and they will have no obligation, contingent or otherwise, to pay any amounts due under the senior debt securities offered hereby or to make any funds available for any of those payments. The senior debt securities offered hereby will be senior unsecured obligations of the Company ranking pari passu with other unsubordinated and unsecured obligations of the Company. Claims of creditors of our subsidiaries, including trade creditors and banks and other lenders, will effectively have priority over the holders of the senior debt securities offered hereby with respect to the assets of our subsidiaries. In addition, our ability to meet our financial obligations, including obligations under the senior debt securities offered hereby, will depend in significant part on our receipt of cash dividends, advances and other payments from our subsidiaries. In general, Mexican corporations may pay dividends only out of net income, which is approved by stockholders. The stockholders must then also approve the actual dividend payment after we establish mandatory legal reserves (5% of net income annually up to at least an amount equal to 20% of the paid-in capital) and satisfy losses for prior fiscal years. The ability of our subsidiaries to pay such dividends or make such distributions will be subject to, among other things, applicable laws and, under certain circumstances, restrictions contained in agreements or debt instruments to which we, or any of our subsidiaries, are parties. In addition, third parties own substantial interests in certain of our other businesses such as Cablevisión and Innova. Accordingly, we must share with minority stockholders any dividends paid by these businesses.

Claims of creditors of our subsidiaries, including trade creditors, will generally have priority as to the assets and cash flows of those subsidiaries over any claims we and the holders of the senior debt securities offered hereby may have. For a description of our outstanding debt, see “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Liquidity, Foreign Exchange and Capital Resources — Indebtedness” included in the 2012 Form 20-F or similar sections in our future filings.

In addition, creditors of the Company, including holders of the senior debt securities offered hereby, will be limited in their ability to participate in distributions of assets of our subsidiaries to the extent that the outstanding shares of any of our subsidiaries are either pledged as collateral to our other creditors or are not owned by us. As of the date of this prospectus, minority interests in several of our subsidiaries are held by third parties and a small portion of the shares of our subsidiaries are pledged as collateral. See “Item 5 — Operating and Financial Review and Prospects — Results of Operations — Liquidity, Foreign Exchange and Capital Resources — Indebtedness” and “— Net Income Attributable to Non-controlling Interests” included in the 2012 Form 20-F. At March 31, 2013, our subsidiaries had Ps.37,969.9 million (equivalent to U.S.$3,076.8 million) of liabilities (excluding liabilities to us and excluding guarantees by subsidiaries of our indebtedness), U.S.$768.0 million of which was U.S. Dollar-denominated. These liabilities include Ps.9,724.7 million (equivalent to U.S.$788.0 million) of indebtedness, U.S.$324.4 million of which was U.S. Dollar-denominated indebtedness (equivalent to Ps.4,002.7 million). All of these liabilities would effectively have ranked senior to the senior debt securities offered hereby. The indenture does not limit the amount of indebtedness which can be incurred by us or by our restricted or unrestricted subsidiaries.

Judgments of Mexican Courts Enforcing Our Obligations in Respect of the Senior Debt Securities Would Be Paid Only in Pesos

Under the Ley Monetaria, or the Mexican Monetary Law, in the event that any proceedings are brought in Mexico seeking performance of our obligations under the senior debt securities offered hereby, pursuant to a judgment or on the basis of an original action, we may discharge our obligations denominated in any currency other than Pesos by paying Pesos converted at the rate of exchange prevailing on the date payment is made. This rate is currently determined by the Mexican Central Bank every business day in Mexico and published the next business day in the Diario Oficial de la Federación, or the Official Gazette of the Federation, for application the following business day. As a result, if any senior debt securities offered hereby are denominated in a currency other than Pesos but are paid by us in Pesos to holders thereof, the amount received may not be sufficient to cover the amount of U.S. Dollars (or other currency, as applicable) that the holder of the senior debt security would have received under the terms of the senior debt securities. In addition, our obligation to indemnify against exchange losses may be unenforceable in Mexico.

In addition, in the case of our bankruptcy or concurso mercantil, or judicial reorganization, our foreign currency-denominated liabilities, including our liabilities under any senior debt securities offered hereby denominated in a currency other than Pesos, will be converted into Pesos at the rate of exchange applicable on the date on which the declaration of bankruptcy or judicial reorganization is effective, and the resulting amount, in turn, will be converted to UDIs, or inflation-indexed units. Our foreign currency-denominated liabilities, including our liabilities under any senior debt securities denominated in a currency other than Pesos, will not be adjusted to take into account any depreciation of the Peso as compared to the U.S. Dollar (or other currency, as applicable) occurring after the declaration of bankruptcy or judicial reorganization. Also, all obligations under the senior debt securities will cease to accrue interest from the date of the bankruptcy or judicial reorganization declaration, will be satisfied only at the time those of our other creditors are satisfied and will be subject to the outcome of, and amounts recognized as due in respect of, the relevant bankruptcy or judicial reorganization proceeding.

We May Not Have Sufficient Funds to Meet Our Obligation Under the Indenture to Repurchase the Senior Debt Securities Upon a Change of Control

Upon the occurrence of a change of control, we will be required to offer to repurchase each holder’s senior debt securities at a price of 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase. The terms of some or all of our other indebtedness, including additional indebtedness we may incur in the future, may contain similar requirements. We may not have the financial resources necessary to meet our obligations in respect of our indebtedness, including the required repurchase of senior debt securities offered hereby, following a change of control. We also may be restricted under the terms of other indebtedness from making such repurchase. If an offer to repurchase the senior debt securities offered hereby is required to be made and we do not have available sufficient funds to repurchase the senior debt securities, an event of default would occur under the indenture. The occurrence of an event of default will result in acceleration of the maturity of the senior debt securities offered hereby and other indebtedness. See “Description of the Senior Debt Securities”.

It May Be Difficult to Enforce Civil Liabilities Against Us or Our Directors, Executive Officers and Controlling Persons

We are organized under the laws of Mexico. Substantially all of our directors, executive officers and controlling persons reside outside the United States, all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside of the

United States, and some of the parties named in this prospectus also reside outside of the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortés y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. See “Enforceability of Civil Liabilities”.

There May Not Be a Liquid Trading Market for the Senior Debt Securities, Which Could Limit Your Ability to Sell Your Senior Debt Securities in the Future

The senior debt securities offered hereby will constitute one or more new issues of securities for which, prior to an offering of the applicable series of senior debt securities, there has been no public market, and the senior debt securities may not be widely distributed. Accordingly, an active trading market for any series of the senior debt securities may not develop. If a market for any series of the senior debt securities offered hereby does develop, the price of such senior debt securities may fluctuate and liquidity may be limited. If a market for any series of the senior debt securities offered hereby does not develop, purchasers may not be able to resell such senior debt securities for an extended period of time, if at all.

USE OF PROCEEDS

Unless indicated otherwise in any applicable prospectus supplement, we expect to use the net proceeds from the sale of the senior debt securities offered hereby for general corporate purposes. Additional information on the use of net proceeds from the sale of securities that we may offer from time to time by this prospectus and any prospectus supplement may be set forth in the applicable prospectus supplement relating to a particular offering.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges in each of the periods shown is as follows, in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board:

Year Ended December 31,		Three Months Ended March 31,
2011	2012	2013
3.6	4.2	3.2

DESCRIPTION OF THE SENIOR DEBT SECURITIES

We may issue senior debt securities from time to time in one or more distinct series. The debt securities will be issued under an indenture, dated as of August 8, 2000, which we refer to as the base indenture, between the Company, as issuer, and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, as amended and supplemented from time to time. The aggregate principal amount of debt securities that may be authenticated and delivered under the base indenture is unlimited. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the debt securities, the base indenture and any supplemental indentures are summaries of these provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities, the base indenture and such supplemental indentures. The base indenture is filed as an exhibit to the registration statement of which this prospectus forms part.

Unless otherwise specified in a prospectus supplement, the debt securities will be senior unsecured obligations of Grupo Televisa, S.A.B., and will not be guaranteed by any of our subsidiaries. The debt securities will rank equally with any of our other senior and unsubordinated debt.

The applicable prospectus supplement will set forth the terms of each series of debt securities, including, if applicable:

•	the title of such debt securities and the series in which such debt securities shall be included;

•	any limit upon the aggregate principal amount of debt securities of such title or such series which may be authenticated and delivered under the base indenture;

•	if such debt securities are to be issuable as registered securities, bearer securities or both, and whether the bearer securities are to be issuable with coupons, without coupons or both, and any restrictions applicable to the offer, sale or delivery of the bearer securities and the terms, if any, upon which bearer securities may be exchanged for registered securities and vice versa;

•	if any of such debt securities are to be issuable in global form, when any of such debt securities are to be issuable in global form and (i) whether such debt securities are to be issued in temporary or permanent global form or both, (ii) whether beneficial owners of interests in any such global security may exchange such interests for securities of the same series and of like tenor and of any authorized form and denomination, and the circumstances under which any such exchanges may occur, and (iii) the name of the depository with respect to any global security;

•	if any of such debt securities are to be issuable as bearer securities or in global form, the date as of which any such bearer security or global security shall be dated (if other than the date of original issuance of the first of such debt securities to be issued);

•	if any of such debt securities are to be issuable as bearer securities, whether interest in respect of any portion of a temporary bearer security in global form payable in respect of an interest payment date therefor prior to the exchange, if any, of such temporary bearer security for definitive securities shall be paid to any clearing organization with respect to the portion of such temporary bearer security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on such interest payment date;

•	the date or dates, or the method or methods, if any, by which such date or dates shall be determined, on which the principal and premium, if any, of such debt securities is payable;

•

the rate or rates at which such debt securities shall bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest shall accrue or the method or methods, if any, by which such date or dates are to be determined, the interest payment dates, if any, on which such interest shall be payable and the regular record date, if any, for the interest payable on registered securities on any interest payment date, whether and under what circumstances additional amounts on such debt securities or any of them shall be payable, the notice, if any, to holders regarding the determination of interest on a floating rate debt security and the manner of giving such notice, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	if in addition to or other than the Borough of Manhattan, The City of New York, the place or places where the principal of, any premium and interest on or any additional amounts with respect to such debt securities shall be payable, any of such debt securities that are registered securities may be surrendered for registration of transfer or exchange, any of such debt securities may be surrendered for conversion or exchange and notices or demands to or upon us in respect of such debt securities and the base indenture may be served, the extent to which, or the manner in which, any interest payment or additional amounts on a global security on an interest payment date, will be paid and the manner in which any principal of or premium, if any, on any global security will be paid;

•	whether any of such debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such securities may be redeemed, in whole or in part, at our option,

•	whether we are obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such securities so redeemed or purchased;

•	the denominations in which any of such debt securities that are registered securities shall be issuable if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any of such debt securities that are bearer securities shall be issuable if other than the denomination of $5,000;

•	whether the debt securities of such series will be convertible into shares of our common stock and/or exchangeable for other securities, cash or other property, and if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable, and any other provisions permitting or facilitating the issuance of such convertible or exchangeable debt securities or the administration thereof;

•	if other than the principal amount thereof, the portion of the principal amount of any of such debt securities that shall be payable upon declaration of acceleration of the maturity thereof or the method by which such portion is to be determined;

•	if other than U.S. dollars, the foreign currency in which payment of the principal of, any premium or interest on or any additional amounts with respect to any of such debt securities shall be payable;

•	if the principal of, any premium or interest on or any additional amounts with respect to any of such debt securities are to be payable, at our election or the election of a holder thereof or otherwise, in U.S. dollars or in a foreign currency other than that in which such debt securities are stated to be payable, the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency in which such debt securities are stated to be payable and the currency in which such debt securities or any of them are to be paid pursuant to such election, and any other terms providing for or facilitating the issuance of debt securities denominated or payable, at our election or the election of a holder thereof or otherwise, in a foreign currency;

•	whether the amount of payments of principal of, any premium or interest on or any additional amounts with respect to such debt securities may be determined with reference to an index, formula or other method or methods (which index, formula or method or methods may be based without limitation, on one or more currencies, commodities, equity indices or other indices), and, if so, the terms and conditions upon which and the manner in which such amounts shall be determined and paid or be payable;

•	any events of default or covenants of the Company with respect to any of such debt securities;

•	any provisions relating to covenant defeasance and, if the debt securities of such series are subject to repurchase or repayment at the option of the holders thereof, whether our obligation to repurchase or repay such debt securities will be subject to defeasance or covenant defeasance, and any provisions relating to satisfaction and discharge in respect of the debt securities of such series;

•	whether any of such debt securities are to be issuable upon the exercise of warrants, and the time, manner and place for such debt securities to be authenticated and delivered;

•	if any of such debt securities are to be issuable in global form and are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary security) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and terms of such certificates, documents or conditions;

•	if there is more than one trustee, the identity of the trustee and, if not the trustee, the identity of each security registrar, paying agent or authenticating agent with respect to such debt securities; and

•	any other terms of such debt securities.

We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

This prospectus is part of a registration statement that provides that we may issue senior debt securities from time to time in one or more series under the base indenture, in each case with the same or various maturities, at par or at a discount. Unless otherwise indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the base indenture.

PLAN OF DISTRIBUTION

General

We may offer and sell securities in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.

A prospectus supplement relating to a particular offering of securities may include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	other information related to the distribution of the securities.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriting Compensation

We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of securities, underwriters may receive compensation from us or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If we use an underwriter or underwriters in the sale of particular securities, we will execute an underwriting agreement with those underwriters at the time of sale of those securities. The names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of securities, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act. Any discounts or commissions that they receive from us and any profit that they receive on the resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from us.

Indemnification

We may enter agreements under which underwriters and agents who participate in the distribution of securities may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Related Transactions

Various of the underwriters who participate in the distribution of securities, and their affiliates, may perform various commercial banking, investment banking and other services for us from time to time.

Delayed Delivery Contracts

We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

VALIDITY OF NOTES

In connection with particular offerings of the securities, and if stated in the applicable prospectus supplement, some legal matters relating to the validity of the securities will be passed upon by Mijares, Angoitia, Cortés y Fuentes, S.C., Mexico City, Mexico and Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, our Mexican and U.S. counsel, respectively. With respect to matters of Mexican law, Fried, Frank, Harris, Shriver & Jacobson LLP may rely upon the opinion of Mijares, Angoitia, Cortés y Fuentes, S.C.

Ricardo Maldonado Yáñez, Secretary of the Board and Secretary of the Executive Committee of the Company, is an active partner of Mijares, Angoitia, Cortés y Fuentes, S.C.

EXPERTS

The consolidated financial statements of Grupo Televisa, S.A.B. as of December 31, 2012, 2011 and January 1, 2011, and for the years ended December 31, 2012 and 2011, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the annual report on Form 20-F for the year ended December 31, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers, S.C., an independent registered public accounting firm, given on the authority of said firm as an expert in auditing and accounting.

GRUPO TELEVISA, S.A.B.

Av. Vasco de Quiroga No. 2000

Colonia Santa Fe

01210 México, D.F., México

TRUSTEE, REGISTRAR,

PAYING AGENT

AND TRANSFER AGENT

The Bank of New York Mellon

101 Barclay Street, Floor 7E

New York, New York 10286

Attn: Corporate Trust Dept.

U.S.A.

LUXEMBOURG PAYING AGENT,

LUXEMBOURG TRANSFER AGENT AND

LUXEMBOURG LISTING AGENT

The Bank of New York Mellon (Luxembourg) S.A.

Vertigo Building

Polaris, 2-4 rue Eugène Ruppert

L-2453 Luxembourg

LEGAL ADVISORS TO GRUPO TELEVISA, S.A.B.

As to United States Law:	As to Mexican Law:
Fried, Frank, Harris, Shriver & Jacobson LLP	Mijares, Angoitia, Cortés y Fuentes, S.C.
One New York Plaza	Javier Barros Sierra 540, 4to piso
New York, New York 10004	Colonia Santa Fe
U.S.A.	01210 México, D.F., México

LEGAL ADVISORS TO THE UNDERWRITERS

As to United States Law:	As to Mexican Law:
Paul Hastings LLP 75 East 55th Street New York, New York 10022 U.S.A.	Ritch, Mueller, Heather y Nicolau, S.C. Torre Virreyes Av. Pedregal 24, Piso 10 Molino del Rey 11040, México, D.F., México